Filed Pursuant to Rule 424(B)(3)
Registration Statement No. 333-140289
THE BANK OF VENICE
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Shareholders of The Bank of Venice:
     The Bank of Venice’s board of directors has unanimously approved a merger transaction in which The Bank of Venice will be acquired by TIB Financial Corp. Bank of Venice’s board of directors believes that this transaction provides Bank of Venice with growth and strategic opportunities that would not have been available to Bank of Venice on a stand-alone basis. In addition, it provides Bank of Venice’s shareholders the opportunity to participate as shareholders in a rapidly growing banking organization. In this proxy statement/prospectus, TIB Financial Corp. is referred to as TIB Financial, and The Bank of Venice is referred to as Bank of Venice.
     In the merger, shares of Bank of Venice common stock will be converted into shares of TIB Financial common stock, or a combination of TIB Financial shares and cash, having a value equal to approximately $18.00 per Bank of Venice share. The number of shares of TIB Financial common stock that will be issued for each share of Bank of Venice will depend upon the average price of TIB Financial common stock over a ten day measuring period ending shortly before the closing of the merger. If this average price is greater than $16.50 and less than $18.50, you will receive the number of shares of TIB Financial common stock determined by dividing $18.00 by the average price of the TIB Financial shares. If such average price is $18.50 or greater, however, you will receive a minimum of 0.9730 shares of TIB Financial common stock for each Bank of Venice share, and if the average price is equal to or less than $16.50, you will receive a maximum of 1.0909 shares of TIB Financial common stock for each Bank of Venice share. Please note that each Bank of Venice shareholder may elect to receive cash in lieu of TIB Financial stock, in the amount of $18.00 for each Bank of Venice share, for up to 10% of the Bank of Venice shares owned by such shareholder. Each Bank of Venice shareholder also will be entitled to receive a cash payment equal to such share person’s proportionate share of Bank of Venice’s net income from July 1, 2006 until the end of the calendar month prior to the closing of the merger. For a description of the calculation of the stock and cash consideration issuable in the merger, see the enclosed proxy statement/prospectus. Shares of TIB Financial common stock are quoted on the NASDAQ Stock Market under the symbol “TIBB.”
     In order to complete the merger, Bank of Venice needs the approval of its shareholders. This document is being furnished to you in connection with the solicitation of proxies by Bank of Venice’s board of directors for use at a special meeting of the Bank of Venice shareholders to be held at the Mission Valley Country Club, 1851 Mission Valley Boulevard, Laurel, Florida 34272, at 9:30 a.m. on March 26, 2007, at which you will be asked to consider and vote upon the merger agreement.
     The board of directors of Bank of Venice believes that the merger is in the best interest of the Bank of Venice shareholders and encourages you to vote “FOR” approval of the merger agreement. Bank of Venice has received from its own financial advisor an opinion to its board of directors that the consideration to be received by the shareholders of Bank of Venice under the merger agreement is fair from a financial point of view.

     This proxy statement-prospectus provides you with detailed information about the merger. You can also get information about TIB Financial from documents TIB Financial has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. In particular, please see the section titled “Risk Factors” beginning on page 15.

Sincerely,

David F. Voigt
Chairman and Chief Executive Officer
The Bank of Venice
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any other parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.
     The date of this proxy statement/prospectus is February 20, 2007, and it is being mailed or otherwise delivered to shareholders on or about February 23, 2007.

THE BANK OF VENICE
240 Nokomis Avenue South
Venice, Florida 34285
(941) 485-3699
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 26, 2007
     NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of The Bank of Venice (the “Bank”) will be held at the Mission Valley Country Club, 1851 Mission Valley Boulevard, Laurel, Florida 34272 on Monday, March 26, 2007, at 9:30 a.m. local time, for the following purposes:
     1. Approve Plan of Merger and Merger Agreement. To consider and vote upon a proposal to approve the Plan of Merger and Merger Agreement (the “Agreement”) by and between the Bank and TIB Financial Corp. and the transactions contemplated by the Agreement. These transactions include the issuance of TIB Financial Corp. common stock and the payment of cash consideration to Bank shareholders. You will find a copy of the Agreement in Appendix A to this document.
     2. Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.
     Only shareholders of record at the close of business on February 20, 2007 are entitled to notice of, and to vote at, the Special Meeting.
     A dissenting shareholder will be entitled to payment in cash of the value of only those shares held by the shareholder (a) which at the Special Meeting are voted against the approval of the Agreement; or (b) with respect to which the shareholder has given written notice to the Bank at or prior to the Special Meeting that the shareholder dissents from the Agreement.
     Your attention is directed to the attached Proxy Statement.
     Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.
Your Board of Directors unanimously recommends that you vote FOR approval of the Agreement.

By Order of the Board of Directors

Venice, Florida	David F. Voigt
February 20, 2007	Chairman and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF BANK COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.

     We have not been authorized to give any information or make any representation about the merger or Bank of Venice or TIB Financial that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.
REFERENCES TO ADDITIONAL INFORMATION
     This proxy statement/prospectus incorporates important business and financial information about TIB Financial that is not included or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents relating to TIB Financial that are incorporated by reference in this document through the Securities and Exchange Commission website at “http://www.sec.gov” or by requesting them in writing or by telephone from: TIB Financial Corp., 599 9th Street North, Naples, Florida 34102, (239) 263-3344. If you would

-ii-

like to request documents, you must do so by March 16, 2007 to receive them before Bank of Venice’s special shareholders’ meeting. Instructions regarding how to obtain this information are contained on pages 79 and 80 under the caption “WHERE YOU CAN FIND MORE INFORMATION.”

-iii-

QUESTIONS AND ANSWERS ABOUT THE TIB FINANCIAL/BANK OF VENICE MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the merger agreement entered into between TIB Financial and Bank of Venice and the merger contemplated by the merger agreement. In the merger, Bank of Venice will be acquired by merging with a successor bank to be formed as a wholly-owned subsidiary of TIB Financial. After the merger is completed, Bank of Venice operations will continue to be conducted by it, as a wholly owned subsidiary of TIB Financial.

Q:	What will I receive in the merger ?

A:	If the merger is completed, outstanding shares of Bank of Venice common stock will be converted into shares of TIB Financial common stock in accordance with the Exchange Ratio described below. The number of shares of TIB Financial common stock that will be issued for each share of Bank of Venice common stock will depend upon the average closing price of the TIB Financial stock over a measuring period of ten consecutive trading days ending shortly before the closing of the merger (the “Designated Price”). However, in lieu of receiving TIB Financial shares, each Bank of Venice shareholder may elect to receive cash in the amount of $18.00 per share for up to 10% of such person’s Bank of Venice shares.

If the Designated Price is greater than $16.50 and less than $18.50, you will receive the number of shares of TIB Financial common stock determined by dividing $18.00 by the Designated Price. If the Designated Price is $18.50 or greater, however, you will receive a minimum of 0.9730 shares of TIB Financial common stock for each share of Bank of Venice common stock, and if the Designated Price is equal to or less than $16.50, you will receive a maximum of 1.0909 shares of TIB Financial common stock for each Bank of Venice share. In this proxy statement/prospectus, we refer to the number of shares of TIB Financial common stock that are issuable for each share of Bank of Venice common stock as the “Exchange Ratio.”

TIB Financial will not issue fractional shares. Instead Bank of Venice shareholders will receive a cash payment for any fractional share based upon the Designated Price.

Each Bank of Venice shareholder also will be entitled to receive a cash payment equal to such person’s proportionate share of the Bank’s net income from July 1, 2006 until the end of the calendar month prior to the closing of the merger.

Q:	What will happen to Bank of Venice following the merger?

A:	Immediately following the merger, Bank of Venice will become a wholly-owned subsidiary of TIB Financial and will continue operating under the name The Bank of Venice.

Q:	Does the Bank of Venice Board support the merger?

A:	Yes. The Bank of Venice Board of Directors has unanimously determined that the merger is fair to, and in the best interest of, the Bank of Venice shareholders, and the Board recommends that shareholders vote for approval and adoption of the merger agreement. The directors have also agreed to vote for the approval of the merger agreement.

Q:	When and where is the special meeting of shareholders?

A:	The Bank of Venice special meeting will take place on March 26, 2007, at 9:30 a.m., local time, at the Mission Valley Country Club, 1851 Mission Valley Boulevard, Laurel, Florida 34272.

Q:	Who can vote at the special meeting of shareholders?

A:	You can vote at the special meeting if you own shares of Bank of Venice common stock at the close of business on February 20, 2007. As of the close of business on that date, approximately 885,414 shares of Bank of Venice common stock were outstanding.

Q:	What vote is required to approve and adopt the merger agreement?

A:	Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Bank of Venice common stock outstanding on the record date. Shareholders will have one vote for each share of Bank of Venice common stock owned by them.

Q:	What do I need to do now?

A:	Just indicate on your proxy card how you want to vote. Sign and return the proxy card in the enclosed prepaid return envelope marked “Proxy” as soon as possible, so that your shares may be represented and voted at the special meeting to be held on March 26, 2007.

Send in the election form that you will receive in a separate mailing. You will be receiving an election form in a separate mailing. Follow the instructions for making the election as to the percentage (which may not exceed 10%) of the shares of Bank of Venice common stock owned by you with respect to which you elect to receive a cash payment of $18.00 per share in lieu of shares of TIB Financial common stock. The instructions for making the election are described on pages 27 and 28 of this document and on the election form that you will receive in the separate mailing. Please return this election form to Bank of Venice on or before April 9, 2007.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker how to vote your shares in accordance with the directions provided by your broker.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Secretary of Bank of Venice, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q	Should I send in my Bank of Venice stock certificates now?

A:	No. After the merger is completed, TIB Financial will send you written instructions explaining how you should exchange your Bank of Venice stock certificates.

Q	When do you expect the merger to be completed?

A:	We expect the merger to be completed during the first or second quarter of 2007. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Bank of Venice must approve the merger agreement and we must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q:	Can I exercise dissenters’ rights in connection with the merger?

A:	Bank of Venice shareholders are entitled to exercise dissenters’ rights in connection with the merger. To exercise your dissenters’ rights, you must comply with the procedures described on page 55 of this proxy statement/prospectus.

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:	Bank of Venice shareholders should contact David F. Voigt or Mack R. Wilcox, Jr., at The Bank of Venice, 240 Nokomis Avenue South, Venice, Florida 34285, telephone (941) 485-3699.

SUMMARY
     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on page 79 on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Bank of Venice and TIB Financial encourage you to read the merger agreement because it is the legal document that governs the merger.
Information regarding TIB Financial and Bank of Venice
TIB Financial Corp.
599 9th Street North
Naples, Florida 34102
(239) 263-3344
     TIB Financial is a Florida based bank holding company. TIB Financial currently conducts its activities through its subsidiary bank, TIB Bank, which is based in Naples, Florida. As of September 30, 2006, TIB Financial had total consolidated assets of about $1.2 billion, total consolidated loans of about $1.0 billion, total consolidated deposits of about $972 million, and total consolidated shareholders’ equity of about $83.9 million. For additional information regarding TIB Financial, see “Certain Information Concerning TIB Financial” and “Where You Can Find More Information.”
The Bank of Venice
240 Nokomis Avenue South
Venice, Florida 34285
(941) 485-3699
     Bank of Venice is a Florida state bank which commenced operations in January 2003. Bank of Venice operates its principal office and a branch office, each in Venice, Florida. At September 30, 2006, Bank of Venice had total assets of about $67.9 million, total deposits of about $54.2 million, total loans of about $57.2 million and total shareholders’ equity of about $8.5 million. For additional information regarding The Bank of Venice, see “Business of Bank of Venice.”
TIB Financial will own Bank of Venice (see page 26)
     Bank of Venice will be acquired by TIB Financial. Bank of Venice thus will become a wholly-owned subsidiary of TIB Financial.

Bank of Venice management will continue following the merger (see page 42).
     Following the merger, the directors and officers of Bank of Venice will consist of those persons who were serving in that capacity as of the merger. In addition, Edward V. Lett (the President and Chief Executive Officer of TIB Financial and TIB Bank) will become a director of Bank of Venice. Also, the directors of TIB Financial after the merger will consist of its current directors plus David F. Voigt (the Chairman and Chief Executive Officer of Bank of Venice).
What will I receive for Bank of Venice common stock?
     If the merger is completed, outstanding shares of Bank of Venice common stock will be converted into shares of TIB Financial common stock in accordance with the Exchange Ratio described below. The number of shares of TIB Financial common stock that will be issued for each share of Bank of Venice common stock will depend upon the average closing price of the TIB Financial stock over a measuring period of ten consecutive trading days ending shortly before the closing of the merger (the “Designated Price”). However, in lieu of receiving TIB Financial shares, each Bank of Venice shareholder may elect to receive cash in the amount of $18.00 per share for up to 10% of such person’s Bank of Venice shares.
     If the Designated Price is greater than $16.50 and less than $18.50, you will receive the number of shares of TIB Financial common stock determined by dividing $18.00 by the Designated Price (the “Exchange Ratio”). If the Designated Price is $18.50 or greater, however, you will receive a minimum of 0.9730 shares of TIB Financial common stock for each share of Bank of Venice common stock, and if the Designated Price is equal to or less than $16.50, you will receive a maximum of 1.0909 shares of TIB Financial common stock for each Bank of Venice share. In the case of fractional shares, you will receive cash instead of a fractional share based upon the Designated Price.
     Each Bank of Venice shareholder also will be entitled to receive such person’s proportionate share of any net income of the Bank from July 1, 2006 until the end of the calendar month prior to the closing of the merger.
Share information and market prices of TIB Financial common stock
     TIB Financial common stock is traded on the NASDAQ National Market System. For additional information regarding the market prices of TIB Financial common stock, see pages 54 and 55.
     Generally, with the exception of cash received, the merger will be a tax-free transaction for Bank of Venice shareholders (see pages 39 to 42)
     TIB Financial expects that you will not recognize any gain or loss in the merger for United States federal income tax purposes, except in connection with (i) the $18.00 per share cash amount, if any, that you may elect to receive in lieu of TIB Financial common stock, (ii) the cash that you receive in lieu of any fractional share of TIB Financial common stock that you would otherwise be entitled to receive, (iii) the cash payment representing your proportional share of the Bank of Venice net income from July 1, 2006 through the end of the calendar month preceding the closing of the merger, or (iv) as a result of the exercise of your dissenters’ rights. Your holding period for the TIB Financial common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of TIB Financial common stock, generally will include your holding period for the Bank of Venice common stock exchanged in the merger.
Bank of Venice and TIB Financial have received an opinion that the federal income tax treatment will be as described in this document (see pages 39 to 42)
     Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on variables not within TIB Financial’s control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences for you.
The Bank of Venice board unanimously recommends that its shareholders approve the merger agreement (see pages 32 and 33)
     The Bank of Venice board believes that the merger is in the best interests of the Bank’s shareholders’ and has unanimously approved the merger agreement. The board of directors recommends that shareholders vote “FOR” approval of the merger agreement. The directors of Bank of Venice have indicated that they intend to vote for the approval of the merger agreement.
Bank of Venice’s financial advisor says the consideration to be received by Bank of Venice shareholders under the merger agreement, is fair to its shareholders from a financial perspective (see pages 33 to 39)
     Allen C. Ewing & Co., the financial advisor to Bank of Venice in connection with the merger, has delivered an opinion to the Bank of Venice board that the consideration to be received by Bank of Venice shareholders under the merger agreement is fair from a financial perspective. A copy of Allen C. Ewing & Co.’s opinion is attached to this proxy statement/prospectus as Appendix B. You should read the opinion in full to understand the assumptions made, matters considered and the limitations of the review undertaken by financial advisors in providing this opinion.
     Allen C. Ewing & Co. will receive fees of approximately $55,000 for its services as financial advisor to Bank of Venice in connection with the merger.
Special meeting to be held on March 26, 2007 (see pages 23 to 25)
     The special meeting of Bank of Venice shareholders will be held at 9:30 a.m. on March 26, 2007. The special meeting will be held at the Mission Valley Country Club, 1851 Mission Valley Boulevard, Laurel, Florida 34272. At the special meeting, you will be asked to consider and vote on the merger agreement which provides for the acquisition of Bank of Venice by TIB Financial.

Record date set at February 20, 2007; Majority vote of outstanding shares is required to approve merger (see pages 23 to 25)
     You can vote at the special meeting if you owned Bank of Venice common stock at the close of business on February 20, 2007. As of that date, there were 885,414 shares of Bank of Venice common stock outstanding and entitled to be voted at the Bank of Venice special meeting. The affirmative vote of the holders of a majority of the votes entitled to be cast on the merger agreement is required for approval of the Bank of Venice shareholders. The directors of Bank of Venice beneficially owned, as of the record date, and are entitled to vote approximately 241,751 of the outstanding shares of Bank of Venice common stock, which represents approximately 27.3% of the outstanding shares of Bank of Venice common stock. The directors and executive officers of TIB Financial do not own any of the outstanding shares of Bank of Venice common stock. The Bank of Venice directors have agreed that they will vote their shares for approval of the merger agreement.
Bank of Venice’s stock options will be assumed (see page 29)
     At the effective time of the merger, TIB Financial will assume each outstanding option to purchase shares of Bank of Venice common stock. These options will become the right to purchase a number of shares of TIB Financial common stock equal to the number of shares of Bank of Venice common stock that were subject to the option multiplied by the Exchange Ratio. The exercise price of the Bank of Venice options following the merger will be equal to the current exercise price divided by the Exchange Ratio. The other terms and conditions of the options will remain the same. As of the date of this proxy statement/prospectus, Bank of Venice had issued options covering 81,882 shares of its common stock.
Dissenters’ rights (see pages 53 and 54)
     Under Florida law, if you vote against the merger agreement or you give written notice to the Bank of Venice prior to the special meeting that you dissent from the merger agreement, you may demand a cash payment for the value of your shares of Bank of Venice common stock. To exercise these rights, you must comply with all procedural requirements of the Florida Banking Code, the relevant sections of which are attached as Appendix C to this proxy statement/prospectus.
TIB Financial will use purchase accounting treatment (see page 52)
     TIB Financial will account for the merger as a purchase for financial reporting purposes.
Certain persons have interests in the merger (see pages 42 and 43)
     Some of the directors and officers of Bank of Venice and TIB Financial have interests in the merger that are different from, or in addition to, their interests as shareholders, as follows:

•	TIB Financial has agreed that it will indemnify the directors and officers of Bank of Venice against all liability arising out of actions or omissions occurring on or prior to the effective date of the merger to the extent authorized under the Bank of Venice’s articles of incorporation and bylaws, subject to the requirements and limitations of Florida law.

•	Certain of the directors, officers and employees of Bank of Venice hold stock options which entitle them to purchase, in the aggregate, up to 81,882 shares of Bank of Venice’s common stock. Under the terms of the merger agreement, these options will be assumed by TIB Financial and converted into options to acquire shares of TIB Financial’s common stock on the same basis as all other outstanding Bank of Venice stock.

•	Upon the consummation of the merger, the board of directors of TIB Financial will be expanded to add Mr. Voigt as a director and the board of directors of Bank of Venice will be expanded to add Mr. Lett as a director.

•	Following the merger, Messrs. Voigt and Mack R. Wilcox, Jr. (President of Bank of Venice) will enter into new employment agreements with Bank of Venice that provide for their continued employment by the Bank and for each of them to receive a severance payment of two times their then base salary at the time of any termination of employment. Messrs. Voigt and Wilcox currently have change in control agreements with Bank of Venice that would otherwise entitle them to receive this two times base salary payment upon the closing of the merger. They have agreed to defer any such payment and to receive it as a severance payment upon any termination of their employment.
     The board of Bank of Venice was aware of these interests and took them into account in approving the merger.
TIB Financial common stock issued in the merger will be freely transferable by non-affiliates (see page 52)
     TIB Financial common stock issued in the merger will be freely transferable by you unless you are deemed to be an “affiliate” of Bank of Venice under applicable federal securities laws. Generally, “affiliates” include directors, certain executive officers and shareholders who own more than 10% of the Bank’s outstanding shares.
Conditions that must be satisfied for the merger to occur (see pages 46 to 49)
     Completion of the merger is subject to various conditions which include:
•	approval and adoption of the merger agreement by Bank of Venice shareholders.

•	receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger.

•	other customary contractual conditions set forth in the merger agreement.
Regulatory approvals TIB Financial must obtain for the merger (see pages 51 and 52)
     TIB Financial cannot complete the merger unless it is approved by The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the State of Florida Office of Financial Regulation. TIB Financial has filed applications with these agencies. TIB Financial cannot be certain that it will obtain the approval from these agencies. However, TIB Financial does not know of any reason why it should not obtain these approvals in a timely manner.
Termination of the merger agreement (see pages 50 and 51)
     Bank of Venice and TIB Financial can mutually agree at any time to abandon the merger and terminate the merger agreement, even if Bank of Venice shareholders have approved it. Also, the board of either Bank of Venice or TIB Financial can decide, without the consent of the other, to abandon the merger if any of the following occur:
•	the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach within 30 days.

•	the merger has not been completed by June 30, 2007.

•	the merger is not approved by Bank of Venice shareholders.

•	approval of the merger is not received from the bank regulatory agencies.

•	a material adverse change to the business of either Bank of Venice or TIB Financial occurs.
     Generally, the entity seeking to terminate the merger agreement cannot itself be in violation of the merger agreement so as to allow the other party to terminate the agreement.
     Bank of Venice can terminate the merger if the Designated Price of TIB Financial common stock is less than $15.00, and TIB Financial can terminate the merger if the Designated Price of TIB Financial common stock is greater than $20.00. However, TIB Financial may not terminate the merger if the Designated Price of its common stock is greater than $20.00 and TIB Financial has entered into an agreement or made any public announcements with respect to a proposed transaction (1) in which TIB Financial would not be the surviving entity, (2) as a result of which any person or group would become the owner of 50% or more of the outstanding shares of TIB Financial common stock, or (3) in connection with which TIB Financial common stock would be converted into cash or some other security.

     Bank of Venice may terminate the merger agreement in certain circumstances if it decides to enter into a superior acquisition proposal with another potential business combination partner. TIB Financial may terminate the merger agreement if (1) the Board of Directors of Bank of Venice withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the merger, (2) the Board of Directors of Bank of Venice recommends approval of another acquisition proposal to its shareholders, (3) the Board of Directors of Bank of Venice fails to call the special meeting of shareholders, or (4) any person or entity becomes the beneficial owner of 50% or more of the outstanding shares of Bank of Venice common stock. In any such event, Bank of Venice has agreed to pay TIB Financial a termination fee of $800,000.
     TIB Financial also can terminate the merger agreement if holders of more than 10% of the outstanding Bank of Venice shares have properly asserted dissenters’ rights under Florida law.
Market Prices
     The following table sets forth (1) the market value of TIB Financial common stock, (2) the market value of Bank of Venice common stock and (3) the price to be paid for each share of Bank of Venice common stock on an equivalent per share basis determined as if the completion of the merger occurred on (A) November 10, 2006, the business day immediately preceding the announcement of the execution of the merger agreement and (B) February 15, 2007, the last day for which such information could be calculated prior to the printing and mailing of this proxy statement/prospectus:

	TIB Financial	Bank of Venice	Equivalent Price Per Share
	Common Stock (1)	Common Stock (2)	of Bank of Venice (3)
November 10, 2006	$17.54	N/A	$18.00
February 15, 2007	$16.69		$18.00

(1)	Determined on a historical basis with reference to the last sales price as reported on the NASDAQ Stock Market for each particular date.

(2)	There is no established public trading market for the Bank of Venice common stock on which a historical market value could be based.

(3)	Determined on an equivalent price per share basis by multiplying the TIB Financial market value on each particular date by the Exchange Ratio of 1.0262 and 1.0785 as of November 10, 2006 and as of February 15, 2007, respectively.
Selected Financial Data of TIB Financial
     The table below presents selected historical financial data for TIB Financial and ratios on an historical basis for TIB Financial. This information is based on the consolidated financial statements of TIB Financial that it has presented in its filings with the Securities and Exchange Commission and should be read in conjunction with the information in such consolidated financial statements. This data should be read in conjunction with the audited and unaudited consolidated financial statements of TIB Financial, including the notes to the financial statements, incorporated by reference in this proxy statement/prospectus.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
(Amounts in thousands, except ratios and per share data)
Balance Sheet Data

	As of September 30,		As of December 31,
	2006	2005	2005	2004	2003	2002	2001

Total assets	$1,257,480	$1,053,894	$1,076,070	$829,325	$669,298	$567,149	$494,111
Investment securities	126,577	94,548	97,464	77,807	52,557	54,268	52,354
Gross loans	1,037,732	826,283	882,372	653,521	538,598	441,743	379,104
Allowance for loan losses	8,790	7,153	7,546	6,243	5,216	4,272	3,675
Deposits	972,066	913,345	920,424	687,859	553,813	482,683	415,736
Shareholders’ equity	83,961	72,011	77,524	68,114	41,246	33,506	28,672
Income Statement Data

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001

Interest and dividend income	$61,994	$42,074	$59,434	$40,916	$34,606	$31,316	$33,717
Interest expense	26,703	13,730	20,304	10,730	9,839	10,329	15,797

Net interest income	35,291	28,344	39,130	30,186	24,767	20,987	17,920
Provision for loan losses	2,206	1,764	2,413	2,455	1,586	791	1,005

Net interest income after provision for loan losses	33,085	26,580	36,717	27,731	23,181	20,196	16,915
Non-interest income	4,622	4,869	6,258	6,306	7,084	6,041	5,988
Non-interest expense	(26,325)	(23,275)	(31,856)	(27,057)	(23,541)	(20,011)	(17,468)
Income tax expense	(4,253)	(2,880)	(3,927)	(2,337)	(2,324)	(2,098)	(1,847)

Income from continuing Operations	7,129	5,294	7,192	4,643	4,400	4,128	3,588
Income from discontinued operations, net of taxes	182	491	4,632	555	702	607	306

Net income	$7,311	$5,785	$11,824	$5,198	$5,102	$4,735	$3,894

Per Share Data

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001

Book value per share*	$7.17	$6.25	$6.69	$6.00	$4.65	$4.15	$3.63

Basic earnings per share from continuing operations	$0.61	$0.47	$0.63	$0.44	$0.52	$0.52	$0.46
Basic earnings per share from discontinued operations	0.02	0.04	0.41	0.05	0.08	0.07	0.04

Basic earnings per share	$0.63	$0.51	$1.04	$0.49	$0.60	$0.59	$0.50

*	Calculation includes unvested shares of restricted stock issued during 2005.

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001

Diluted earnings per share from continuing operations	$0.60	$0.45	$0.61	$0.42	$0.50	$0.50	$0.44
Diluted earnings per share from discontinued operations	0.02	0.04	0.39	0.05	0.08	0.07	0.04

Diluted earnings per share	$0.62	$0.49	$1.00	$0.47	$0.58	$0.57	$0.48

Basic weighted average common equivalent shares outstanding	11,590,149	11,407,814	11,423,948	10,619,720	8,514,448	7,985,550	7,847,526
Diluted weighted average common equivalent shares outstanding	11,864,129	11,781,244	11,800,892	10,959,392	8,871,722	8,289,710	8,193,534
Dividends declared per share	$0.1765	$0.1725	$0.23125	$0.22625	$0.22125	$0.21625	$0.215
Performance Ratios

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001

Return on average assets**	0.80%	0.75%	0.74%	0.63%	0.71%	0.77%	0.75%
Return on average equity**	11.87%	10.17%	10.19%	7.83%	11.69%	13.26%	13.03%
Average equity/average assets	6.76%	7.37%	7.26%	8.01%	6.05%	5.82%	5.79%
Net interest margin	4.28%	4.39%	4.38%	4.51%	4.43%	4.39%	4.22%
Allowance for loan losses/total Loans	0.85%	0.87%	0.86%	0.96%	0.97%	0.97%	0.97%
Non-performing assets/total Assets	0.48%	0.41%	0.46%	0.60%	0.55%	0.65%	0.90%
Non-performing loans/gross Loans	0.16%	0.06%	0.11%	0.11%	0.07%	0.12%	0.42%
Allowance for loan losses/non-performing loans	517%	1,344.5%	789.33%	886.79%	1,336.33%	783.19%	231.07%
Non-interest expense/tax equivalent net interest income and non-interest income from continuing operations	65.52%	69.58%	69.69%	73.48%	73.44%	73.62%	72.53%

**	The computation of return on average assets and return on average equity is based on net income from continuing operations.

     On February 7, 2007, TIB Financial issued a Form 8-K announcing its financial results for the fourth quarter and full year 2006. TIB Financial reported net income from continuing operations of $1.86 million for the quarter and $8.99 million for the full year. The table below presents selected unaudited consolidated financial data for the quarter and year ending December 31, 2006. Amounts are in thousands of dollars, except per share data.

	(unaudited)
	Quarter Ended December 31, 2006	Year Ended December 31, 2006
Total interest income	$23,240	$85,234
Total interest expense	(11,468)	(38,171)

Net interest income	11,772	47,063
Provision for loan losses	(1,285)	(3,491)

Net interest income after provision for loan losses	10,487	43,572
Non-interest income	1,653	6,275
Non-interest expense	(9,508)	(35,833)

Income before income taxes	2,632	14,014
Income taxes	(768)	(5,021)

Net income from continuing operations	1,864	8,993
Income from discontinued operations, net of tax	72	254

Net income	$1,936	$9,247

Basic earnings per share from continuing operations	$0.16	$0.78
Basic earnings per share from discontinued operations	0.01	0.02

Basic earnings per share	$0.17	$0.80

Diluted earnings per share from continuing operations	$0.16	$0.76
Diluted earnings per share from discontinued operations	—	0.02

Diluted earnings per share	$0.16	$0.78

Selected Financial Data of Bank of Venice
     The table on the following page presents selected historical financial data provided by Bank of Venice. Bank of Venice derived the historical financial data from its unaudited financial statements for nine months ended September 30, 2006 and 2005 and its audited financial statements for the years ended December 31, 2003 through 2005, inclusive.
Bank of Venice
(dollars in thousands, except per share data)

	As of/For
	Nine months ended
	September 30,		December 31,		From inception (January 13, 2003)
	2006	2005	2005	2004	through December 31, 2003
Total Assets	$68,033	$56,663	$56,817	$41,850	$24,044
Interest income	$2,826	$1,813	$2,614	$1,334	$584
Interest expense	$1,090	$458	$689	$323	$106
Net interest income	$1,736	$1,355	$1,925	$1,011	$478
Provision for loan losses	$175	$176	$251	$127	$170
Non-interest income	$92	$95	$120	$69	$75
Non-interest expense	$1,309	$949	$1,326	$1,140	$1,091
Net income (loss)	$344	$325	$468	$(186)	$(1,709)
Basic earnings (loss) per share	$0.39	$0.37	$0.53	$(0.21)	$(0.80)
Diluted earnings (loss) per share	$0.36	$0.34	$0.48	$(0.19)	$(0.73)
Comparative Per Share Data
     The following table shows information about TIB Financial’s and Bank of Venice’s net income per share, dividends per share and book value per share, and similar information reflecting the merger of TIB Financial and Bank of Venice and is referred to as “pro forma” information. In presenting the comparative pro forma information for certain time periods we assumed that TIB Financial and Bank of Venice had been merged throughout those periods.

     The information listed as “pro forma equivalent” was computed by multiplying the pro forma amounts by an assumed exchange ratio of 1.07849, based upon the closing price of TIB Financial common stock of $16.69 on February 15, 2007.
     The pro forma and pro forma equivalent information was calculated assuming that all Bank of Venice shareholders will receive 90% TIB Financial common stock, as provided for in the merger agreement.
     The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information we have set forth for the nine-month period ended September 30, 2006 is unaudited and does not indicate what the results will be for the full 2006 fiscal year.
     The information in the following table is based on the historical financial information of TIB Financial and Bank of Venice. See “WHERE YOU CAN FIND MORE INFORMATION” on page 79.

	As of / For the Nine	For the Year
	Months Ended	Ended December 31,
	September 30, 2006	2005
Earnings per common share – Continuing Operations
TIB Financial historical	$0.61	$0.63
Bank of Venice historical	0.39	0.53
Pro forma combined (1)	0.58	0.60
Bank of Venice pro forma equivalent (2)	0.63	0.65

Diluted
TIB Financial historical	0.60	0.61
Bank of Venice historical	0.36	0.48
Pro forma combined (1)	0.57	0.58
Bank of Venice pro forma equivalent (2)	0.61	0.63

Cash dividends declared
TIB Financial historical	0.17625	0.23125
Bank of Venice historical	N/A	N/A
Pro forma combined (3)	0.17625	0.23125
Bank of Venice pro forma equivalent (4)	0.19008	0.24940

Shareholders’ equity per common share (5)
TIB Financial historical	7.17	6.69
Bank of Venice historical	9.59	9.19
Pro forma combined (6)	7.86	7.43
Bank of Venice pro forma equivalent (2)	8.48	8.01

(1)	Represents the combined results of TIB Financial and Bank of Venice as if the merger had occurred at the beginning of the period and accounted for as a purchase. These pro forma adjustments assume that shareholders elect to receive the merger consideration in the proportion of 10% cash and 90% TIB Financial common stock, the maximum cash consideration provided for in the merger agreement. Additional assumptions include the application of a federal and state effective income tax rate of approximately 38% to the earnings of Bank of Venice upon consummation of the merger, termination of the Subchapter S election, the after tax amortization of the core deposit intangible of $77,000 and $103,000 along with other adjustments totaling approximately $12,000 and $15,000 net of tax for the nine months ended September 30, 2006 and for the year ended December 31, 2005, respectively.

(2)	Represents pro forma combined information multiplied by an assumed exchange ratio of 1.07849.

(3)	Same as historical since no change in dividend policy is expected as a result of the merger.

(4)	Represents historical dividends declared per share by TIB Financial multiplied by an assumed exchange ratio of 1.07849.

(5)	Based on an assumed exchange ratio of 1.07849 using the closing price of TIB Financial common stock on February 15, 2007 of $16.69.

(6)	Represents the combined book value per common share as if the merger had occurred at the end of the period.
RISK FACTORS
     In addition to the other information included in this proxy statement/prospectus, Bank of Venice shareholders should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meeting of shareholders.
Risks Related to TIB Financial’s Business
TIB Financial’s business strategy includes the continuation of significant growth plans, and its financial condition and results of operations could be negatively affected if it fails to grow or fail to manage its growth effectively
     TIB Financial intends to continue pursuing a significant growth strategy for its business. TIB Financial’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. TIB Financial cannot assure Bank of Venice shareholders that TIB Financial will be able to expand its market presence in its existing markets or successfully enter new markets or that any such expansion will not adversely affect its results of operations. Failure to manage its growth effectively could have a material adverse effect on its business, future prospects, financial condition or results of operations, and could adversely affect its ability to successfully implement its business strategy. Also, if TIB Financial’s growth occurs more slowly than anticipated or declines, its operating results could be materially adversely affected.
     TIB Financial’s ability to successfully grow will depend on a variety of factors including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in its market areas and its ability to manage its growth. While TIB Financial believes it has the management resources and internal systems in place to successfully manage its future growth, there can be no assurance growth opportunities will be available or growth will be successfully managed.

TIB Financial’s business is subject to the success of the local economies where it operates
     TIB Financial’s success significantly depends upon the growth in population, income levels, deposits and housing starts in its primary and secondary markets. If the communities in which TIB Financial operates do not grow or if prevailing economic conditions locally or nationally are unfavorable, TIB Financial’s business may not succeed. Adverse economic conditions in TIB Financial’s specific market area could reduce its growth rate, affect the ability of its customers to repay their loans to it and generally affect its financial condition and results of operations. TIB Financial is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, TIB Financial cannot give any assurance it will benefit from any market growth or favorable economic conditions in its primary market areas if they do occur.
     Any adverse market or economic conditions in the State of Florida may disproportionately increase the risk TIB Financial’s borrowers will be unable to make their loan payments. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. As of September 30, 2006, approximately 78% of TIB Financial’s loans held for investment were secured by real estate. Of this amount, approximately 69% were commercial real estate loans, 10% were residential real estate loans and 18% were construction and development loans. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in the State of Florida could adversely affect the value of TIB Financial’s assets, its revenues, results of operations and financial condition.
TIB Financial may face risks with respect to future expansion
     TIB Financial may acquire other financial institutions or parts of those institutions in the future and it may engage in additional de novo branch expansion. TIB Financial may also consider and enter into new lines of business or offer new products or services. TIB Financial also may receive future inquiries and have discussions with potential acquirors. Acquisitions and mergers involve a number of risks, including:
•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	TIB Financial’s ability to finance an acquisition and possible dilution to its existing shareholders;

•	the diversion of TIB Financial’s management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where it lacks experience;

•	the introduction of new products and services into TIB Financial’s business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on TIB Financial’s results of operations; and

•	the risk of loss of key employees and customers.
     TIB Financial may incur substantial costs to expand, and it can give no assurance such expansion will result in the levels of profits it seeks. There can be no assurance integration efforts for any future mergers or acquisitions will be successful. Also, TIB Financial may issue equity securities, including common stock and securities convertible into shares of its common stock in connection with future acquisitions, which could cause ownership and economic dilution to its shareholders. There is no assurance that, following any future mergers or acquisition, TIB Financial’s integration efforts will be successful or it, after giving effect to the acquisition, will achieve profits comparable to or better than its historical experience.
If the value of real estate in TIB Financial’s core Florida market were to decline materially, a significant portion of its loan portfolio could become under-collateralized, which could have a material adverse effect on it
     With most of TIB Financial’s loans concentrated in Southern Florida, a decline in local economic conditions could adversely affect the values of its real estate collateral. Additionally, the availability of property insurance, including windstorm and flood insurance, and the significant increases in the cost thereof in the Florida market may negatively affect borrowers’ abilities to repay existing loans and the abilities of potential borrowers to qualify for new loans. Consequently, a decline in local economic conditions may have a greater effect on TIB Financial’s earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.
     In addition to the financial strength and cash flow characteristics of the borrower in each case, TIB Financial’s subsidiary bank often secures loans with real estate collateral. At September 30, 2006, approximately 78% of the bank’s loans have real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If TIB Financial is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, its earnings and capital could be adversely affected.

An inadequate allowance for loan losses would reduce TIB Financial’s earnings
     The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb losses, or if the bank regulatory authorities require TIB Financial to increase the allowance for loan losses as a part of their examination process, its earnings and capital could be significantly and adversely affected.
The building of market share throughout TIB Financial’s de novo branching strategy could cause its expenses to increase faster than revenues
     TIB Financial intends to continue to build market share in Southwest Florida through its de novo branching strategy. TIB Financial opened one new branch during 2006. In addition, TIB Financial expects to open one to two additional branches during 2007 and 2008. There are considerable costs involved in opening branches and new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, TIB Financial’s new branches can be expected to negatively impact its earnings for some period of time until the branches reach certain economies of scale. TIB Financial’s expenses could be further increased if TIB Financial encounters delays in the opening of any of its new branches. Finally, TIB Financial has no assurance its new branches will be successful even after they have been established.
TIB Financial’s recent results may not be indicative of its future results
     TIB Financial may not be able to sustain its historical rate of growth or may not even be able to grow its business at all. In addition, TIB Financial’s recent and rapid growth may distort some of its historical financial ratios and statistics. In the future, TIB Financial may not have the benefit of several recently favorable factors, such as a generally stable interest rate environment, a strong residential mortgage market, or the ability to find suitable expansion opportunities. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit its ability to expand its market presence. If TIB Financial experiences a significant decrease in its historical rate of growth, its results of operations and financial condition may be adversely affected due to a high percentage of its operating costs being fixed expenses.

TIB Financial’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed
     TIB Financial is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. TIB Financial anticipates its capital resources will satisfy its capital requirements for the foreseeable future. TIB Financial may at some point, however, need to raise additional capital to support its continued growth.
     TIB Financial’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, TIB Financial cannot assure Bank of Venice shareholders of TIB Financial’s ability to raise additional capital if needed on terms acceptable to it. If TIB Financial cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired.
Increases in interest rates may negatively affect TIB Financial’s earnings and the value of its assets
     Changes in interest rates may affect TIB Financial’s level of interest income, the primary component of its gross revenue, as well as the level of its interest expense, TIB Financial’s largest recurring expenditure. In a period of rising interest rates, TIB Financial’s interest expense could increase in different amounts and at different rates while the interest that it earns on its assets may not change in the same amounts or at the same rates. Accordingly, increases in interest rates could decrease TIB Financial’s net interest income.
     Changes in the level of interest rates also may negatively affect TIB Financial’s ability to originate real estate loans, the value of its assets and its ability to realize gains from the sale of its assets, all of which ultimately affect TIB Financial’s earnings. A decline in the market value of TIB Financial’s assets may limit its ability to borrow additional funds or result in its lenders requiring additional collateral from it under its loan agreements. As a result, TIB Financial could be required to sell some of its loans and investments under adverse market conditions, upon terms that are not favorable to it, in order to maintain its liquidity. If those sales are made at prices lower than the amortized costs of the investments, TIB Financial will incur losses.
Competition from financial institutions and other financial service providers may adversely affect TIB Financial’s profitability
     The banking business is highly competitive and TIB Financial experiences competition in each of its markets from many other financial institutions. TIB Financial competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in TIB Financial’s primary market areas and elsewhere.

     TIB Financial competes with these institutions both in attracting deposits and in making loans. In addition, TIB Financial has to attract its customer base from other existing financial institutions and from new residents. Many of TIB Financial’s competitors are well-established, larger financial institutions. While TIB Financial believes it can and does successfully compete with these other financial institutions in its primary markets, TIB Financial may face a competitive disadvantage as a result of its smaller size, lack of geographic diversification and inability to spread its marketing costs across a broader market. Although TIB Financial competes by concentrating its marketing efforts in its primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, TIB Financial can give no assurance this strategy will be successful.
TIB Financial is subject to extensive regulation that could limit or restrict its activities
     TIB Financial operates in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. TIB Financial’s compliance with these regulations is costly and restricts certain of its activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. TIB Financial is also subject to capitalization guidelines established by its regulators, which require it to maintain adequate capital to support its growth.
     The laws and regulations applicable to the banking industry could change at any time, and TIB Financial cannot predict the effects of these changes on its business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, its cost of compliance could adversely affect its ability to operate profitably.
     The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq that are applicable to TIB Financial, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. As a result, TIB Financial may experience greater compliance costs.
TIB Financial’s directors and executive officers own a portion of TIB Financial’s common stock
     TIB Financial’s directors and executive officers, as a group, beneficially owned approximately 5% of TIB Financial’s outstanding common stock as of September 30, 2006. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to TIB Financial’s shareholders for approval, including the election of directors.
TIB Financial is dependent upon the services of its management team
     TIB Financial’s future success and profitability is substantially dependent upon the management and banking abilities of its senior executives. TIB Financial believes that its future results will also depend in part upon its attracting and retaining highly skilled and qualified management and sales and marketing personnel. Competition for such personnel is intense, and TIB Financial cannot assure Bank of Venice shareholders that TIB Financial will be successful in retaining such personnel. TIB Financial also cannot guarantee that members of its executive management team will remain with it. Changes in key personnel and their responsibilities may be disruptive to TIB Financial’s business and could have a material adverse effect on its business, financial condition and results of operations.
Risks Related to An Investment in TIB Financial’s Common Stock
Future capital needs could result in dilution of shareholder investment
     TIB Financial’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of TIB Financial’s common stock. New investors may also have rights, preferences and privileges senior to TIB Financial’s shareholders which may adversely impact its shareholders.
The trading volume in TIB Financial’s common stock has been low and the sale of substantial amounts of its common stock in the public market could depress the price of its common stock
     TIB Financial’s common stock is thinly traded. The average daily trading volume of its shares on The Nasdaq National Market during the first nine months of 2006 was approximately 9,300 shares. Thinly traded stock can be more volatile than stock trading in an active public market. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, TIB Financial’s shareholders may not be able to sell their shares at the volumes, prices, or times that they desire.
     TIB Financial cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. TIB Financial therefore can give no assurance sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.
TIB Financial’s ability to pay dividends is limited and it may be unable to pay future dividends
     TIB Financial’s ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of TIB Bank to pay dividends to TIB Financial is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to state banks that are regulated by the FDIC. If

TIB Financial does not satisfy these regulatory requirements, it will be unable to pay dividends on its common stock.
Holders of TIB Financial’s junior subordinated debentures have rights that are senior to those of its common stockholders
     TIB Financial has supported its continued growth through the issuance of trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. At September 30, 2006, TIB Financial had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $33 million. Payments of the principal and interest on the trust preferred securities of these special purpose trusts are conditionally guaranteed by it. Further, the accompanying junior subordinated debentures TIB Financial issued to the special purpose trusts are senior to TIB Financial’s shares of common stock. As a result, TIB Financial must make payments on the junior subordinated debentures before any dividends can be paid on its common stock and, in the event of TIB Financial’s bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on TIB Financial’s common stock. TIB Financial has the right to defer distributions on its junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on its common stock.
FORWARD-LOOKING STATEMENTS
     This proxy statement/prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future financial condition, results of operations and business of TIB Financial or Bank of Venice. These statements may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. When considering these forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this proxy statement/prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to TIB Financial’s public documents for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following possibilities:
•	post-merger costs or difficulties related to the combination of the businesses of TIB Financial and Bank of Venice are greater than expected.

•	retaining key personnel is more difficult than expected.

•	post-merger income is lower than expected.

•	competitive pressure among financial institutions increases significantly.

•	deposit attrition, customer loss, or revenue loss following the merger are larger than expected.

•	effects of changes in interest rates on interest margins, loan volumes and asset valuations.

•	general economic conditions or conditions in target markets are less favorable than expected.

•	legislation or regulatory changes adversely affect the businesses of TIB Financial or Bank of Venice.
     Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond TIB Financial’s ability to control or predict.
     We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference in this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents.
     Except to the extent required by applicable law or regulation, TIB Financial undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.
     For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that TIB Financial has filed with the SEC under “Where You Can Find More Information” beginning on page 71.
     All subsequent written or oral forward-looking statements concerning the merger or the other matters addressed in this proxy statement/prospectus and attributable to TIB Financial or Bank of Venice or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
SPECIAL MEETING
     This proxy statement/prospectus is being provided to you in connection with the solicitation of proxies by the board of directors of Bank of Venice for use at its special meeting of shareholders and at any adjournments or postponements of the special meeting. The special meeting will be held at the Mission Valley Country Club, 1851 Mission Valley Boulevard, Laurel, Florida 34272. The special meeting will be held on March 26, 2007. At the special meeting, you will be asked to consider and vote to approve the merger agreement which provides for the acquisition of Bank of Venice by TIB Financial.
     TIB Financial is also providing this proxy statement/prospectus to Bank of Venice shareholders as a prospectus in connection with the offer and sale by TIB Financial of its shares of common stock as a result of Bank of Venice’s acquisition by TIB Financial.
     Your vote is important. Please complete, date and sign the enclosed proxy card and return it in the postage prepaid envelope provided.
Record Date
     The close of business on February 20, 2007 is the record date for determining the Bank of Venice shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 885,414 outstanding shares of Bank of Venice common stock held by approximately 54 holders of record. Only holders of record of Bank of Venice common stock as of the record date are entitled to notice of and to vote at the special meetings.
Quorum
     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. Abstentions will not be deemed to be cast either “FOR” or “AGAINST” the merger agreement.
     The proposal to approve the merger agreement is a “non-discretionary” item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-votes”) will not be counted as votes cast on it.
Proxies
     Solicitation. Proxies in the form included in the proxy card accompanying this proxy statement/prospectus are being solicited by the Bank of Venice board. Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted “FOR” approval of the merger agreement and in the discretion of the proxies as to any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against approval of the merger agreement will be voted in favor of any adjournment or postponement of the special meeting.

     Directors, officers and other employees of Bank of Venice may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. Bank of Venice will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and will reimburse these persons for their reasonable out-of-pocket expenses.
     Revocability. You may revoke your proxy at any time before its exercise at the special meeting by:
•	giving written notice of revocation to the Secretary of Bank of Venice,

•	properly submitting a duly executed proxy bearing a later date, or

•	voting in person at the special meeting.
     You should address all written notices of revocation and other communications with respect to revocation of proxies to The Bank of Venice, 240 Nokomis Avenue South, Venice, Florida 34285, Attention: David F. Voigt, Chairman and Chief Executive Officer. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless notice of the death or incapacity is filed with Secretary or other person responsible for tabulating votes on behalf of Bank of Venice, before the shares are voted.
Vote Required
     The affirmative vote of the holders of a majority of the votes entitled to be cast by Bank of Venice shareholders on the merger agreement is required for approval. Each share of Bank of Venice common stock is entitled to one vote on each matter submitted to the meeting.
     As of the record date, the directors of Bank of Venice owned and are entitled to vote 241,751 of the outstanding shares of Bank of Venice common stock, which represents approximately 27.3% of the outstanding shares of Bank of Venice common stock. The directors of Bank of Venice have indicated that they intend to vote those shares for the approval of the merger agreement.
Recommendation of Board of Directors
     The Bank of Venice board has unanimously approved the merger agreement, believes that the merger is in the best interests of its shareholders and recommends that its shareholders vote “FOR” approval of the merger agreement. See “The Merger — Bank of Venice’s Reasons for the Merger.”

APPROVAL OF THE MERGER
     The following information concerning the merger is qualified in its entirety by reference to the Plan of Merger and Merger Agreement, which is attached hereto as Appendix A and incorporated herein by reference (the “merger agreement”). The information contained herein with respect to the opinion of the financial advisor to Bank of Venice is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix B and incorporated herein by reference.
     The merger agreement contains representations and warranties that TIB Financial and Bank of Venice made to each other. These representations and warranties were made as of specific dates, and the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that TIB Financial and Bank of Venice have exchanged in connection with signing the merger agreement. While neither TIB Financial nor Bank of Venice believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, the merger agreement is included with this proxy statement/prospectus only to provide Bank of Venice shareholders with information regarding the terms of the merger agreement, and you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules may contain information that has been included in TIB Financial’s or Bank of Venice’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in each of TIB Financial’s and Bank of Venice’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the merger that is contained in, or incorporated by reference into, this proxy statement/prospectus.
The Merger
     Structure of the Merger. At the effective time of the merger, Bank of Venice will be acquired by TIB Financial by merging with a successor bank subsidiary to be formed by TIB Financial. As a result, Bank of Venice will become a wholly owned subsidiary of TIB Financial immediately after the merger. TIB Financial and Bank of Venice intend for the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.
     Effective Time of the Merger. The closing of the merger will occur as soon as practicable after the fulfillment or waiver of the conditions described below under “—Conditions to the Completion of the Merger,” unless TIB Financial and Bank of Venice agree in writing upon another time or date. The merger will become effective on the date and at the time specified in a certificate of merger to be issued by the Florida Office of Financial Regulation. The merger will take place at the time of the closing of the merger.

     Merger Consideration. If the merger is completed, outstanding shares of Bank of Venice common stock will be converted into shares of TIB Financial common stock in accordance with the Exchange Ratio described below. The number of shares of TIB Financial common stock that will be issued for each share of Bank of Venice common stock will depend upon the average closing price of the TIB Financial stock over a measuring period of ten consecutive trading days ending shortly before the closing of the merger (the “Designated Price”). However, in lieu of receiving TIB Financial shares, each Bank of Venice shareholder may elect to receive cash in the amount of $18.00 per share for up to 10% of such person’s Bank of Venice shares.
     The Designated Price will be computed by averaging the closing sales prices of the shares of TIB Financial common stock as reported on NASDAQ on each of the ten consecutive trading days ending on the 5th business day preceding the last of the following dates: (i) the effective date of the last required consent of any regulatory authority as to the merger, (ii) the date on which the shareholders of Bank of Venice approved the merger agreement, and (iii) February 28, 2007. If the Designated Price is greater than $16.50 and less than $18.50, you will receive the number of shares of TIB Financial common stock determined by dividing $18.00 by the Designated Price. If the Designated Price is $18.50 or greater, however, you will receive a minimum of 0.9730 shares of TIB Financial common stock for each share of Bank of Venice common stock, and if the Designated Price is equal to or less than $16.50, you will receive a maximum of 1.0909 shares of TIB Financial common stock for each Bank of Venice share. In this proxy statement/prospectus, we refer to the number of shares of TIB Financial common stock that are issuable for each share of Bank of Venice common stock as the “Exchange Ratio.”
     TIB Financial will not issue fractional shares. Instead Bank of Venice shareholders will receive a cash payment for any fractional share based upon the Designated Price.
     Each Bank of Venice shareholder also will be entitled to receive such holder’s proportionate share of net income of the Bank from July 1, 2006 until the end of the calendar month immediately preceding the later of (i) the Effective Time, or (ii) February 28, 2007. This net income amount will be calculated without regard to any expenses incurred by Bank of Venice in connection with the merger transaction. This net income amount will be divided by the number of shares of Bank of Venice common stock outstanding immediately prior to the Effective Time, with each Bank of Venice shareholder being entitled to receive the per share amount of net income resulting from such calculation for each share of Bank of Venice common stock.
     No assurance can be given that the current fair market value of TIB Financial common stock will be equivalent to the fair market value of TIB Financial common stock on the date that stock is received by a Bank of Venice shareholder or at any other time. The fair market value of TIB Financial common stock received by a Bank of Venice shareholder may be greater or less than the current fair market value of TIB Financial common stock due to numerous market factors.
     If Bank of Venice changes the number of shares of Bank of Venice common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend,

recapitalization or otherwise, the Exchange Ratio will be proportionately adjusted. If TIB Financial changes the number of shares of TIB Financial common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization, appropriate adjustments will be made in the consideration payable to the Bank of Venice shareholders.
     Right to Receive Cash for up to 10% of the Bank of Venice shares. Bank of Venice shareholders may elect to receive cash consideration of $18.00 per share for up to 10% of the shares of Bank of Venice common stock owned by them. Election by Bank of Venice shareholders must be made in accordance with the election procedures described below.
     Fractional Shares. TIB Financial will not issue any fractional shares of TIB Financial common stock. Instead, Bank of Venice shareholders will receive cash without interest for any fractional share interest. The amount of cash received will be determined by multiplying that fraction by the Determination Price. You will not be entitled to dividends, voting rights or any other shareholder rights with respect to any fractional share interest.
     Procedures for Making a Cash Election. An election form is being delivered with this proxy statement-prospectus to each holder of record of Bank of Venice common stock. Each election form permits a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Bank of Venice common stock to elect to receive cash of $18.00 per share for up to 10% of such holder’s shares of Bank of Venice common stock.
     Any shares of Bank of Venice common stock with respect to which the holder has not made a valid cash election on or before 5:00 p.m. Eastern Time on or before April 9, 2007, the election deadline, will be converted at the Effective Time into shares of TIB Financial common stock based on the Exchange Ratio.
     A cash election will be properly made only if American Stock Transfer and Trust Company, acting in its capacity as exchange agent, for TIB Financial (the “Exchange Agent’), receives a properly completed election form by the election deadline. Any election form may be revoked or changed by the person submitting such election form at or prior to the election deadline. If an election form is revoked and a replacement election form is not submitted prior to the election deadline, the shares of Bank of Venice common stock represented by such election form will be treated like other shares of Bank of Venice common stock with respect to which no cash election has been made. Subject to the terms of the merger agreement and of the election form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. Neither TIB Financial nor the Exchange Agent will be under any obligation to notify any person of any defect in an election form.
     If you wish to receive cash for up to 10% of your shares of Bank of Venice common stock, the Exchange Agent must RECEIVE your election form prior to the election deadline. Please do not send in your stock certificates with your cash election form. Please do not send your cash election form with your proxy card.
     Procedure for Surrender of Certificates; Fractional Shares. After the closing of the merger, TIB Financial will send a letter of transmittal, which is to be used to exchange Bank of Venice stock certificates for TIB Financial stock certificates, to each former Bank of Venice shareowner. The letter of transmittal will contain instructions explaining the procedure for surrendering Bank of Venice stock certificates. Bank of Venice SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.
     Bank of Venice shareholders who surrender their stock certificates together with a properly completed letter of transmittal will receive stock certificates representing the shares of TIB Financial common stock into which their shares of Bank of Venice common stock have been converted in the merger plus any cash portion of the purchase price.
     After the merger, each certificate that previously represented shares of Bank of Venice common stock will represent only the right to receive the shares of TIB Financial’s common stock and cash into which those shares of Bank of Venice common stock have been converted.
     TIB Financial will not pay dividends to holders of Bank of Venice stock certificates in respect of the shares of TIB Financial common stock into which the Bank of Venice shares represented by those certificates have been converted until the Bank of Venice stock certificates are surrendered to TIB Financial.
     After the merger becomes effective, Bank of Venice will not register any further transfers of Bank of Venice shares. Any certificates for Bank of Venice shares that you present for registration after the effective time of the merger will be exchanged for TIB Financial shares.
     Assumption of Bank of Venice Stock Options. At the effective time of the merger, the right to receive shares of Bank of Venice common stock pursuant to each outstanding option to purchase shares of Bank of Venice common stock will become the right to purchase a number of shares of TIB Financial common stock equal to the number of shares of Bank of Venice common stock that were subject to the option multiplied by the Exchange Ratio. The exercise price of the Bank of Venice options following the merger will be equal to the current exercise price divided by the Exchange Ratio. The other terms and conditions of the options will remain the same.
     Cancellation of Shares. Each share of Bank of Venice common stock held by Bank of Venice as treasury stock will be automatically canceled, and TIB Financial will not exchange those shares for any securities of TIB Financial or any other consideration.
Background of the Merger
     In March, 2006, Mr. Lett contacted Mr. Voigt to arrange a meeting to meet informally regarding a discussion of the two organizations. On April 11, 2006, Messrs. Lett and Voigt met and discussed each organization’s history, strategy, and operating structure. They also discussed opportunities and challenges in the respective market areas.
     On May 22, 2006, Messrs. Lett, Bricker, Voigt, Wilcox, Morrison and Johnson met to further discuss operating strategies and similarities between the two companies’ banking cultures. On May 23, 2006, Bank of Venice and TIB Financial entered into a mutual confidentiality agreement pursuant to which each agreed to maintain the confidentiality of any non-public information received from the other during the course of their discussions. Mr. Lett subsequently had several telephone conversations with Mr. Voigt, during which they discussed a potential combination of the two companies and how their operating styles might fit together.
     On May 30, 2006, Messrs. Voigt and Wilcox traveled to Naples, Florida to meet with several members of TIB’s board of directors. During these meetings, Bank of Venice management conducted preliminary due diligence on TIB Financial. Executives from the two companies discussed a number of TIB Financial measurements and operating practices, including credit quality, credit approval process, accounting practices, operational and technology capabilities, compliance and internal audit procedures.
     On June 30, 2006, Messrs. Lett and Voigt met in Naples, Florida. At the meeting, Mr. Lett provided Mr. Voigt with additional insight into TIB Financial’s operating structure, management philosophy, strategic plans and goals for the future. He also learned more from Mr. Voigt about Bank of Venice’s goals and plans. After such discussion, both parties agreed to hold further discussions internally and to further explore the merits of the merger.
     During July 2006, the parties continued discussions regarding general pricing ranges for a potential transaction. The parties determined that they had an interest in continuing to attempt to arrive at a mutually agreeable price range. After studying TIB Financial’s operating structure, historical operating results and strategy, Bank of Venice’s board decided to more formally explore the potential for a merger with TIB Financial. It initiated discussions with the investment banking firm of Allen C. Ewing & Co., for purposes of potentially hiring Allen C. Ewing & Co. to aid Bank of Venice in considering a potential offer. Following these discussions, on August 1, 2006, Bank of Venice engaged Allen C. Ewing & Co. to act as its financial advisor.
     After consultation with Allen C. Ewing & Co. and discussion among the board, Bank of Venice determined a range of value and responded to TIB Financial with a slightly revised proposal. After further analysis and consideration, TIB Financial agreed to a proposal calling for the exchange of shares and cash as set forth in the merger agreement, subject to the resolution of several outstanding issues including finalizing the treatment of employment arrangements and other payments to be made to the executive officers and employees of Bank of Venice. TIB Financial and Bank of Venice also determined to conduct further due diligence.
     TIB Financial management conducted an on-site due diligence examination of Bank of Venice at the offices of Bank of Venice in October, 2006.

     On October 10, 2006, Bank of Venice engaged the law firm of Shutts & Bowen, LLP to act as special counsel to Bank of Venice with respect to the proposed transaction. On October 24, 2006, Bank of Venice’s board of directors met with a representative of Shutts & Bowen to review and discuss a preliminary draft of a merger agreement proposed by TIB Financial.
     Allen C. Ewing & Co. (on behalf of Bank of Venice) and Bank of Venice management conducted additional due diligence on TIB Financial in interviews on October 27, 2006. After compiling and analyzing the information obtained during the due diligence period, both parties determined that they wished to pursue the transaction further.
     On October 30, 2006, Bank of Venice Management met with representatives of Allen C. Ewing & Co. and Shutts & Bowen, to review the terms of the proposed merger agreement in light of the financial and other issues raised during the Bank of Venice board’s consideration of the agreement as initially proposed. The parties then began the negotiation of the terms of a definitive merger agreement.
     At a meeting of the TIB Financial board of directors held on November 8, 2006, Mr. Lett provided a detailed presentation on Bank of Venice, its financial history, its market and its management team and discussed management’s interest in further pursuing a merger. Mr. Lett also described the proposed merger consideration for the Bank of Venice transaction and the projected effects of the proposed transaction on TIB Financial’s future performance. In addition, TIB Financial board received a fairness opinion from Sandler O’Neill & Partners, LP, financial advisor to TIB Financial, that the consideration to be paid by TIB Financial to Bank of Venice shareholders in the merger was fair to TIB Financial from a financial point of view. Following the presentation and further discussion, the TIB Financial board formally approved the merger and authorized TIB Financial’s officers to sign the merger agreement and to take all other action necessary to consummate the transaction, subject to the resolution of outstanding issues and review of disclosure schedules to be delivered by Bank of Venice in connection with the transaction.
     The Bank of Venice board met on November 9, 2006 to discuss the proposed merger. At that meeting, the Bank of Venice board discussed the terms of the proposed transaction. Shutts & Bowen, as special counsel to Bank of Venice, presented a review of the terms of the definitive agreement and of the changes that had been made to the initial proposal through the parties’ intervening negotiations. In addition, Allen C. Ewing & Co., in its role as financial advisor to Bank of Venice, presented the Bank of Venice with an oral opinion that the consideration in the merger to be paid by TIB Financial was fair to Bank of Venice shareholders from a financial point of view. The Bank of Venice board unanimously approved the merger agreement and the transactions contemplated thereby and authorized the Bank of Venice management to take all other actions necessary to consummate the proposed transaction.
     Following the resolution of outstanding issues and review of the Bank of Venice disclosure schedules, TIB Financial and Bank of Venice signed the merger agreement on November 13, 2006.

TIB Financial’s Reasons for the Merger
     TIB Financial’s board of directors approved the transaction based on the board’s consideration of the following factors:
•	the consideration to be paid to the Bank of Venice shareholders in the proposed merger.

•	information concerning the business, financial condition, results of operations and prospects of Bank of Venice and TIB Financial.

•	the benefits of a combination of TIB Financial and Bank of Venice arising from the integration of their operations.

•	the ability of Bank of Venice to operate as a local community bank in the manner contemplated in TIB Financial’s business strategy.

•	the background and experience of Bank of Venice’s management.
     Based on these factors, TIB Financial’s board determined that the transaction is in the best interests of TIB Financial and its shareholders.
Bank of Venice’s Reasons for the Merger
     The Bank of Venice board of directors, with the assistance of its financial advisor, evaluated the financial, market and other considerations bearing on the decision to recommend the merger. The terms of the merger, including the exchange ratio, are a result of arm’s-length negotiations between the representatives of Bank of Venice and TIB Financial. In reaching its conclusion that the transaction is in the best interest of Bank of Venice and its shareholders, the Bank of Venice board of directors carefully considered the following material factors:
•	the consideration to be received by Bank of Venice shareholders in the proposed merger.

•	a comparison of the terms of the proposed merger with comparable transactions.

•	information concerning the business, financial condition, results of operations and prospects of Bank of Venice and TIB Financial.

•	competitive factors and trends towards consolidation in the banking industry.

•	the review by the Bank of Venice board of directors with its financial advisor of the consideration to be received by Bank of Venice shareholders in the merger.

•	the opinion rendered by Allen C. Ewing & Co. to the Bank of Venice board of directors that the consideration to be received by the shareholders of Bank of Venice under the merger agreement is fair to the Bank of Venice shareholders from a financial perspective.

•	that the merger would strengthen the ability of Bank of Venice to retain its management and employees by offering enhanced benefits available through TIB Financial while minimizing the potential displacement of Bank of Venice employees due to the lack of overlap in the banking offices of Bank of Venice and TIB Financial.

•	alternatives to the merger, including continuing to operate Bank of Venice as an independent banking organization.

•	the value to be received by the Bank of Venice shareholders in the merger in relation to the historical book value, earnings and dividends per share of Bank of Venice common stock.
     The Bank of Venice board of directors believes that by becoming part of a larger organization with greater resources, Bank of Venice will be able to expand more rapidly, serve its customers and communities better and provide a broad array of services that will be competitive in Sarasota County and the Southwest Florida area.
     While each member of the Bank of Venice board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Bank of Venice board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Bank of Venice’s shareholders.
     Bank of Venice’s board unanimously recommends that Bank of Venice shareholders vote “FOR” the merger agreement.
Opinion of Financial Advisor to Bank of Venice
     Bank of Venice has engaged Allen C. Ewing & Co. to serve as its financial adviser and to render its opinion as to the fairness, from a financial point of view, of the consideration received by the shareholders of Bank of Venice pursuant to the merger agreement. Bank of Venice selected Allen C. Ewing & Co. as its financial adviser on the basis of its experience in advising community banks in similar transactions. Allen C. Ewing & Co. is an investment banking firm which specializes in the securities of financial institutions located in the southeastern and western United States. As part of its investment banking activities, Allen C. Ewing & Co. is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions. Neither Allen C. Ewing & Co. nor any of its affiliates has a material relationship with Bank of Venice or TIB Financial or any material financial interest in Bank of Venice or TIB Financial
     Representatives of Allen C. Ewing & Co. provided analysis to Bank of Venice’s board of directors at a meeting held on November 9, 2006, during which the terms of the transaction were discussed and approved. Allen C. Ewing & Co. delivered its written opinion as of that date that the consideration provided for in the merger agreement is fair, from a financial point of view, to the shareholders of Bank of Venice.
     You should consider the following when reading the discussion of Allen C. Ewing & Co. opinion in this document:
-	The summary of the opinion of Allen C. Ewing & Co. set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix B to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Allen C. Ewing & Co. in connection with its opinion.

-	Allen C. Ewing & Co.’s opinion does not address the merits of the merger relative to other business strategies, whether or not considered by Bank of Venice’s board, nor does it address the decision by Bank of Venice’s board to proceed with the merger.

-	Allen C. Ewing & Co.’s opinion to Bank of Venice’s board of directors rendered in connection with the merger does not constitute a recommendation to any Bank of Venice shareholder as to how he or she should vote at the special meeting.
     No limitations were imposed by Bank of Venice’s board of directors or its management upon Allen C. Ewing & Co. with respect to the investigations made or the procedures followed by Allen C. Ewing & Co. in rendering its opinion.
     The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Allen C. Ewing & Co. performed a variety of financial analyses. Allen C. Ewing & Co. believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Allen C. Ewing & Co.’s opinion.
     In performing its analyses, Allen C. Ewing & Co. made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Bank of Venice and may not be realized. Any estimates contained in Allen C. Ewing & Co.’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Allen C. Ewing & Co. was assigned a greater significance by Allen C. Ewing & Co. than any other. The relative importance or weight given to these analyses by Allen C. Ewing & Co. is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.
     Allen C. Ewing & Co. has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Allen C. Ewing & Co. did not undertake any independent evaluation or appraisal of the assets and liabilities of Bank of Venice or TIB Financial nor was it furnished with any appraisals.
     Allen C. Ewing & Co. is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of Bank of Venice or TIB Financial; and it has assumed that the allowances of Bank of Venice and TIB Financial are in the aggregate adequate to cover potential losses. Allen C. Ewing & Co.’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.
     In rendering its opinion, Allen C. Ewing & Co. made the following assumptions:
-	that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

-	that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Bank of Venice, TIB Financial or on the anticipated benefits of the merger;

-	that Bank of Venice had provided it with all of the information prepared by Bank of Venice or its other representatives that might be material to Allen C. Ewing & Co. in its review; and

-	that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Bank of Venice as to the future operating and financial performance of Bank of Venice.
     In connection with its opinion dated September 30, 2006, Allen C. Ewing & Co. reviewed:

-	the merger agreement;

-	the audited financial statements of TIB Financial for the five years ended December 31, 2005;

-	the audited financial statements of Bank of Venice for the year ended December 31, 2005;

-	the unaudited financial statements of TIB Financial for the nine months ended September 30, 2006;

-	the unaudited financial statements of Bank of Venice for the nine months ended September 30, 2006; and

-	financial and operating information with respect to the business, operations and prospects of TIB Financial and Bank of Venice.
     In addition, Allen C. Ewing & Co.:
-	held discussions with members of management of TIB Financial and Bank of Venice regarding the historical and current business operations, financial condition and future prospects of their respective companies;

-	reviewed the historical market prices and trading activity for the common stock of TIB Financial;

-	compared the results of operations of TIB Financial and Bank of Venice with those of certain financial institutions which it deemed to be relevant;

-	compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of financial institutions; and

-	conducted such other studies, analyses, inquiries and examinations as Allen C. Ewing & Co. deemed appropriate.
     The following paragraphs summarize the most pertinent portions of the financial analysis prepared by Allen C. Ewing & Co. in arriving at its Opinion. They do not purport to be a complete description of the analysis performed or the matters considered by Allen C. Ewing & Co. in arriving at its Opinion.
     Selection of Valuation Method. In valuing financial institutions, there are several methods available to determine if a prospective transaction is fair, from a financial point of view, to the shareholders of the institution to be acquired. These methods include: (i) Market Comparison Method: A comparison of the purchase price of the transaction with prices paid for similar banks during periods of similar economic activity and market valuations based on ratios commonly used in the industry including price/book, price/earnings, and price/deposits; (ii) Control Premium Method: This method can be utilized when there is a public market for the shares of the company to be acquired and can be used in comparing premiums over market price paid in comparable transactions; (iii) Net Asset or Liquidating Value Method: This method generally does not apply to profitable banks and is typically used in periods of severely depressed markets; (iv) Discounted Cash Flow Method: This method is generally used in determining the market value of larger banks. However, it can be used in confirming market values determined by the Market Comparison or other methods. The Discounted Cash Flow Method is based on a forecast of earnings and dividends for a period of years based on the historical performance of the company with an estimate of the proceeds of a projected sale at the end of the period. The present value of these projected cash flows is determined using discount rates reflecting the risks of the projections. Historical earnings for community banks can be volatile, and earnings projections for smaller community banks have less reliability. This reduces the accuracy of the Discounted Cash Flow method in determining their market value.
     Allen C. Ewing & Co. believes that the Market Comparison Method provides the soundest choice for determining the fairness of this transaction, and that the Discounted Cash Flow Method is useful in confirming the valuation determined by the Market Comparison Method.
     Analysis of Comparable Transactions. Allen C. Ewing & Co. reviewed the terms and financial characteristics of selected transactions involving the acquisition of banks by commercial bank holding companies from January 1, 2004 through October 31, 2006. Allen C. Ewing & Co. selected nine transactions involving banks and bank holding companies based in Florida with assets of $50 million to $100 million. Allen C. Ewing & Co. selected these transactions as they occurred during a period of similar economic activity and similar market valuations., and the merged banks were community banking organizations serving urban markets in Florida. The nine transactions include the following (identified by acquiring/selling institution): Republic Bancorp, Inc., KY/GulfStream Community Bank, FL; Dickinson Financial Corporation, MO/Southern Commerce Bank, FL; Bancshares of Florida, Inc., FL/Bristol Bank, FL; Centerstate Banks of Florida, Inc., FL/Centerstate Bank Mid Florida; Northwest Bancorp Inc. (MHC), PA/Equinox Financial Corporation, FL; First National Bankshares of Florida, FL/First Bradenton Bank, FL; ABC Bancorp, GA/Citizens Bancshares, Inc., FL; Investor Group, FL/Liberty Bancorporation, FL; Alabama National BanCorporation, AL/Coquina Bank, FL.
     Allen C. Ewing & Co. utilized three primary ratios that are generally used by investors for comparing the relative prices paid in transactions, and those ratios are the price/book, the price/earnings, and the price/deposits ratios. For the TIB Financial/Bank of Venice transaction, those ratios were 2.02x, 27.32x, and 26%, respectively, compared to an average of 1.99x, 34.66x, and 31%, respectively, for the nine comparable Florida transactions. Allen C. Ewing & Co. observed that all three ratios for the TIB Financial/Bank of Venice transaction were in line with the averages for the nine comparable transactions.
     Because the reasons for and circumstances surrounding each of the transactions were diverse and because of the differences between the operations of the Bank and the nine banks in the selected transactions, Allen C. Ewing & Co. believes that a strict reliance on the quantitative comparable transaction analysis is, by itself, not conclusive. Notwithstanding these differences, Allen C. Ewing & Co. believes that the averages of the valuation ratios, i.e., price/book, price/earnings, price/deposits for these transactions are relevant in determining the fairness of the valuation ratios of the TIB Financial/Bank of Venice transaction.
     Discounted Cash Flow Analysis. Allen C. Ewing & Co. projected the cash flows of the Bank based on its business plan for the years 2006 through 2010, which assume that the Bank would continue to operate as an independent institution. For purposes of this Discounted Cash Flow analysis, Allen C. Ewing & Co. assumed that no dividends would be paid by the Bank during the period and that the Bank would enter into a merger as of December 31, 2010. The projected earnings and equity for the year ended December 31, 2010, were multiplied by the average price/earnings and price/book ratios of the 161 Florida bank transactions which have occurred during the past ten years, reflecting the multiples that have been paid for Florida banks over one or more business cycles. These average price multiples were 26.14x earnings and 2.67x book value.
     A weight of 50% to the price/earnings ratio and 50% to the price/book ratio were used in determining the projected proceeds from a sale of the Bank at December 31, 2010. The sales proceeds were discounted to a present value utilizing a discount rate, which was determined based on Allen C. Ewing & Co.’s estimate of the rate that investors would require in making an investment in the Bank based on the above projections and assumptions. Allen C. Ewing & Co. calculated the discount rate by layering appropriate risk rates, which took into consideration the riskless rate of Treasury Notes for the period of the projections, the general risks of equity investment, and an additional risk rate reflecting the volatility of the earnings projections for the Bank. Allen C. Ewing & Co. used a discount rate of 17% in its calculations of present value.
     Based on the Discounted Cash Flow Analysis, Allen C. Ewing & Co. determined that the range of present values of the projected cash flows resulted in values similar to the price represented by the TIB Financial transaction of $16,881,044 and that the Discounted Cash Flow analysis supported the fairness of the transaction’s Market Value to the Bank’s shareholders.
     Rights to Terminate. Allen C. Ewing & Co. observed that the Merger Agreement provides the normal provisions, whereby either party may terminate the Merger because of material changes in the representations made in the Merger Agreement. The Agreement provides for representations and warranties, dissenter’s rights, break-up fees, etc. that are typical of agreements involving bank mergers.
     The Minimum/Maximum Market Value to Bank Shareholders at Closing. Protection for the negotiated purchase price of $18.00 per share during the regulatory approval period is provided via the use of a price collar. The effect of the collar is that if the ten-day average quoted price for TIB Financial at closing is from $16.50 to $18.50, the exchange ratio will be adjusted to provide a price of $18.00 per Bank share. If the price is lower than $16.50, but higher than $15.00, or higher than $18.50, but lower than $20.00, the ratios determined for $16.50 and $18.50, respectively, remain constant which can result in a value for the Bank shares as low as $16.36 or as high as $19.46. These values represent a possible decline or increase of approximately 8% from the $18.00 price.
     Compensation of Allen C. Allen C. Ewing & Co. & Co. Allen C. Ewing & Co. was retained by the Board of Directors of the Bank to provide financial advisory services in connection with a proposed merger with TIB Financial and to render its fairness opinion. The Bank has agreed to pay Allen C. Ewing & Co. a fee of $55,000 in connection with the Merger and has agreed to indemnify Allen C. Ewing & Co. against certain liabilities as delineated in Allen C. Ewing & Co.’s agreement with the Bank.
     The opinion expressed by Allen C. Ewing & Co. was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Bank of Venice or TIB Financial, could materially affect the assumptions used in preparing the opinion.
Effective Time of the Merger
     The merger will be consummated if it is approved by shareholders of Bank of Venice and, unless waived, TIB Financial and Bank of Venice obtain all required consents and approvals and satisfy the other conditions to the obligations of the parties to consummate the merger. The merger will become effective on the date and at the time set forth in the certificate of merger reflecting the merger issued by the Florida Office of Financial Regulation. TIB Financial and Bank of Venice have generally agreed to cause the effective date to occur as soon as practicable after the last of the conditions to the completion of the merger has been satisfied or waived or any other date to which TIB Financial and Bank of Venice agree in writing.
     TIB Financial and Bank of Venice each has the right, acting unilaterally, to terminate the merger agreement if the merger is not completed by June 30, 2007.
Federal Income Tax Consequences
     The following section describes the material U.S. federal income tax consequences of the merger to holders who hold shares of Bank of Venice common stock as capital assets and is the opinion of Crowe Chizek and Company LLC, advisor to TIB Financial. This section does not address state, local or foreign tax consequences of the merger.
     This section is based on the federal tax laws that are currently in effect. These laws are subject to change at any time, possibly with retroactive effect. This is not a complete description of all of the consequences of the merger which may apply to your particular circumstances. This section does not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:
•	financial institutions.

•	insurance companies.

•	tax-exempt organizations.

•	dealers in securities or currencies.

•	traders in securities that elect to mark to market.

•	persons who hold Bank of Venice common stock as part of a straddle or conversion transaction.

•	persons who are not for United States federal income tax purposes:
--	a citizen or resident of the United States;

--	a domestic corporation;

--	an estate whose income is subject to United States federal income tax regardless of its source; or

--	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust;
•	persons who acquired or acquire shares of Bank of Venice common stock pursuant to the exercise of employee stock options or otherwise as compensation.

•	persons who do not hold their shares of Bank of Venice common stock as a capital asset.
     In connection with the preparation of this document, TIB Financial and Bank of Venice have received an opinion of Crowe Chizek and Company LLC. The opinion states that:
•	the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. tax code; and

•	each of Bank of Venice, successor bank and TIB Financial will be a party to the reorganization within the meaning of Section 368(b) of the U.S. tax code.
     This opinion is dated as of the date of this proxy statement/prospectus and will be updated as of the effective date of the merger. This tax opinion is not binding on the Internal Revenue Service. Neither TIB Financial nor Bank of Venice has requested or will request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

     Bank of Venice shareholders who exchange all of their shares of Bank of Venice common stock for shares of TIB Financial common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:
•	no gain or loss will be recognized by a Bank of Venice shareholder, except with respect to (i) the cash payment by TIB Financial of such Bank of Venice shareholder’s pro rata share of Bank of Venice’s net income from July 1, 2006 through the end of the calendar month prior to the completion of the merger, (ii) any cash payment made in lieu of the issuance of a fractional share of TIB Financial common stock, and (iii) any cash payment received as a result of the exercise of dissenters’ rights.

•	the aggregate tax basis of TIB Financial common stock received by a Bank of Venice shareholder will be the same as the aggregate tax basis of the Bank of Venice common stock exchanged therefor, reduced by any amount of cash received, and increased by any gain recognized on the exchange.

•	the holding period of shares of TIB Financial common stock received by a Bank of Venice shareholder will include the holding period for the Bank of Venice common stock exchanged in the merger, provided the shares of Bank of Venice common stock are held as capital assets at the effectiveness of the merger.
     As a corporation organized under Subchapter S of the Internal Revenue Code, Bank of Venice’s net income from July 1, 2006 through the end of the calendar month prior to the completion of the merger will be recognized by the Bank of Venice shareholders as ordinary income, resulting in a corresponding adjustment to each shareholder’s tax basis in his or her shares of the Bank of Venice common stock. Consequently, the cash payment by TIB Financial of such Bank of Venice shareholder’s pro rata share of Bank of Venice’s net income from July 1, 2006 through the end of the calendar month prior to the completion of the merger will not be recognized as a capital gain.
     Cash received by a Bank of Venice shareholder in lieu of a fractional share of TIB Financial common stock or in connection with the exercise of dissenters’ rights will be treated as received in redemption of the corresponding Bank of Venice shares. The shareholder would generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the Bank of Venice common stock exchanged therefor. This capital gain or loss would be long-term capital gain or loss if the Bank of Venice shareholder’s holding period in the shares of Bank of Venice common stock allocable to the fractional share interest is more than one year. Long-term capital gain of a non-corporate person is generally subject to a maximum federal tax rate of 15%. The deductibility of capital losses is subject to limitations for both individuals and corporations.
     The tax consequences of the merger may vary depending upon your particular circumstances. You should therefore consult your own tax advisor as to the specific tax consequences of the merger for you, including the application and effect of U.S. federal, state and local, foreign and other tax laws.
Management and Operations after the Merger
     TIB Financial will be the parent corporation of Bank of Venice following the merger. Bank of Venice will continue to be governed by the laws of the State of Florida and will operate in accordance with its articles of incorporation and bylaws as in effect immediately prior to the effective time of the merger.
     Each of the persons serving as a director of TIB Financial before the merger will continue to serve as a director following the merger. In addition, David Voigt will become a director of TIB Financial. The persons who serve as officers of TIB Financial before the merger will continue to serve as officers of TIB Financial after the merger.
     The Board of Directors and officers of Bank of Venice following the merger will consist of those individuals who were serving in such capacities prior to merger. In addition, Edward Lett will become a director of Bank of Venice.
Interests of Certain Persons in the Merger
     Some of the directors and officers of Bank of Venice and TIB Financial, have interests in the merger in addition to the interests they may have as shareholders generally. These interests are as follows:
•	TIB Financial has agreed that for a period consistent with the applicable statute of limitations after the merger it will indemnify the directors and officers of Bank of Venice against all liability arising out of actions or omissions occurring on or prior to the effective date of the merger to the extent authorized by Florida law.

•	Certain of the directors, officers and employees of Bank of Venice hold stock options which entitle them to purchase, in the aggregate, up to 81,882 shares of Bank of Venice’s common stock. Under the terms of the merger agreement, these options will be assumed by TIB Financial and converted into options to acquire shares of TIB Financial’s common stock on the same basis as all other outstanding Bank of Venice stock options.

•	Upon the consummation of the merger, the board of directors of TIB Financial will be expanded to add David Voigt as a director and the board of directors of Bank of Venice will be expanded to add Mr. Lett as a director.

•	Following the merger, David Voigt and Mack Wilcox will enter into new employment agreements with Bank of Venice that will provide for their continued employment by the Bank and for each of them to receive a severance payment of two times their base salary at the time of any termination of employment. Messrs.

Voigt and Wilcox currently have change in control agreements with Bank of Venice that would otherwise entitle them to receive this two times base salary payment upon the closing of the merger. They have agreed to defer any such payment and to receive it as a severance payment upon any termination of their employment.

Following the merger, four other officers of Bank of Venice who currently have change in control agreements with Bank of Venice that would otherwise entitle them to receive a payment equal to their respective annual salaries following a change of control of Bank of Venice will enter into new severance agreements with Bank of Venice pursuant to which they may receive such payments either in a lump sum payable in connection with the merger or as deferred compensation.
     Severance Payments to Employees. The merger agreement also provides that if any employee of Bank of Venice is terminated within six months after the Effective Time by TIB Financial solely as a result of the merger (i.e., through the elimination of duplicative jobs, and the like), and not as a result of inadequate performance or other good cause, TIB Financial will pay severance to each such employee in an amount equal to one week’s pay for each six months of such employee’s employment with Bank of Venice (provided that no such payment for any employee shall exceed $15,000 in the aggregate).
     The board of Bank of Venice was aware of these interests and took them into account in approving the merger.
Conduct of Business Pending the merger
     The merger agreement requires that each of Bank of Venice and TIB Financial shall preserve its business organization, goodwill, relationships with depositors, customers and employees, and assets and maintain its rights and franchises and take no action that would adversely affect its ability to perform under the merger agreement. In addition, Bank of Venice has agreed that, without the consent of TIB Financial, it will not:
(a)	amend its Articles of Incorporation, Bylaws or other governing;

(b)	incur additional debt obligations except in the ordinary course of business consistent with past practices;

(c)	repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock or declare or pay any dividend;

(d)	except as provided in the merger agreement and as required upon exercise of any Bank of Venice stock options, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of Bank of Venice common stock or any other capital stock of

Bank of Venice, or any stock appreciation rights, options, warrants, conversion or other rights to acquire any such stock;

(e)	adjust, split, combine or reclassify any of its capital stock, issue or authorize the issuance of any other securities or sell, lease, mortgage or otherwise encumber any asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)	acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business;

(g)	grant any increase in compensation or benefits of the employees or officers of Bank of Venice or any of its subsidiaries, except in accordance with past practices with respect to employees; pay any bonus, except in accordance with past practices and pursuant to the provisions of an existing program or plan; enter into or amend severance agreements or grant any material increases in fees or other compensation to officers and directors;

(h)	enter into or amend any employment contract without an unconditional right to terminate without liability;

(i)	adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

(j)	make any material change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

(k)	commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or restrictions on the operations of Bank of Venice or, except in the ordinary course of business, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

(l)	operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

(m)	fail to file timely any report required to be filed with any regulatory authorities;

(n)	make any loan or advance to any holder of 5% or more of Bank of Venice common stock, director or officer of Bank of Venice, or any of the members of their immediate families, except in accordance with applicable regulations issued by the Federal Reserve;

(o)	cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any holder of 5% or more of Bank of Venice common stock, director or officer of Bank of Venice or any members of their immediate families;

(p)	enter into any material contract for services or otherwise with any of the holders of 5% or more of Bank of Venice common stock, or the directors, officers or employees of Bank of Venice or any members of their immediate families;

(q)	modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r)	file any application to relocate or terminate the operations of any of its banking offices;

(s)	except in accordance with applicable law, change its lending, investment, liability management and other material banking policies in any material respect;

(t)	intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the merger;

(u)	take any action that would cause the transactions provided for in the merger agreement to be subject to requirements imposed by any anti-takeover laws, and Bank of Venice shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in the merger agreement from any anti-takeover law;

(v)	make or renew any loan to any person or entity except in accordance with Bank of Venice’s established policies and procedures and limits in effect as of the date of the merger agreement;

(w)	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except as consistent with past policies;

(x)	acquire any investment securities, or asset-backed securities, (with certain exceptions as described in the merger agreement);

(y)	dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000 (with certain exceptions as described in the merger agreement); or

(z)	make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000, without providing notice of such expenditures to TIB Financial within five (5) days after incurring them.

     TIB Financial has agreed that, without the consent of Bank of Venice, it will not:
(a)	fail to file timely any report required to be filed with any regulatory authorities including the SEC; or

(b)	take any action that would cause TIB Financial common stock to cease to be traded on the Nasdaq Stock Market, except for certain exceptions specified in the merger agreement.
     Each party has also agreed to give written notice to the other promptly upon becoming aware of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the merger agreement or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement and to use its reasonable efforts to remedy any such condition or breach.
     Bank of Venice has also agreed not to solicit, initiate, discuss or knowingly encourage any acquisition proposal involving Bank of Venice and any third party acquiror. Notwithstanding the foregoing, Bank of Venice may discuss an acquisition proposal with a third party if the Bank of Venice board of directors determines in good faith that such acquisition proposal is a “superior proposal,” as compared to the terms of the merger. A superior proposal is generally described as a bona fide written acquisition proposal that the board of directors concludes in good faith to be more favorable from a financial point of view to the Bank of Venice shareholders, than the merger.
Conditions to the Completion of the Merger
     The respective obligations of TIB Financial and Bank of Venice to effect the merger are subject to the satisfaction of the following conditions prior to the Effective Time:
(a)	shareholder approval of Bank of Venice shall have been received;

(b)	all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the board of directors of TIB Financial or Bank of Venice, materially adversely impacts the merger so as to render it inadvisable;

(c)	all consents necessary to consummate the merger and avoid a material adverse effect on the relevant party shall have been obtained;

(d)	no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the merger agreement, and no action shall have been instituted seeking to restrain the merger which, in the opinion of the board of directors of TIB Financial or Bank of Venice, renders its consummation impossible or inadvisable; and

(e)	the Registration Statement on Form S-4 shall have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced or threatened by the SEC.
     The obligations of TIB Financial to effect the merger are further subject to the satisfaction or waiver of the following conditions:
(a)	the representations and warranties of Bank of Venice in the merger agreement shall be true as if made at the effective time of the merger;

(b)	the agreements and covenants of Bank of Venice in the merger agreement and agreements provided for therein shall have been performed and complied with by the effective time;

(c)	Bank of Venice shall have delivered to TIB Financial certain certificates of its corporate officers provided for in the merger agreement;

(d)	Bank of Venice shall have delivered to TIB Financial an opinion of its counsel as provided in the merger agreement;

(e)	immediately prior to the effective time, Bank of Venice shall have a minimum net worth (as defined in the merger agreement) of $8.43 million;

(f)	TIB Financial shall have received from Bank of Venice’s independent certified public accountants (i) the audited financial statements of Bank of Venice for the year ended December 31, 2006 containing an unqualified opinion, and (ii) a comfort letter dated as of the effective time with respect to such matters relating to the financial condition of Bank of Venice in such form as TIB Financial may reasonably request;

(g)	Bank of Venice shall have made such charge offs, reserves and accruals as TIB Financial shall reasonably request to conform Bank of Venice’s accounting policies to TIB Financial’s accounting policies;

(h)	TIB Financial shall be satisfied in its sole discretion that Bank of Venice has taken all reasonably necessary steps such that the merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Internal Revenue code), that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G or 162(m) of the Code;

(i)	the existing change in control agreements between Bank of Venice and Messrs. Voigt and Wilcox shall be terminated as of the effective time without any penalty, fee or cost to TIB Financial or Bank of Venice, and Messrs. Voigt and Wilcox

shall have entered into new employment agreements with Bank of Venice as approved by TIB Financial;

(j)	no regulatory authority shall have asserted that Bank of Venice or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material permits or issued any order or similar undertaking that restricts or impairs the conduct of Bank of Venice’s business;

(k)	there shall have been no determination by TIB Financial that any fact, event or condition exists or has occurred that would have a material adverse effect on Bank of Venice or the merger or that would render the merger impractical;

(l)	Bank of Venice shall have obtained the consent or approval of each person required to permit the succession by the surviving bank to any contract obligation, right or interest of Bank of Venice;

(m)	there shall not be any action taken by any regulatory authority which imposes any material adverse requirement upon TIB Financial unless it is customary in connection with the acquisition of banks under similar circumstances;

(n)	Bank of Venice shall have delivered a certificate to TIB Financial that Bank of Venice is not aware of any claims under its directors’ and officers insurance policy;

(o)	subsequent to the execution of the merger agreement, there shall not have been any increase by more than one-half percent in overdue or “classified” loans of Bank of Venice or any increase in loans to directors and executive officers of Bank of Venice and to holders of 5% or more of Bank of Venice common stock; and

(p)	immediately prior to the effective time, Bank of Venice shall have a minimum allowance for loan losses not less than the greater of $644,000 or 1.125% of the total loans outstanding.
     The obligations of Bank of Venice to effect the merger are further subject to the satisfaction or waiver of the following conditions:
(a)	the representations and warranties of TIB Financial in the merger agreement shall be true as if made at the effective time;

(b)	the agreements and covenants of TIB Financial in the merger agreement and agreements provided for therein shall have been performed and complied with by the effective time;

(c)	TIB Financial shall have delivered to Bank of Venice certain certificates of its corporate officers provided for in the merger agreement;

(d)	TIB Financial shall have delivered to Bank of Venice an opinion of its counsel as provided in the merger agreement;

(e)	TIB Financial common stock to be issued in the merger shall have been qualified as a Nasdaq National Market System Security as defined by the SEC; and

(f)	no regulatory authority shall have asserted that TIB Financial or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material, permits or issued any order or similar undertaking that restricts or impairs the conduct of TIB Financial’s or any of its subsidiaries’ business.

Waiver and Amendment; Termination; Termination Fee
     Prior to the effective time, either TIB Financial or Bank of Venice may waive any default in performance of any term of the merger agreement, waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the merger agreement, waive any or all of the conditions precedent and may, to the extent permitted by law, amend the merger agreement in writing with the approval of the Board of Directors of each of Bank of Venice and TIB Financial.
     The merger agreement may be terminated at any time prior to the effective time, as follows:
(a)	by mutual consent of TIB Financial and Bank of Venice;

(b)	in the event of a breach of a representation, warranty, covenant or agreement by the non-breaching party under certain circumstances;

(c)	by either party (provided that such terminating party is not in material breach of any material obligation in the merger agreement), in the event any required regulatory approval is denied or not obtained or the shareholders of Bank of Venice fail to approve the merger;

(d)	by either party, in the event there is a material adverse effect on the business, operations or financial condition of the other party that is not remedied;

(e)	by either party, in the event any of the conditions precedent to the merger cannot be satisfied or fulfilled or the merger is not consummated by June 30, 2007, and such failure was not the fault of the terminating party;

(f)	by TIB Financial, if the holders of greater than 10% of the outstanding shares of Bank of Venice common stock properly assert their dissenters’ rights under Florida law;

(g)	by TIB Financial, if (1) the board of directors of Bank of Venice withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the merger, (2) the board of directors of Bank of Venice recommends approval of another acquisition proposal to the shareholders, (3) the board of directors of Bank of Venice fails to call the special meeting of shareholders, or (4) any person or entity becomes the beneficial owner of 50% or more of the outstanding shares of Bank of Venice stock;

(h)	by Bank of Venice, if the board of directors of Bank of Venice shall have authorized an agreement with respect to an acquisition or merger transaction proposal which it considers to be superior to the merger, and after written notice to TIB Financial, TIB Financial does not make an offer that the Bank of Venice board determines is as favorable as the third-party proposal; or

(i)	by Bank of Venice if the Designated Price of TIB Financial common stock is less than $15.00, and by TIB Financial if the Designated Price of TIB Financial common stock is greater than $20.00. However, TIB Financial may not terminate the merger agreement if the Designated Price of its common stock is greater than $20.00 and TIB Financial has entered into an agreement or made any public announcements with respect to a proposed transaction (1) in which TIB Financial would not be the surviving entity, (2) as a result of which any person or group would become the owner of 50% or more of the outstanding shares of TIB Financial common stock, or (3) in connection with which TIB Financial common stock would be converted into cash or some other security.
     In the event of the termination of the merger agreement, the merger agreement will become void and have no effect, except that the confidentiality requirements, miscellaneous provisions, and provisions regarding expenses will survive such termination and such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination. Also, a termination under the circumstances described in paragraphs (g) or (h) above will require Bank of Venice to pay to TIB Financial a termination fee of $800,000.
Regulatory Approvals
     The merger is conditioned upon receipt of the necessary regulatory approvals. Bank holding companies and banks are regulated extensively under both federal and state law. TIB Financial is subject to regulation by the Federal Reserve. The Bank Holding Company Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. TIB Financial has filed an application with the Federal Reserve requesting approval of the merger in accordance with Section 3 of the Bank Holding Company Act.
     Bank of Venice is subject to regulation by the Florida Office of Financial Regulation. Under the requirements of the Florida Banking Code, the organization of a successor institution or an interim banking corporation such as is contemplated by the merger agreement, and any bank merger in which a Florida state bank such as Bank of Venice is the resulting entity, must be submitted to the Florida Office of Financial Regulation for prior approval. TIB Financial and Bank of Venice has submitted an application to the Florida Office of Financial Regulation for permission to form TBV Interim Bank and to merge TBV Interim Bank with and into Bank of Venice.
     The merger is also subject to the approval of the FDIC under the federal Bank Merger Act. TIB Financial has submitted an application to the FDIC to obtain such approval.

     As of the date of this proxy statement/prospectus, each of these required regulatory approvals is still pending. The merger cannot be completed in the absence of the required regulatory approvals or waivers. We cannot assure you as to whether or when the required regulatory approvals will be obtained.
Accounting Treatment
     TIB Financial expects to account for the merger as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Bank of Venice as of the effective time will be recorded at their respective fair values and added to those of TIB Financial. Any excess of the value of TIB Financial common stock issued for Bank of Venice common stock over the fair value of Bank of Venice’s net assets will be recognized as goodwill. Financial statements of TIB Financial issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Bank of Venice.
Resales of TIB Financial Common Stock
     All shares of TIB Financial common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, except shares received by persons who are “affiliates” of Bank of Venice at the time of the special meeting. These affiliates may only sell their shares in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. The term “affiliates” typically includes directors, executive officers, and beneficial owners of 10% or more of a company’s voting shares. Bank of Venice has indicated that it considers all of its directors to be affiliates of Bank of Venice for purposes of these requirements.
     This proxy statement/prospectus does not cover resales of TIB Financial common stock to be received by any person who may be deemed to be an affiliate of Bank of Venice. Bank of Venice has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an “affiliate” of Bank of Venice to execute and deliver to TIB Financial an agreement. Under these agreements, each of Bank of Venice’s directors has agreed not to offer to sell, transfer or otherwise dispose of any of the shares of TIB Financial common stock issued to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. TIB Financial may place restrictive legends on certificates representing TIB Financial common stock issued to all persons who are deemed to be “affiliates” of Bank of Venice under Rule 145.

Dissenters’ Rights
     The following discussion is not a complete description of the law relating to dissenters’ rights available under Florida law. This description is qualified by the full text of the relevant provisions the Florida Banking Code, which are reprinted in their entirety as Appendix C to this proxy statement/prospectus. If you desire to exercise dissenters’ rights, you should review carefully the Florida Banking Code and are urged to consult a legal advisor before electing or attempting to exercise these rights.
     Under the Florida Banking Code (“FBC”), shareholders of Bank of Venice have the right to dissent from the merger and obtain payment in cash of the value of their shares, as determined in accordance with the procedures described below. If the merger is completed, holders of Bank of Venice common stock as of the February 20, 2007 record date who follow the procedures specified by Florida law will be entitled to receive in cash the value of their Bank of Venice stock with respect to which such dissenters’ rights are exercised as of the effective time of the merger. Shareholders who elect to follow such procedures are called “dissenting shareholders” in this document.
     A vote in favor of the merger agreement by a holder of Bank of Venice common stock will result in the waiver of the shareholder’s dissenters’ rights under Florida law.
     Under Florida law, a shareholder of Bank of Venice may dissent from the merger by either:
•	voting against approval of the merger agreement at the special meeting; or

•	delivering to the Bank of Venice prior to the special meeting a written notice that the shareholder dissents from the merger agreement.
     Dissenting shareholders must refrain from voting in favor of the merger at the special meeting.
     A shareholder may dissent as to less than all of the shares of Bank of Venice common stock held by the shareholder.
     On or promptly after the effective time of the merger, either of the Bank of Venice or TIB Financial may fix an amount which it considers to be not more than the fair market value of the Bank of Venice shares and which it will pay to dissenting shareholders, and if it fixes such amount, it must offer to pay the amount to all dissenting shareholders. Dissenting shareholders who accept the offer are entitled to receive the amount offered in cash upon surrender of their certificates for Bank of Venice common stock at any time within 30 days after the effective time of the merger.
     If any dissenting shareholders have not accepted the offer, then the value of their shares will be determined as of the effective time of the merger by three appraisers. One of the appraisers will be selected by the owners of at least two-thirds of the dissenting shares, one will be selected by the board of directors of Bank of Venice, and the third will be selected by the two so chosen. The value agreed upon by any two of the appraisers will control and be final and binding on all parties. If one or more of the appraisers is not selected within 90 days after the effective time of the merger for any reason, or if the appraisers fail to determine the value of the shares held by dissenting shareholders, then the Florida Office of Financial Regulation will cause an appraisal of the dissenting shares to be made. This appraisal will be final and binding on all parties. The expenses of the appraisal will be paid by Bank of Venice. Where the value of the shares has been determined by an appraisal, the dissenting shareholders are entitled to receive the value of their shares in cash upon surrender of their stock certificates for Bank of Venice common stock at any time within 30 days after the value of the shares has been determined by appraisal.
     The right of a dissenting shareholder to be paid the value of the shareholder’s shares will cease if the proposed merger is abandoned or if the dissenting shareholder does not comply with the process for exercising dissenters’ rights.
COMPARATIVE MARKET PRICES AND DIVIDENDS
Bank of Venice
     Shares of Bank of Venice common stock are not actively traded, and, to the knowledge of the Bank of Venice, no shares of its common stock have been transferred by the person or persons to whom such shares were issued. In the fourth calendar quarter of 2002, the Bank of Venice completed its initial offering with the sale of 711,500 shares of its common stock at a price of $10.00 per share. In the fourth calendar quarter of 2004, the Bank of Venice completed a secondary offering of its common stock with the sale of an additional 173,914 shares at a price of $11.50 per share.
     Bank of Venice has not paid any dividends with respect to its common stock.
TIB Financial
     The shares of TIB Financial common stock are traded on The Nasdaq National Market System under the symbol “TIBB.” The last reported sale price of TIB Financial common stock on November 10, 2006 (the business day preceding public announcement of the merger) was $17.54, and on December 31, 2006 was $17.49. The table below sets forth for the period indicated, the high and low sales price of TIB Financial common stock as reported by The Nasdaq National Market and the dividends declared per share on its common stock.

			Cash
			Dividends
			Declared
	High	Low	Per Share
2005 Quarter Ended:
First quarter	$14.51	$12.325	$0.0575
Second quarter	14.65	13.05	0.0575
Third quarter	16.25	12.925	0.0575
Fourth quarter	16.855	14.50	0.05875

2006 Quarter Ended:
First quarter	$16.175	$14.75	$0.05875
Second quarter	16.25	14.44	0.05875
Third quarter	16.195	15.64	0.05875
Fourth quarter	18.44	15.84	0.06

2007 Quarter Ended:
First quarter (through February 15, 2007)	$17.95	$16.58	$—
     As of December 31, 2006, TIB Financial had 11,720,527 shares of its common stock outstanding.
     Dividends are paid at the discretion of TIB Financial’s board of directors. TIB Financial has paid regular quarterly cash dividends on its common stock, and its board of directors presently intends to continue the payment of regular quarterly cash dividends, but the amount and frequency of cash dividends, if any, will be determined by TIB Financial’s board of directors after consideration of its earnings, capital requirements and its financial condition and will depend on cash dividends paid to it by its subsidiary banks. As a result, TIB Financial’s ability to pay future dividends will depend upon the earnings of its subsidiary banks, their financial condition and their need for funds.
     Moreover, there are a number of federal and state banking policies and regulations that restrict TIB Financial’s ability to pay dividends. In particular, because each of its subsidiary banks is a depository institution and its deposits are insured by the FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due to the FDIC. Also, the subsidiary banks are subject to regulations which impose certain minimum capital requirements that affect the amount of cash available for distribution to TIB Financial. Lastly, under Federal Reserve policy, TIB Financial is required to maintain adequate regulatory capital, is expected to serve as a source of financial strength to its subsidiary banks and to commit resources to support the banks. In addition, federal and state agencies have the authority to prevent it from paying a dividend to its shareholders. These policies and regulations may have the effect of reducing or eliminating the amount of dividends that TIB Financial can declare and pay to its shareholders in the future.

DESCRIPTION OF TIB FINANCIAL’S CAPITAL STOCK
     TIB Financial’s authorized capital stock consists of 40,000,000 shares of common stock, par value $.10 per share. As of December 31, 2006, there were 11,720,527, shares of TIB Financial’s common stock issued, including 66,877 shares of unvested restricted stock. TIB Financial also is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.
Common Stock
     Holders of TIB Financial’s common stock are entitled to receive ratably dividends, if any, declared by TIB Financial’s board of directors out of funds legally available for dividends. In the event of the liquidation, dissolution or winding up of TIB Financial, holders of TIB Financial’s common stock are entitled to share ratably, based on the number of shares held, in the assets, remaining after payment of all the debts and liabilities of TIB Financial.
     Holders of common stock are entitled to one vote per share on all matters submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock which TIB Financial may issue or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
     As of the date of this proxy statement/prospectus, no TIB Financial preferred stock was issued or outstanding. The board of directors of TIB Financial is authorized to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of stock constituting any such series and the designation thereof and to increase or decrease the number of stock of such series subsequent to the issuance of stock of such series but not below the number of stock then outstanding. The board of directors, without shareholder approval, can issue preferred stock with the voting and conversion rights described above, which could adversely affect the voting power of the shareholders of common stock. TIB Financial has no plans at this time to issue any preferred stock. Any such issuance of preferred stock could have the effect of delaying or preventing a change of control.
Anti-Takeover Provisions
     General. The Florida Business Corporation Act contains provisions designed to enhance the ability of the board of directors to respond to attempts to acquire control of TIB Financial. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of TIB Financial’s shareholders deem to be in their best interest. These provisions may adversely affect the price that a potential purchaser would be willing to pay for TIB Financial’s common stock. These provisions may deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of TIB Financial’s incumbent management more difficult. These provisions may enable a minority of TIB Financial’s directors and the holders of a minority of TIB Financial’s outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.
     The following summarizes the anti-takeover provisions contained in the Florida Business Corporation Act.
     Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable TIB Financial’s board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of TIB Financial.
     Evaluation of Acquisition Proposals. The Florida Business Corporation Act expressly permits the board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of TIB Financial, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of TIB Financial and its subsidiaries, on the communities and geographical areas in which they operate. TIB Financial’s board of directors may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and TIB Financial’s then current value in a freely negotiated transaction. TIB Financial’s board of directors believes that these provisions are in the long-term best interests of TIB Financial and its shareholders.
     Control Share Acquisitions. TIB Financial is subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

•	acquisitions of shares possessing one-third or more but less than a majority of all voting power;

•	or acquisitions of shares possessing a majority of more of all voting power.
     Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption under certain circumstances of control shares with no voting rights.
     Transactions with Interested Shareholders. TIB Financial is subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire TIB Financial.
     Staggered Board Terms. TIB Financial’s Articles provide that the Board of Directors is divided into two classes of directors, one class to be elected each year for a term of two years, with each director to hold office until its successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the second succeeding annual meeting of shareholders after their election, with each director to hold office until such person’s successor is duly elected and qualified. Under the classified board provisions described above, it would take at least one election of directors for any individual or group to gain control of the board. Accordingly, these provisions may discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.
     Call of Shareholder Meetings. A special meeting of TIB Financial’s shareholders, for any purpose, only may be called by the Chairman of the Board, by the President, by a majority of the directors, or by holders of shares entitled to cast not less than 50% of the votes at the meeting.
     Shareholder Action by Meeting Only. TIB Financial’s Articles also provide that any action that requires approval of the shareholders may be taken only at an annual or special meeting of shareholders, and not by means of written consent (which otherwise would allow the holders of a majority of the outstanding shares to sign a document, in lieu of a meeting, to approve such action).
     Supermajority Vote to Amend Articles. TIB Financial’s Articles provide that the foregoing provisions may only be amended by the holders of at least 67% of the outstanding shares of stock eligible to vote at the meeting, unless the amendment has been approved by at least 67% of the directors then in office, in which case the affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to approve the amendment.
     Notice of Shareholder Business and Nominations. TIB Financial’s bylaws provide that nominations for the election of directors and proposals of business to be considered at a meeting of shareholders must be given within certain time periods prior to the scheduled annual meeting of shareholders and that certain information be provided with respect to such shareholder nominees and proposals. The advance notice requirement, by regulating shareholder nominations and the introduction of business at any meeting of shareholders, affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, inform shareholders about the merits of such proposals and qualifications. Although this does not give the Board of Directors any power to approve or disapprove of shareholder nominations for election of directors, it may have the effect of precluding a contest for the election of directors if the procedures established by it are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors, without regard to whether this might be harmful or beneficial to the Company and its shareholders.
Indemnification Provisions
     Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. Further, a Florida company is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:
•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•	in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable related to payment of dividends or other distributions or repurchases of shares in violation of such Act, or

•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.
     A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.
     TIB Financial’s bylaws provide that TIB Financial shall indemnify each of its directors and officers to the fullest extent permitted by law, and that the indemnity will include advances for expenses and costs incurred by such director or officer related to any action in regard to which indemnity is permitted. TIB Financial currently maintains liability insurance for its directors and officers. There is no assurance that TIB Financial will continue to maintain such insurance.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling TIB Financial pursuant to the foregoing provisions, TIB Financial has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
     American Stock Transfer & Trust Company currently acts as transfer agent and registrar for the shares of TIB Financial common stock.
Limited Liability and Indemnification
     Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:
•	the director breached or failed to perform his duties as a director; and

•	a director’s breach of, or failure to perform, those duties constitutes:

•	a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

•	a transaction from which the director derived an improper personal benefit, either directly or indirectly,

•	a circumstance under which an unlawful distribution is made,

•	in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or

•	in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Shares Eligible for Future Sale
     Upon the completion of the merger, TIB Financial will have approximately 12,631,584 shares of common stock outstanding ( assuming (1) a Designated Price greater than $16.50 and less than $18.50 per share, (2) that Bank of Venice shareholders elect to receive cash for up to 10% of their shares of Bank of Venice common stock, and (3) that none of Bank of Venice shareholders exercise any dissenters rights). Except for shares held by affiliates of TIB Financial and former affiliates of Bank of Venice, almost all of TIB Financial’s outstanding shares will be freely tradeable without restriction or registration under the Securities Act of 1933.
CERTAIN DIFFERENCES IN THE RIGHTS OF TIB FINANCIAL SHAREHOLDERS AND BANK OF VENICE SHAREHOLDERS
     Bank of Venice shareholders will automatically become TIB Financial shareholders at the effective time of the merger, unless they properly exercise dissenters rights with respect to all of their shares of Bank of Venice common stock. The rights of former Bank of Venice shareholders as holders of TIB Financial common stock will be determined by TIB Financial’s articles of incorporation, TIB Financial’s bylaws and Florida law. The following is a summary of the material differences in the rights of shareholders of TIB Financial and Bank of Venice. This summary is necessarily general and is not a complete discussion of, and is qualified by, the more detailed provisions of Florida law, Bank of Venice’s articles of incorporation, TIB Financial’s articles of incorporation and the bylaws of each corporation.
Authorized Capital
     TIB Financial. TIB Financial is authorized to issue 40,000,000 shares of common stock with par value of $.10 per share and 5,000,000 shares of preferred stock. As of December 31, 2006, there were 11,720,527 shares of TIB Financial common stock outstanding and no shares of preferred stock were outstanding.
     Bank of Venice. Bank of Venice is authorized to issue 2,000,000 shares of common stock with par value of $5.00 per share. As of the record date, 885,414 shares of Bank of Venice common stock were outstanding.
Amendment of Articles of Incorporation
     TIB Financial. The Florida Business Corporation Act (“FBCA”) generally requires most amendments to a Florida corporations articles of incorporation be adopted by the affirmative vote of a majority of the shares entitled to vote thereon upon recommendation of the Board of Directors, subject to amendments in certain minor respects which do not require stockholder action. Unless the FBCA requires a greater vote, amendments may be adopted by a majority of the shares entitled to vote, a quorum being present. The FBCA also permits the Board of Directors to amend or repeal the bylaws unless otherwise required by the FBCA or the stockholders. The stockholders entitled to vote have concurrent power to amend or repeal the bylaws. The TIB Financial articles of incorporation may be amended in accordance with the requirements of the FBCA, except that changes to the following provisions require approval of the holders of at least 67% of the outstanding shares (unless the change is approved by at least 67% of the directors then in office, in which case, the affirmative vote of the holders of the majority of the outstanding shares is required to approve the change):
•	any change in the authorized shares, or terms of capital stock;

•	any change in the classification of TIB Financial’s Board of Directors;

•	any change in provisions relating to the requirements to call a special meeting of shareholders, shareholder action only taking place at meetings of shareholders, and advance notice of shareholder nomination for election of directors; and

•	any change in the voting provisions set forth above.
     Bank of Venice. The foregoing provisions of the FBCA govern amendments to Bank of Venice’s articles of incorporation, which contain no super-majority approval requirements.
Notice of Meetings of Shareholders
     TIB Financial. The TIB Financial bylaws provide that TIB Financial must notify its shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting. TIB Financial must briefly describe the purpose or purposes of a special meeting.
     Bank of Venice. The Bank of Venice bylaws contain shareholder meeting notice requirements which are substantially the same as those contained in TIB Financial’s bylaws.
Special Meetings of Shareholders
     TIB Financial. A special meeting of the shareholders of TIB Financial may be held when directed by the chairman, president, the board of directors, or when requested in writing by the holders of not less than 50% of all the shares entitled to vote at such meetings.
     Bank of Venice. Bank of Venice’s bylaws contain provisions regarding special meetings which are substantially the same as the provisions contained in TIB Financial’s bylaws, except that request of holders who hold not less than 25% of all outstanding shares entitled to vote at such meeting is required to call a special meeting.

Record Date
     TIB Financial. TIB Financial’s board of directors must fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 70 days in advance of the relevant determination and, in case of a meeting of shareholders, no more than 70 days prior to the date on which the particular action requiring such determination of shareholders is to be taken.
     Bank of Venice. Bank of Venice’s bylaws contain provisions regarding the establishment of record dates which are substantially the same as the provisions contained in TIB Financial’s bylaws.
Removal of Directors
     TIB Financial. A director of TIB Financial may be removed with or without cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors.
     Bank of Venice. A Bank of Venice director similarly may be removed with or without cause by a vote of holders of a majority of the shares entitled to vote at the election of directors.
Indemnification
     TIB Financial. TIB Financial’s bylaws provide that TIB Financial shall indemnify and hold harmless all of its directors, officers, employees and agents, and former directors, officers, employees and agents from and against all liabilities and obligations, including attorneys’ fees, incurred in connection with any actions taken or failed to be taken by such director, officer, employee and agent in their capacity as such to the fullest extent possible under law. In any event, it is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.
     Bank of Venice. Bank of Venice’s bylaws contain indemnification provisions which are substantially the same as those set forth in the bylaws of TIB Financial. Likewise, Bank of Venice is required to indemnify a director, officer, employer, agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interest of the corporation.
Shareholder Inspection Rights; Shareholder Lists
     TIB Financial. Under Florida law, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect corporate books and records. Except for certain categories of records, including the current articles of incorporation and bylaws, list of names and business addresses of current officers and directors, and minutes of shareholder meetings and communications directed to stockholders generally, the demand must be made in good faith with a proper purpose, and must state with reasonable particularity the purpose and the records desired to be inspected, and the records must relate directly to the purpose.
     Bank of Venice. The inspection rights provided under Florida law are also available to the shareholders of Bank of Venice.
CERTAIN INFORMATION CONCERNING TIB FINANCIAL
General
     TIB Financial is a registered bank holding company under the Bank Holding Company Act of 1956. TIB Financial owns TIB Bank.
     TIB Financial provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by TIB Financial include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, TIB Financial makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. TIB Financial provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. TIB Financial also offers internet banking services to its customers. In addition to the foregoing services, the offices of TIB Financial provide customers with extended banking hours. TIB Financial does not have trust powers and, accordingly, no trust services are provided.
     The revenues of TIB Financial are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment securities and short-term investments. The principal sources of funds for TIB Financial’s lending activities are its deposits, repayment of loans, borrowings, and the sale and maturity of investment securities. The principal expenses of TIB Financial are the interest paid on deposits and borrowings, and operating and general administrative expenses.
     As is the case with banking institutions generally, TIB Financial’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. TIB Financial faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

     At September 30, 2006, TIB Financial had total consolidated assets of about $1.2 billion, total consolidated loans of about $1.0 billion, total consolidated deposits of about $972 million, and total consolidated stockholders’ equity of about $83.9 million.
Additional Information
     Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to TIB Financial is incorporated by reference or set forth in TIB Financial’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated into this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”
BUSINESS OF BANK OF VENICE
General
     Bank of Venice was organized as a Florida banking corporation in June 2002, and the Bank commenced operations in January 2003. Bank of Venice provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Bank of Venice include: non-interest-bearing demand accounts, interest bearing accounts, NOW accounts, money market deposit accounts, savings accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, drive-in tellers, and banking by mail. In addition, Bank of Venice makes commercial and single-family residential real estate loans, construction, mobile home, commercial and consumer loans, and issues stand-by letters of credit. Bank of Venice provides automated teller machine (“ATM”) cards, as a part of the PRESTO ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. Bank of Venice does not have trust powers and, accordingly, no trust services are provided.
     The revenues of Bank of Venice are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment and mortgage-backed securities, and short-term investments. The principal sources of funds for Bank of Venice’s lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of Bank of Venice are the interest paid on deposits, and operating and general administrative expenses.
     As is the case with banking institutions generally, Bank of Venice’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Bank of Venice faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.
Lending Activities
     Bank of Venice offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in the Bank’s market area. Bank of Venice’s total loans at September 30, 2006 were $57.1 million, or 84% of total assets. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. Bank of Venice has no foreign loans or loans for highly leveraged transactions.
     Bank of Venice’s loans are concentrated in the following areas: commercial real estate loans, residential real estate loans, construction loans, commercial loans, consumer/other loans. At September 30, 2006, 21.3%, 55.9%, 12.2%, 6.2%, and 4.4% of Bank of Venice’s loan portfolio consisted of commercial real estate, residential real estate, construction, commercial, consumer/other loans, respectively. In excess of 94% of Bank of Venice’s loans at September 30, 2006 were made on a secured basis. As of September 30, 2006, approximately 89.4% of the loan portfolio, consisted of loans secured by mortgages on real estate.
     Bank of Venice’s commercial loans include loans to individuals and small-to-medium sized businesses located primarily in Sarasota County and surrounding areas for working capital, equipment purchases, and various other business purposes. A majority of Bank of Venice’s commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable- or fixed-interest rates. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years.
     Bank of Venice’s real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed- or variable-interest rates. Bank of Venice generally does not make fixed-interest rate commercial real estate loans for terms exceeding five years. Loans in excess of five years generally have adjustable interest rates. Bank of Venice’s residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable-interest rates.
     Bank of Venice’s consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed- and variable-interest rates, and are often based on up to a five-year amortization schedule.
     In accordance with applicable banking laws and regulations, it is the policy and practice of Bank of Venice that loans to its executive officers, directors or shareholders owning more than 10% of Bank of Venice common stock, must be approved, in advance, by a majority of the entire board of directors with the interested party abstaining from the vote. Any loans to executive officers, directors and principal shareholders must be made on substantially the same terms, including interest rates and collateral, as those existing at the time for comparable transactions with persons who are not affiliated with the bank. Loans to executive officers, directors and principal shareholders also must not involve more than the normal risk of repayment or present other unfavorable features. The Bank may pay an overdraft on an account of a director, provided the payment is in accordance with a written, preauthorized, interest bearing extension of credit specifying a method of repayment or a written preauthorized transfer of funds from another account. As to transactions, other than loans, with directors and principal shareholders, Bank of Venice requires that any such transaction be on terms and under circumstances that are substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions involving other parties who are not affiliated with the Bank. If there are no comparable prevailing transactions, then the transaction with the director or principal shareholder must be on terms and under circumstances that in good faith would be offered and would apply to others who are not affiliated with the Bank. From time to time, Bank of Venice has had loans to its directors and executive officers, and other transactions with its directors. Bank of Venice management believes that such loans and transactions were in compliance with the foregoing policies.
Deposit Activities
     Deposits are the major source of Bank of Venice’s funds for lending and other investment activities. Bank of Venice considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised 53.6% of Bank of Venice’s total deposits at September 30, 2006. Approximately 46.4% of Bank of Venice’s deposits at September 30, 2006 were certificates of deposit. Generally, Bank of Venice attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up 29.3% of Bank of Venice’s total deposits at September 30, 2006. The majority of the deposits of Bank of Venice are generated from Sarasota County.
Employees
     At September 30, 2006, Bank of Venice employed 18 full-time employees. The employees are not represented by a collective bargaining unit. Bank of Venice consider relations with its employees to be good.

Properties
     The main office of Bank of Venice is located at 240 Nokomis Avenue South, Venice, Florida 34285, in a two-story building of approximately 11,500 square feet, which is owned by Bank of Venice. Bank of Venice also leases a branch office of approximately 3,500 square feet in a single story building located at 1790 East Venice Avenue, Venice, Florida.
Litigation
     In the ordinary course of operations, Bank of Venice is a party to various legal proceedings. Management does not believe there is any proceeding against Bank of Venice which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of Bank of Venice.
Management
     Board of Directors. The Board of Directors of Bank of Venice currently consists of 12 directors, each of whom holds office until the next annual meeting of Bank of Venice shareholders. The following table sets forth certain information with respect to the directors of Bank of Venice.

Name and Age	Principal Occupation
James H. Brandt (72)	Retired; Veterinary Medicine

Joseph P. Dalton (51)	Plumbing and Hardware

M. M. Dalton (76)	Plumbing and Hardware

Robert J. DeBoer (62)	Attorney at Law

Charles E. Johnson, M.D. (71)	Retired Pathologist

Steven W. MaCris (54)	Attorney at Law

Richard M. Morrison, M.D. (71)	Retired Surgeon

W. Paul Moseley (53)	Businessman — C.P.A.

Wayne A. Roberts (50)	Insurance

Edwin D. Taylor (52)	Assisted Living Communities

David F. Voigt (66)	Chairman and Chief Executive Officer of The Bank of Venice

Name and Age	Principal Occupation
Mack R. Wilcox, Jr. (62)	President and Chief Operating Officer of The Bank of Venice
     Executive Officers. The following sets forth information regarding the executive officers of Bank of Venice. The officers of Bank of Venice serve at the pleasure of the Board of Directors.

Principal Occupation and Business
Name	Experience During Past Five Years
David F. Voigt	•	January 2002 – January 2003, President, CEO and Director of The Bank of Venice (in organization);

	•	January 2003 – March 2006, President, CEO and Director of The Bank of Venice;

	•	March 2006 – Present, Chairman, CEO and Director of The Bank of Venice.

Mack R. Wilcox, Jr.	•	January 2002 – January 2003, Director of The Bank of Venice (in organization);

	•	January – September 2003, Director of The Bank of Venice and President of Suncoast Development Service, Inc.;

	•	October 2003 – March 2005, Director, Senior Vice President and Senior Loan Officer of The Bank of Venice;

	•	April 2005 – March 2006, Director, Executive Vice President and Senior Loan Officer of The Bank of Venice;

	•	April 2006 – Present, Director, President and Chief Operating Officer of The Bank of Venice.

Lisa P. Hawkins	•	January – November 2002, Controller, Premier Community Bank of Venice;

	•	December 2002 – Present, Vice President and Cashier, The Bank of Venice.
Stock Option Plans
     Bank of Venice has separate stock option plans for its directors and employees. Under the plans, options for an aggregate of 81,882 shares of Bank of Venice common stock were outstanding as of the date of this proxy statement. The plans provide that options are granted at prices equal to market value on the date of grant as determined by the Board of Directors. Options granted under the plans are exercisable to the extent of 100% of the shares covered by such option commencing with the fifth anniversary of the grant date. The options are exercisable in full before the fifth anniversary of the grant date, if there is a change in control of Bank of Venice. Accordingly, the closing of the acquisition of Bank of Venice by TIB Financial will constitute a change in control and thus accelerate the vesting of all outstanding options. The options remain exercisable up to 10 years from the date of grant. The exercise price for the outstanding options is $10.00 per share (with respect to options to purchase an aggregate of 74,382 shares of Bank of Venice common stock) and $11.50 per share (with respect to options to purchase an aggregate of 7,500 shares of Bank of Venice common stock).

Management and Principal Stock Ownership
     Directors and Officers
     The following table sets forth the beneficial ownership of outstanding shares of Bank of Venice common stock as of the date of this proxy statement by Bank of Venice’s current directors, and by current directors and executive officers as a group. Except as set forth below, management of Bank of Venice is not aware of any individual or group that owns in excess of 5% of the outstanding shares of Bank of Venice.

Name of Individual	Amount/Nature of	Percent
(and address of 5% Owner)	Beneficial Ownership	of Class
James H. Brandt	27,704	3.13%

Joseph P. Dalton	13,012	1.47%

M. M. Dalton	45,557	5.15%

Robert J. DeBoer	12,452	1.41%

Charles E. Johnson, M.D.	25,000	2.82%

Steven W. MaCris	12,452	1.41%

Richard M. Morrison, M.D.	31,200	3.52%

W. Paul Moseley	12,452	1.41%

Wayne A. Roberts	14,352	1.62%

Edwin D. Taylor	20,570	2.32%

David F. Voigt	11,500	1.30%

Mack R. Wilcox, Jr.	15,500	1.75%

All directors and executive officers as a group (13 persons)	241,751	27.30%

5% Shareholders

Steven T. Deans, Sr. P.O. Box 698

Laurel, Florida 34272-0698	52,326	5.9%

SUPERVISION AND REGULATION
General
     TIB Financial and Bank of Venice are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of our operations. TIB Financial and Bank of Venice are also affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve System affect the money supply, and in general, the lending abilities of banks by increasing or decreasing the costs and availability of funds to the banks. Additionally, the Federal Reserve System regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on bank borrowings, and changes in the reserve requirements against bank deposits.
     The following is a brief summary of some of the statutes, rules and regulations which affect TIB Financial and Bank of Venice. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of all applicable statutes or regulations. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of TIB Financial and Bank of Venice.
Holding Company Regulations
     TIB Financial is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 and the Florida Interstate Banking Act. It is registered as a bank holding company with the Federal Reserve System and is required to file annual reports and other information regarding its business operations and those of any subsidiary. It is also subject to the supervision of, and to periodic inspections by, the Federal Reserve.
     The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:
•	acquiring all or substantially all of the assets of a bank;

•	acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank; or

•	merging or consolidating with another bank holding company.
     Except as authorized by the Gramm-Leach-Bliley Act of 1999, a bank holding company is generally prohibited by the Bank Holding Company Act from engaging in, or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:
•	making or servicing loans and certain types of leases and related activities;

•	engaging in certain insurance and discount brokerage activities;

•	underwriting and dealing in government securities and certain other securities and financial instruments;

•	providing certain data processing and data transmission services;

•	acting in certain circumstances as a fiduciary or investment or financial advisor;

•	management consulting and counseling activities;

•	issuing and selling retail monetary instruments such as money orders, savings bonds and travelers’ checks;

•	operating trust companies and non-bank depository institutions such as savings associations; and

•	making investments in corporations or projects designed primarily to promote community welfare.
     In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve is required to consider whether the performance of the particular activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition and gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its bank subsidiaries.
     The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve’s approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.
     The Federal Reserve, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve’s policy, a bank holding company may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserve’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.
Bank Regulation
     Bank of Venice is a state bank organized under the laws of Florida. It is subject to the supervision of the Florida Office of Financial Regulation and the FDIC. TIB Bank also is under the supervision of the Florida Office of Financial Regulation and the FDIC. The deposits of the TIB Bank and Bank of Venice are insured by the FDIC for a maximum of $100,000 per depositor. For this protection, the banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the banking agencies. The banking agencies regulate and monitor all areas of a bank’s operations, including:
•	security devices and procedures;

•	adequacy of capital and loss reserves;

•	loans;

•	investments;

•	borrowings;

•	deposits;

•	mergers;

•	issuance of securities;

•	payment of dividends;

•	interest rates payable on deposits;

•	interest rates or fees chargeable on loans;

•	establishment of branches;

•	corporate reorganizations;

•	maintenance of books and records; and

•	adequacy of staff training to carry out safe lending and deposit gathering practices.
     In addition, banks are prohibited from engaging in tie-in arrangements in connection with any extension of credit, or the offer of any property or service. The regulatory requirements to which banks are subject also set forth various conditions regarding the eligibility and qualifications of their officers and directors.
Capital Adequacy Requirements
     Both bank holding companies and banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC which vary based on differences in risk profiles. The capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC’s risk-based capital guidelines apply directly to banks regardless of whether they are subsidiaries of a bank holding company. The agencies’ requirements, which are substantially similar, provide that banking organizations must have total capital (as defined in the rules) equivalent to 8% of risk-weighted assets in order to be considered adequately capitalized. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.
     The regulatory capital requirements include a two-tier capital framework. Tier I capital consists of common and qualifying preferred shareholder’s equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1, and a limited allowance for credit losses up to a designated percentage of Risk-Weighted assets. Under these guidelines, institutions must maintain a specified minimum ratio of “qualifying” capital to risk-weighted assets. At least 50% of an institution’s qualifying capital must be “core” or “Tier 1” capital, and the balance may be “supplementary” or “Tier 2” capital.

     The banking agencies have also adopted minimum leverage capital ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. The guidelines imposed on the banks include a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 capital to assets ratio of 3%, with institutions receiving less than the highest rating required to maintain a ratio of 4% or greater, based upon their particular circumstances and risk profiles.
     Federal bank regulatory authorities have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank’s financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank’s capital adequacy, the revised capital standards now explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank’s economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.
     The foregoing capital guidelines could affect TIB Financial, TIB Bank and Bank of Venice in several ways. If the banks grow rapidly, their respective capital bases may become insufficient to support continued growth, thereby requiring additional capital. The capital guidelines could also impact the banks’ ability to pay dividends. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change each bank’s capital position in a relatively short period of time. Failure to meet these capital requirements would require the banks to develop and file with the banking agencies a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, TIB Financial and Bank of Venice would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless it could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.
Dividends
     The ability of TIB Financial to pay cash dividends depends entirely upon the amount of dividends paid to it by TIB Bank. Additionally, the Florida Business Corporation Act provides that a Florida corporation may only pay dividends if the dividend payment would not render the corporation insolvent or unable to meet its obligations as they come due.
     The bank regulatory agencies have the general authority to limit the dividends paid by banks if such payment may be deemed to constitute an unsafe and unsound practice. In the case of TIB Bank and Bank of Venice, under the FBC a state bank may declare a dividend of so much of its aggregate net profits for the current year combined with its retained earnings (if any) for the preceding two years as the board deems to be appropriate and, with the approval of the Florida Office of Financial Regulation, may declare a dividend from retained earnings for prior years. No dividends may be paid at a time when the bank’s net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by law, regulation, order or any written agreement with the bank regulatory agencies.
Other Laws
     State usury laws and federal laws concerning interest rates limit the amount of interest and various other charges collected or contracted by a bank. The lending operations of TIB Bank and Bank of Venice are subject to federal laws applicable to credit transactions, such as the:
•	Truth in Lending Act governing disclosures of credit terms to consumer borrowers.

•	Community Reinvestment Act requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate income borrowers.

•	Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves.

•	Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit.

•	Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies.

•	rules and regulations of various federal agencies charged with the responsibility of implementing and enforcing such federal laws.
     The deposit and certain other operations of TIB Bank and Bank of Venice are also subject to provisions of the following laws:
•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of customers’ financial records and prescribes procedures for complying with administrative subpoenas of financial records.

•	Title V of the Gramm-Leach-Bliley Act of 1999 regarding disclosure of customers’ nonpublic personal information which requires financial institutions to publish their policies concerning disclosure of such information and give customers the opportunity to opt out of unwanted disclosure.

•	Electronic Funds Transfer Act and Regulation E, issued by the Federal Reserve to implement that act, which govern automatic deposits to, and withdrawals from, deposit accounts and rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Interstate Banking and Branching
     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. As such, all regional compacts and substantially all then-existing regional limitations on interstate acquisitions of banking organizations have been eliminated. The Interstate Banking and Branching Efficiency Act also permitted interstate branching by banks following an interstate merger transaction. Under these provisions, a bank operating in any state may generally establish one or more branches within any other state without the establishment of a separate banking structure within the other state through the merger with an existing bank in that state. Under current Florida law, Florida banks may open branch offices throughout Florida with the prior approval of the Florida Office of Financial Regulation and the FDIC. In addition, with prior regulatory approval, TIB Financial and Bank of Venice will be able to acquire existing banking operations in other states.
Financial Modernization
     The Gramm-Leach-Bliley Act of 1999 modernized the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a “financial services holding company.” TIB Bank and Bank of Venice provide their customers with a range of financial products and services, including various insurance products and securities brokerage services, through cooperative arrangements with third-party vendors.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
     Proposals of shareholders of TIB Financial intended to be presented at the 2007 annual meeting of TIB Financial shareholders had to have been received by TIB Financial at its principal executive office on or before December 1, 2006, in order to be considered for inclusion in TIB Financial’s proxy statement and form of proxy relating to the 2007 annual meeting of shareholders.
LEGAL MATTERS
     The validity of the TIB Financial common stock to be issued in the merger will be passed upon by Smith Mackinnon, PA, Orlando, Florida. Certain legal matters in connection with the merger will be passed upon for Bank of Venice by Shutts & Bowen, LLP, Orlando, Florida.

EXPERTS
     The consolidated financial statements of TIB Financial Corp. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Crowe Chizek and Company, LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
OTHER MATTERS
     As of the date of this proxy statement/prospectus, Bank of Venice’s board does not know of any matters that will be presented for consideration by its shareholders at the special meeting other than as described in this proxy statement/prospectus. However, the proposed proxy will be deemed to confer authority to the individuals named on the proxy to vote the shares represented by the proxy as to any matters that fall within the purposes outlined in the Notice of Special Meeting as determined by a majority of Bank of Venice’s board, including any adjournments or postponements. Nonetheless, a proxy which is voted against the proposal to approve the merger will not be voted in favor of any adjournment or postponement of the special meeting.
WHERE YOU CAN FIND MORE INFORMATION
     TIB Financial files reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning TIB Financial at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review TIB Financial’s electronically filed reports, proxy and information statements from commercial document retrieval services and at the internet worldwide website maintained by the SEC at http://www.sec.gov. In addition, TIB Financial common stock is traded on the Nasdaq Stock Market. Reports, proxy statements and other information should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 70006.
     TIB Financial has filed a registration statement on Form S-4 with the SEC to register the common stock that TIB Financial will issue in the merger. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement and its exhibits. For further information about TIB Financial and its common stock, you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.
     The SEC allows TIB Financial to “incorporate by reference” the information it files with the SEC. This permits TIB Financial to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that TIB Financial files later with the SEC will automatically update and supersede this information. TIB Financial incorporates by reference:
•	its Annual Report on Form 10-K for the year ended December 31, 2005,

•	its Quarterly Reports on Form 10-Q for the periods ended September 30, 2006, June 30, 2006, and March 31, 2006,

•	its description of the current management and Board of Directors contained in TIB Financial’s Proxy Statement for its 2006 Annual Meeting,

•	its Current Reports on Form 8-K filed on January 4, 2006, January 26, 2006, February 1, 2006, April 25, 2006, April 27, 2006, June 27, 2006, July 24, 2006, September 27, 2006, September 28, 2006, October 17, 2006, October 24, 2006, November 14, 2006, January 25, 2007, and February 7, 2007, and

•	any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the special meeting.
     You may obtain any of the documents incorporated by reference by TIB Financial from the SEC or the SEC’s Internet website as described above. Documents incorporated by reference are available from TIB Financial without charge. Bank of Venice shareholders may obtain documents incorporated by reference in this proxy statement/prospectus relating to TIB Financial by requesting them in writing or by telephone at the following address:
Stephen J. Gilhooly
Executive Vice President and Chief Financial Officer
TIB Financial
599 9th Street North
Naples, Florida 34102
(239) 263-3344
     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated February 20, 2007. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of TIB Financial common stock in the merger creates any implication to the contrary.

Appendix A
PLAN OF MERGER AND MERGER AGREEMENT
by and between
TIB FINANCIAL CORP.
and
THE BANK OF VENICE
and
TBV INTERIM BANK
(In Organization)
Dated as of
November 13, 2006

i

PLAN OF MERGER AND MERGER AGREEMENT
     THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2006, by and between The Bank of Venice (“BANK”), a Florida state chartered bank with its principal office located at 240 Nokomis Avenue South, Venice, Florida, 34285-2321; TIB Financial Corp. (“TIB”), a corporation organized and existing under the laws of the State of Florida, with its principal office located at 599 9th Street North, Naples, Florida, 34102-5624; and TBV Interim Bank (“TIB-SUB”), an interim banking corporation in organization under the laws of the State of Florida with its principal office to be located at 240 Nokomis Avenue South, Venice, Florida, 34285-2321.
Preamble
     The Boards of Directors of TIB and BANK are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of BANK by TIB pursuant to the merger (the “Merger”) of TIB-SUB (a wholly-owned interim subsidiary of TIB) with and into BANK. TIB-SUB will be a new Florida banking corporation formed by TIB as soon as practicable after the execution of this Agreement solely for the purpose of facilitating the Merger. At the effective time of such Merger, the outstanding shares of the capital stock of BANK shall be converted into the right to receive shares of the common stock of TIB (except as provided herein). As a result, stockholders of BANK shall become stockholders of TIB, and the assets and operations of BANK and TIB-SUB shall be combined under the charter of BANK. The transactions described in this Agreement are subject to the approvals of the stockholders of BANK, the sole stockholder of TIB-SUB, the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
     After consideration of the mutual benefits and advantages of the Merger to their respective companies and to the stockholders of each, the Boards of Directors of TIB and BANK are of the opinion that the objectives of the Merger can best be realized through the continued operation of BANK as a separately chartered community bank conducting business substantially as such business was conducted prior to the Effective Time under the management and Board of Directors of BANK as constituted at the date of this Agreement, subject to such changes as are set forth in this Agreement. Accordingly, TIB and BANK hereby affirm their mutual intention that BANK will be operated as a separately chartered bank subsidiary of TIB following completion of the Merger, operating under the name “The Bank of Venice,” and not as a branch or operating division of TIB Bank.
     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

1

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, TIB-SUB shall be merged with and into BANK in accordance with the provisions of the FFIC. At the Effective Time, the separate corporate existence of TIB-SUB shall cease, and BANK shall be the surviving bank resulting from the Merger (the “Surviving Bank”) and shall continue to be governed by the laws of the State of Florida. The Merger will be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of TIB and BANK.
     1.2 Time and Place of Closing. The place of Closing shall be at the offices of TIB, Naples, Florida, or such other place as may be mutually agreed upon by the Parties. The Closing will take place at 9:00 A.M. Eastern Standard Time on such date and time as the Parties, acting through their chief executive officers may mutually agree. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Closing shall occur on the last business day of the month in which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement); provided that the Closing shall not occur prior to February 28, 2007.
     1.3 Effective Time. The Merger and other transactions provided for in this Agreement shall become effective on the date and at the time specified in a Certificate of Merger to be issued by the Director of the Florida Office of Financial Regulation (the “Effective Time”), which Certificate of Merger, along with this Agreement, shall be delivered for filing to the Secretary of State of the State of Florida. Unless TIB and BANK otherwise mutually agree in writing, the Parties shall use their best efforts to cause the Effective Time to occur on the date of Closing.
     1.4 Execution of Director Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the Directors of BANK has executed and delivered to TIB a Stockholders Agreement and a Non-competition Agreement Related to the Sale of Goodwill.
ARTICLE 2
EFFECT OF MERGER
     2.1 Charter Documents.
     The Articles of Incorporation of BANK in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until amended in accordance with applicable law. The complete text of the Articles of Incorporation of the Surviving Bank is set forth at Exhibit A hereto, which Exhibit is incorporated by reference herein. The Bylaws of BANK in effect immediately prior to the

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Effective Time shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.
     2.2 Executive Officers and Directors. The name and address of each Executive Officer and Director of the Surviving Bank is set forth on Exhibit B hereto. Directors of the Surviving Bank will be elected annually and shall serve until the next election of directors.
     2.3 Effect of Merger. The Merger shall have the effects specified in Section 658.45 of the FFIC. All assets of TIB-SUB, as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer, and the Surviving Bank shall be considered the same business and corporate entity as each constituent financial institution with all the rights, powers, and duties of each constituent financial institution, and the Surviving Bank shall be responsible for all the liabilities of every kind and description of each of the financial institutions existing as of the Effective Time.
     2.4 Business of Surviving Bank. The business of the Surviving Bank shall be that of a general commercial bank. The Surviving Bank shall not have trust powers as of the Effective Time. The name of the Surviving Bank shall be “The Bank of Venice.”
     2.5 Principal Office and Branches. The principal office of the Surviving Bank shall be located at 240 Nokomis Avenue South, Venice, Florida, 34285-2321. A list of the principal office and branches of each of TIB-SUB, BANK, and the Surviving Bank is attached hereto as Exhibit C.
     2.6 Capital of Surviving Bank. At the Effective Time, the Surviving Bank shall have authorized capital stock of 2,000,000 shares of common stock, par value $5.00 per share, of which 885,414 shall be issued and outstanding to TIB. The Surviving Bank shall have surplus and retained earnings equal to the capital accounts of TIB-SUB and BANK immediately prior to the Effective Time. All such amounts of surplus and retained earnings shall be adjusted for normal earnings and expenses and for any accounting adjustments relating to the Merger provided for herein.
     2.7 Addition to TIB Board of Directors. At the Effective Time, David F. Voigt shall become a member of the Board of Directors of TIB and shall serve until the next election of directors for the class in which he is so appointed, and until his successor is duly elected and qualified. To the extent that Mr. Voigt is appointed to a class that expires at the TIB Annual Meeting of Shareholders to be held in 2007, then TIB shall re-nominate Mr. Voigt as a director of TIB thereafter for a term of at least one year following the 2007 Annual Meeting of TIB shareholders. At the Effective Time, Edward V. Lett shall become a member of the Board of Directors of BANK, and he shall serve until the next election of directors and until his successor is duly elected and qualified.
ARTICLE 3
CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

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     3.1 Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of TIB, TIB-SUB, BANK or the holders of any shares thereof, the shares of the constituent corporations shall be converted as follows:
     (a) Each share of TIB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. The shares of TIB-SUB common stock outstanding at the Effective Time shall be converted into and exchanged for an aggregate of 885,414 shares of the Surviving Bank’s common stock, par value $5.00 per share, issued and outstanding to TIB.
     (b) Each share of BANK Common Stock (excluding shares held by any BANK Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (i) that number of shares of TIB Common Stock determined by dividing $18.00 by the Average Quoted Price and rounding to the fourth decimal place (as such may be adjusted pursuant to Section 3.2 of this Agreement, the “Exchange Ratio”); provided that, subject to the election rights set forth in Section 3.1(c) below, each holder of BANK Common Stock shall have an opportunity to elect to receive cash consideration for up to 10% of such holder’s shares of BANK Common Stock in lieu of receiving TIB Common Stock for such shares, plus (ii) the Net Income Per Share Amount. Notwithstanding the foregoing, if the Average Quoted Price is equal to or less than $16.50, then the Exchange Ratio shall become fixed at 1.0909 shares of TIB Common Stock for each share of BANK Common Stock, and if the Average Quoted Price is equal to or greater than $18.50, then the Exchange Ratio shall become fixed at 0.9730 shares of TIB Common Stock for each share of BANK Common Stock. If the Average Quoted Price shall be greater than $20.00, then TIB may, and if the Average Quoted Price shall be less than $15.00, then BANK may, at any time during the period commencing on the Determination Date and ending at the close of business five (5) business days thereafter, terminate this Agreement pursuant to Section 10.1(l) hereof.
     (c) (1) Notwithstanding the provisions of Section 3.1(b) above, each holder of BANK Common Stock shall be provided with an opportunity to elect to receive for the shares of BANK Common Stock owned by such holder (i) cash of $18.00 (as such may be adjusted pursuant to Section 3.2 of this Agreement) for up to 10% of the shares of BANK Common Stock owned by such holder, plus (ii) for the remaining shares of BANK Common Stock owned by such holder, an amount of shares of TIB Common Stock determined in accordance with Section 3.1(b) above, plus (iii) the Net Income Per Share Amount for the shares of BANK Common Stock owned by such holder.
          (2) The Exchange Agent shall mail an election form in such form as TIB and BANK shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement/Prospectus and at least 20 days prior to the date of the BANK Stockholders’ Meeting or on such other date as TIB and BANK shall mutually agree (the “Mailing Date”) to each holder of record of BANK Common Stock for such BANK Stockholders’ Meeting. Each Election

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Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of BANK Common Stock to elect to receive (i) shares of TIB Common Stock for all shares of BANK Common Stock owned by such holder, plus the Net Income Per Share Amount or (ii) a cash payment of $18.00 (as such amount may be adjusted pursuant to Section 3.2 of this Agreement) for up to 10% of the shares of BANK Common Stock owned by such holder, plus shares of TIB Common Stock for the remaining shares of BANK Common Stock owned by such holder, plus the Net Income Per Share Amount.
          (3) Any shares of BANK Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form prior to 5:00 p.m. Eastern Time on the day before the BANK Stockholders’ Meeting (or such other time and date as TIB and BANK may mutually agree) (the “Election Deadline”) shall be converted into TIB Common Stock at the Effective Time, as set forth in Section 3.1(b) of this Agreement (such shares being referred to as “No Election Shares”).
          (4) Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked and a replacement Election Form is not submitted prior to the Election Deadline, the shares of BANK Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither TIB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
     (d) At the Effective Time, all outstanding and unexercised options to purchase shares of BANK Common Stock pursuant to the BANK Stock Option Plans (each, a “BANK Option”) will cease to represent an option to purchase BANK Common Stock and will be converted automatically into options to purchase TIB Common Stock, and TIB will assume each BANK Option subject to its terms, including any acceleration in vesting that will occur as a consequence of the Merger according to the instruments governing the BANK Option; provided, however, that after the Effective Time:
     (i) the number of shares of TIB Common Stock purchasable upon exercise of each BANK Option will equal the product of (A) the number of shares of BANK Common Stock that were purchasable under the BANK Option immediately before the Effective Time and (B) the Exchange Ratio, rounded to the nearest whole share; and
     (ii) the per share exercise price for each BANK Option will equal the quotient of (A) the per share exercise price of the BANK Option in effect immediately before the Effective Time divided by (B) the Exchange Ratio, rounded to the nearest cent.
Notwithstanding the foregoing, each BANK Option that is intended to be an “incentive stock option” (as defined in Section 422 of the IRC) will be adjusted in accordance with the requirements of Section 424 of the IRC. As of the date hereof, the BANK Options provide for

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the purchase of no more than an aggregate of 81.882 additional shares of BANK Common Stock. As soon as practicable after the Effective Time, TIB shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of TIB Common Stock subject to converted or substitute BANK Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses associated therewith) for so long as such converted or substitute BANK Options remain outstanding.
     3.2 Anti-Dilution Provisions. In the event BANK changes the number of shares of BANK Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or otherwise with respect to such stock and the record date thereof shall be prior to the Effective Time, the Exchange Ratio and the Per Share Cash Consideration shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties. In the event TIB changes the number of shares of TIB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date thereof shall be prior to the Effective Time, the Exchange Ratio and the Per Share Cash Consideration shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.
     3.3 Shares Held by BANK. Each of the shares of BANK Common Stock held by any BANK Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
     3.4 Dissenting Stockholders. Notwithstanding Section 3.1 of this Agreement, shares of BANK Common Stock issued and outstanding at the Effective Time which are held by a holder who perfected his dissenters’ rights in accordance with Section 658.44 of the FFIC (“Dissenting BANK Shares”) shall not be converted into or represent the right to receive the consideration payable thereon pursuant to Section 3.1 of this Agreement, and any such holder shall be entitled only to such rights of appraisal as are granted by Section 658.44 of the FFIC (“Dissenter Provisions”), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal; provided, however, that no payment in connection with Dissenting BANK Shares shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the Dissenter Provisions and surrendered to the Surviving Bank the certificate or certificates representing the Dissenting BANK Shares for which payment is being made; provided, further, that nothing contained in this Section 3.4 shall in any way limit the right of TIB to terminate this Agreement and abandon the Merger under Section 10.1(i). If after the Effective Time any such dissenting stockholder fails to perfect or effectively withdraws or loses his right to appraisal, such shares of BANK Common Stock shall be treated as if they had been converted at the Effective Time into the right to receive the consideration payable thereon pursuant to Section 3.1 of this Agreement (without interest). BANK shall give TIB prompt notice upon receipt by BANK of any written objection to the Merger and such written demands for payment for shares of BANK Common Stock under the Dissenter Provisions, and the withdrawals of such demands, and any other instruments provided to BANK pursuant to the Dissenter Provisions (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Each Dissenting Stockholder that becomes

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entitled, pursuant to the Dissenter Provisions, to payment for any shares of BANK Common Stock held by such Dissenting Stockholder shall receive payment therefor from TIB (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissenter Provisions). BANK shall not, except with the prior written consent of TIB, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by a Dissenting Stockholder.
     3.5 Fractional Shares. No certificates or scrip representing fractional shares of TIB Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to TIB Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of TIB. In lieu of any such fractional share, TIB shall pay to each former stockholder of BANK who otherwise would be entitled to receive a fractional share of TIB Common Stock an amount in cash (without interest) determined by multiplying (a) the Average Quoted Price by (b) the fraction of a share of TIB Common Stock to which such holder would otherwise be entitled.
ARTICLE 4
EXCHANGE OF SHARES
     4.1 Exchange Procedures. Promptly after the Effective Time, TIB shall cause the Exchange Agent to mail to the former stockholders of BANK appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BANK Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(c)(5) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive in exchange therefore: (a) a certificate representing that number of whole shares of TIB Common Stock which such holder of BANK Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof, and the certificate or certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares, any Additional Optional Cash consideration or any unpaid dividends and distributions, if any, payable to holders of certificates for BANK Common Stock. TIB shall not be obligated to deliver the consideration to which any former holder of BANK Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of BANK Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for BANK Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Bank, TIB nor the Exchange Agent shall be liable to a holder of BANK Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

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     4.2 Rights of Former BANK Stockholders. At the Effective Time, the stock transfer books of BANK shall be closed as to holders of BANK Common Stock immediately prior to the Effective Time, and no transfer of BANK Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 or Section 3.4 of this Agreement, each certificate theretofore representing shares of BANK Common Stock (“BANK Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 or Section 3.4 of this Agreement, as the case may be, in exchange therefor. To the extent permitted by Law, former stockholders of record of BANK Common Stock shall be entitled to vote after the Effective Time at any meeting of TIB stockholders the number of whole shares of TIB Common Stock into which their respective shares of BANK Common Stock (excluding Cash Election Shares) are converted, regardless of whether such holders have exchanged their BANK Certificates for certificates representing TIB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by TIB on the TIB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any BANK Certificate shall not be entitled to receive any dividend or other distribution payable to holders of TIB Common Stock, which dividend or other distribution is attributable to such person’s TIB Common Stock represented by said BANK Certificate, until such person surrenders said BANK Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such BANK Certificate, both theTIB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such BANK Certificate. No holder of shares of BANK Common Stock shall be entitled to receive any dividends or distributions declared or made with respect to the TIB Common Stock with a record date before the Effective Time of the Merger.
     4.3 Identity of Recipient of TIB Common Stock.
     In the event that the delivery of the consideration provided for in this Agreement is to be made to a person other than the person in whose name any certificate representing shares of BANK Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of TIB that such tax has been paid or is not applicable.
     4.4 Lost or Stolen Certificates. If any holder of BANK Common Stock convertible into the right to receive shares of TIB Common Stock is unable to deliver the BANK Certificate that represents BANK Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of TIB Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of TIB that any such BANK Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be

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reasonably requested by TIB to indemnify and hold TIB and the Exchange Agent harmless; and (c) evidence satisfactory to TIB that such person is the owner of the shares theretofore represented by each BANK Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such BANK Certificate for exchange pursuant to this Agreement.
     4.5 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of BANK Common Stock is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, TIB or the Exchange Agent shall be entitled (but not required) to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar Laws. Any other provision of this Agreement notwithstanding, none of TIB, TIB-SUB, BANK, the Exchange Agent nor any other person acting on their behalf shall be liable to a holder of BANK Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BANK
     BANK hereby represents and warrants to TIB as follows:
     5.1 Corporate Organization, Standing and Power.
     BANK is a state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. BANK is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. BANK has delivered to TIB complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.
     5.2 Authority; No Breach By Agreement.
     (a) BANK has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of BANK, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of BANK Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a

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legal, valid and binding obligation of BANK, enforceable against BANK in accordance with its terms.
     (b) Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by BANK, nor the consummation by BANK of the transactions provided for herein, nor compliance by BANK with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BANK’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any BANK Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BANK Company under, any Contract or Permit of any BANK Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such BANK Company, or, (iii) subject to receipt of the requisite Consents and approvals of Regulatory Authorities referred to in this Agreement, violate or conflict with any Law or Order applicable to any BANK Company or any of their respective Assets.
     (c) Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of BANK of the Merger and the transactions provided for in this Agreement, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the BANK Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by BANK of the Merger and the other transactions provided for in this Agreement.
     5.3 Capital Stock.
     (a) The authorized capital stock of BANK consists of 2,000,000 shares of BANK Common Stock, of which 885,414 shares are issued and outstanding (none of which is held in the treasury of BANK). All of the issued and outstanding shares of BANK Common Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the shares of capital stock, options, or other securities of BANK has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of BANK. Pursuant to the terms of the BANK Stock Option Plans, there are currently outstanding options with the right to purchase a total of 81,882 shares of BANK Common Stock, as more fully set forth in Schedule 5.3 attached hereto.
     (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of BANK outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of BANK or contracts, commitments, understandings or arrangements by which BANK is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase

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or acquire any additional shares of its capital stock. BANK has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.
     5.4 BANK Subsidiaries.
     (a) Each of the BANK Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each BANK Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK on a consolidated basis.
     (b) The authorized and issued and outstanding capital stock of each BANK Subsidiary is set forth on Schedule 5.4(b). BANK owns all of the issued and outstanding shares of capital stock of each BANK Subsidiary. None of the shares of capital stock or other securities of any BANK Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. No equity securities of any BANK Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any BANK Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any BANK Company is or may be bound to transfer any shares of the capital stock of any BANK Subsidiary. There are no Contracts relating to the rights of any BANK Company to vote or to dispose of any shares of the capital stock of any BANK Subsidiary. All of the shares of capital stock of each BANK Subsidiary are fully paid and non-assessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by BANK free and clear of any Lien. No BANK Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any BANK Company that is a limited liability company.
     (c) The minute books of BANK and each BANK Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective stockholders and Boards of Directors (including all committees thereof), since such entity’s formation.
     5.5 Financial Statements. The BANK has previously furnished to TIB copies of all BANK Financial Statements and BANK Call Reports for periods ended prior to the date hereof, and BANK will deliver to TIB promptly copies of all BANK Financial Statements and BANK Call Reports prepared subsequent to the date hereof. The BANK Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the BANK Companies, which are or will be, as the case may be, complete and correct and which have been or will have been,

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as the case may be, maintained in accordance with good business practices and in accordance with applicable legal and accounting principles and reflect only actual transactions, and (b) present or will present, as the case may be, fairly the consolidated financial position of the BANK Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the BANK Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The BANK Call Reports have been prepared in material compliance with (i) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (ii) regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein.
     5.6 Absence of Undisclosed Liabilities. No BANK Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK, except Liabilities accrued or reserved against in the consolidated balance sheets of BANK as of December 31, 2005, included in the BANK Financial Statements or reflected in the notes thereto, except as set forth on Schedule 5.6. No BANK Company has incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.
     5.7 Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2005: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of BANK with any Regulatory Authority, (ii) the BANK Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of BANK provided in Article 7 of this Agreement, and (iii) to BANK’s Knowledge, no fact or condition exists which BANK believes will cause a Material Adverse Effect on BANK or its Subsidiaries in the future, subject to changes in general economic or industry conditions.
     5.8 Tax Matters.
     (a) All Tax returns required to be filed by or on behalf of any of the BANK Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of BANK, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on BANK, except as reserved against in the BANK Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

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     (b) None of the BANK Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.
     (c) Adequate provision for any Taxes due or to become due for any of the BANK Companies for the period or periods through and including the date of the respective BANK Financial Statements has been made and is reflected on such BANK Financial Statements.
     (d) Any and all deferred Taxes of the BANK Companies have been provided for in accordance with GAAP.
     (e) None of the BANK Companies is responsible for the Taxes of any other Person other than the BANK Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.
     (f) Except as set forth on Schedule 5.8(f), none of the BANK Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.
     (g) There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which BANK or any BANK Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of BANK immediately preceding the date of this Agreement.
     (h) (i) Proper and accurate amounts have been withheld by the BANK Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the BANK Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by BANK in the BANK Financial Statements.
     (i) BANK has delivered or made available to TIB correct and complete copies of all Tax returns filed by BANK and each BANK Subsidiary for each fiscal year ended on and after December 31, 2002.
     (j) BANK has in effect an election to be treated as an “S corporation” within the meaning of Section 1361 of the IRC.
     5.9 Loan Portfolio; Documentation and Reports.
     (a) Except as disclosed in Schedule 5.9(a), none of the BANK Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including

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without limitation leases, credit enhancements, commitments and interest-bearing assets (excluding investment securities) (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions. Except as otherwise set forth in Schedule 5.9(a), none of the BANK Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of BANK, any Person controlling, controlled by or under common control with any of the foregoing. All of the Loans held by any of the BANK Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable Laws and BANK loan policies, except for deviations from such policies that (a) have been approved by current management of BANK, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of BANK, will not adversely affect the ultimate collectibility of such Loan. Except as set forth in Schedule 5.9(a), none of the BANK Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified by any bank examiner, whether regulatory or internal, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import. The allowance for possible loan or credit losses (the “BANK Allowance”) shown on the consolidated balance sheets of BANK included in the most recent BANK Financial Statements dated prior to the date of this Agreement was, and the BANK Allowance shown on the consolidated balance sheets of BANK included in the BANK Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the BANK Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the BANK Companies as of the dates thereof. The reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the most recent Financial Statements and BANK Call Reports were, and the OREO Reserve to be shown on the Financial Statements and BANK Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of BANK as of the dates thereof. The reserve for losses in respect of litigation (“Litigation Reserve”) shown on the most recent Financial Statements and BANK Call Reports and the Litigation Reserve to be shown on the Financial Statements and BANK Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to BANK and the BANK Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.
     (b) The documentation relating to each Loan made by any BANK Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien,

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except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on BANK.
     5.10 Assets; Insurance. Except as set forth on Schedule 5.10, the BANK Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the BANK Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the BANK Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BANK’s past practices. All Assets that are material to BANK’s business on a consolidated basis, held under leases or subleases by any of the BANK Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by BANK or, to the Knowledge of BANK, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the BANK Companies or in which any BANK Company has any ownership or leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any BANK Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any BANK Company. None of the BANK Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on BANK. As to each parcel of real property owned or used by any BANK Company, no BANK Company has received notice of any pending or, to the Knowledge of each of the BANK Companies, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmens’ liens. The Assets of the BANK Companies include all assets required to operate the business of the BANK Companies as now conducted. The policies of fire, theft, liability, D&O and other insurance maintained with respect to the Assets or businesses of the BANK Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the BANK Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the BANK Companies, and BANK has provided true and correct copies of each such policy to TIB.
     5.11 Environmental Matters.
     (a) To the Knowledge of Bank, each BANK Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.

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     (b) There is no Litigation pending or, to the Knowledge of BANK, threatened before any court, governmental agency or authority or other forum in which any BANK Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any BANK Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.
     (c) There is no Litigation pending or, to the Knowledge of BANK, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or BANK with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.
     (d) To the Knowledge of BANK, there is no reasonable basis for any Litigation of a type described in subsections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.
     (e) During the period of (i) any BANK Company’s ownership or operation of any of its respective current properties, (ii) any BANK Company’s participation in the management of any Participation Facility or (iii) any BANK Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. Prior to the period of (i) any BANK Company’s ownership or operation of any of its respective current properties, (ii) any BANK Company’s participation in the management of any Participation Facility, or (iii) any BANK Company’s holding of a security interest in a Loan Property, to the Knowledge of BANK, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.
     5.12 Compliance with Laws. Each BANK Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK, and there has occurred no Default under any such Permit. None of the BANK Companies:
     (a) is in material violation of any Laws, Orders or Permits applicable to its business or employees, agents or representatives conducting its business; or

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     (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any BANK Company is not, or suggesting that any BANK Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any BANK Company, or suggesting that any BANK Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any BANK Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.
     5.13 Labor Relations; Executive Officers.
     (a) No BANK Company is the subject of any Litigation asserting that it or any other BANK Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other BANK Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any BANK Company, pending or threatened, nor to its Knowledge, is there any activity involving any BANK Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each BANK Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK.
     (b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the BANK Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2004, 2005 and 2006. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the BANK Companies.
     5.14 Employee Benefit Plans.
     (a) Schedule 5.14(a) lists, and BANK has delivered or made available to TIB prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreement, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other written or unwritten employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any BANK Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate

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(collectively, the “BANK Benefit Plans”). Any of the BANK Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “BANK ERISA Plan.” Each BANK ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the IRC) is referred to herein as a “BANK Pension Plan”. No BANK Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.
     (b) All BANK Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. Each BANK ERISA Plan which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, and BANK is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No BANK Company has engaged in a transaction with respect to any BANK Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any BANK Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any BANK Benefit Plan or any BANK Company with regard to any BANK Benefit Plan, any trust which is a part of any BANK Benefit Plan, any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any BANK Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.
     (c) No BANK ERISA Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any BANK Pension Plan, (ii) no change in the actuarial assumptions with respect to any BANK Pension Plan, (iii) no increase in benefits under any BANK Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to materially adversely affect the funding status of any such plan. Neither any BANK Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any BANK Company, or the single-employer plan of any entity which is considered one employer with BANK under Section 4001 of ERISA or Section 414 of the IRC or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the IRC or Section 302 of ERISA, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. No BANK Company has provided, or is required to provide, security to a BANK Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

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     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any BANK Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No BANK Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BANK. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any BANK Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.
     (e) No BANK Company has any obligations for retiree health and life benefits under any of the BANK Benefit Plans, and there are no restrictions on the rights of such BANK Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on BANK.
     (f) Except as set forth on Schedule 5.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any BANK Company from any BANK Company under any BANK Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any BANK Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (g) With respect to all BANK Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any BANK Benefit Plan have been made and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of BANK.
     5.15 Material Contracts. Except as set forth on Schedule 5.15, none of the BANK Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any BANK Company or the guarantee by any BANK Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any

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Contract relating to indemnification or defense of any director, officer or employee of any of the BANK Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the BANK Companies, any member of the immediate family of the foregoing or, to the Knowledge of BANK, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the BANK Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any BANK Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the BANK Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the BANK Companies of amounts aggregating $50,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “BANK Contracts”). BANK has delivered or made available to TIB correct and complete copies of all BANK Contracts. Each of the BANK Contracts is in full force and effect, and none of the BANK Companies is in Default under any BANK Contract. All of the indebtedness of any BANK Company for money borrowed is prepayable at any time by such BANK Company without penalty or premium.
     5.16 Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of BANK, threatened (or unasserted but considered probable of assertion) against any BANK Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the knowledge of BANK, threatened against any BANK Company.
     5.17 Reports. Since its formation, each BANK Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) any Regulatory Authorities and (ii) any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the BANK Companies, to the Knowledge of any BANK Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any BANK Company, investigation into the business or operations of any BANK Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or any examinations of any BANK Company or any lien in favor of any BANK Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than the BANK Call Reports, the financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) has been prepared in all material respects in accordance with

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GAAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly presents the financial position of the BANK Companies as of the respective dates thereof, and (c) fairly presents the results of operations of the BANK Companies for the respective periods therein set forth.
     5.18 Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any BANK Company or any Affiliate thereof to TIB pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any BANK Company or any Affiliate thereof for inclusion in the documents to be prepared by TIB in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of TIB registering the shares of TIB Common Stock to be offered to the holders of BANK Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”) and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the “Proxy Statement/Prospectus”), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of TIB or BANK, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any BANK Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.
     5.19 Accounting, Tax and Regulatory Matters. No BANK Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection 9.1(b).
     5.20 Offices. The headquarters of each BANK Company and each other office, branch or facility maintained and operated by each BANK Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the BANK Companies maintains any other office or branch or

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conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location.
     5.21 Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the BANK Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the BANK Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of TIB or TIB’s third party provider.
     5.22 Intellectual Property. Each of the BANK Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the BANK Companies has received any notice of conflict with respect thereto that asserts the rights of others. The BANK Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the BANK Companies. Each of the BANK Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.
     5.23 Administration of Trust Accounts. BANK does not possess and does not exercise trust powers.
     5.24 Advisory Fees. BANK has retained the BANK Financial Advisor to serve as its financial advisor and, as of the Effective Time, shall incur a liability to the BANK Financial Advisor in the amount set forth on Schedule 5.24 (the “Advisory Fee”) in connection with the Merger. Other than the BANK Financial Advisor and the Advisory Fee, neither BANK nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.
     5.25 Regulatory Approvals. BANK knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.
     5.26 Opinion of Counsel. BANK has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.2(d).
     5.27 Repurchase Agreements; Derivatives Contracts. With respect to all agreements currently outstanding pursuant to which any BANK Company has purchased securities subject to an agreement to resell, such BANK Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all

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agreements currently outstanding pursuant to which any BANK Company has sold securities subject to an agreement to repurchase, no BANK Company has pledged collateral in excess of the amount of the debt secured thereby. No BANK Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. No BANK Company is a party to, nor has any BANK Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or agreement, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).
     5.28 Anti-takeover Provisions. Each BANK Company has taken all actions required to exempt such BANK Company, this Agreement, the Merger, the Subsidiary Merger Agreement and the Subsidiary Merger from any provisions of an anti-takeover nature contained in their organizational documents or the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar Laws or regulations (“Takeover Laws”) if applicable to any of the BANK Companies immediately prior to the Effective Time.
     5.29 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of BANK at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the BANK Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present or former stockholders who own or owned more than 1% of the BANK Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.
     5.30 Deposits. Except as set forth on Schedule 5.30, none of the deposits of BANK are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of BANK represents a deposit of any Affiliate of BANK.
     5.31 Accounting Controls. Each of the BANK Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable BANK Company; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable BANK Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of each of the BANK Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers; and (iv) the recorded

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accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
     5.32 Deposit Insurance. The deposit accounts of BANK are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). BANK has paid all regular premiums and special assessments and filed all reports required under the Act.
     5.33 Registration Obligations. BANK is not under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.
     5.34 Charter Provisions. Each BANK Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any BANK Company or restrict or impair the ability of TIB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any BANK Company that may be directly or indirectly acquired or controlled by it.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF TIB
     TIB hereby represents and warrants to BANK as follows:
     6.1 Organization, Standing and Power. TIB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. TIB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TIB.
     6.2 Authority; No Breach By Agreement.
     (a) TIB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of TIB. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of TIB, enforceable against TIB in accordance with its terms.
     (b) Neither the execution and delivery of this Agreement by TIB, nor the consummation by TIB of the transactions provided for herein, nor compliance by TIB with any

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of the provisions hereof, will (i) conflict with or result in a breach of any provision of TIB’s Restated Certificate of Incorporation or Bylaws, or (ii) except as set forth on Schedule 6.2(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any TIB Company under, any Contract or Permit of any TIB Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TIB, or, (iii) subject to receipt of the requisite approvals referred to in subsection 9.1(b) of this Agreement, violate any Law or Order applicable to any TIB Company or any of their respective Assets.
     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TIB, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by TIB of the Merger and the other transactions provided for in this Agreement.
     6.3 Capital Stock. The authorized capital stock of TIB, as of the date of this Agreement, consists of (i) 40,000,000 shares of TIB Common Stock, of which 11,715,744 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, no par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of TIB Common Stock are, and all of the shares of TIB Common Stock to be issued in exchange for shares of BANK Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and non-assessable under the FBCA. None of the outstanding shares of TIB Common Stock has been, and none of the shares of TIB Common Stock to be issued in exchange for shares of BANK Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of TIB. As of the date hereof, TIB has granted options to purchase 716,458 shares of TIB Common Stock, and granted 70,012 restricted shares of TIB Common Stock, under its various stock plans.
     6.4 Reports and Financial Statements. Since January 1, 2002, or the date of organization or acquisition if later, each TIB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the TIB Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2002, except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the TIB Companies, to the Knowledge of any TIB Company, no Regulatory Authority has initiated

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any proceeding or, to the Knowledge of any TIB Company, investigation into the business or operations of any TIB Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or any examinations of any TIB Company or any liens in favor of any TIB Company. The TIB Financial Statements included in such reports (excluding call reports), as of the dates thereof and for the periods covered thereby: (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the TIB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present, or will present, fairly the consolidated financial position of the TIB Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the TIB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material).
     6.5 Absence of Undisclosed Liabilities. No TIB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TIB, except Liabilities accrued or reserved against in the consolidated balance sheets of TIB as of December 31, 2005, included in the TIB Financial Statements or reflected in the notes thereto. No TIB Company has incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TIB.
     6.6 Absence of Certain Changes or Events. Except as set forth on Schedule 6.6, since December 31, 2005 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TIB, (ii) the TIB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of TIB provided in Article 7 of this Agreement, and (iii) to TIB’s Knowledge, no fact or condition exists which TIB believes will cause a Material Adverse Effect on TIB in the future, subject to changes in general economic or industry conditions.
     6.7 Compliance with Laws. TIB is duly registered as a bank holding company under the BHC Act. Each TIB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TIB, and there has occurred no Default under any such Permit. None of the TIB Companies:
     (a) is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or
     (b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting

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that any TIB Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any TIB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.
     6.8 Legal Proceedings. Except as set forth on Schedule 6.8, there is no Litigation instituted or pending, or, to the Knowledge of TIB, threatened (or unasserted but considered probable of assertion) against any TIB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TIB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any TIB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TIB.
     6.9 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any TIB Company or any Affiliate thereof to BANK pursuant to this Agreement, including the Exhibits or Schedules hereto, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any TIB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to BANK’s stockholders in connection with the BANK Stockholders’ Meeting, and any other documents to be filed by an TIB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of BANK, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any TIB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.
     6.10 Tax and Regulatory Matters. No TIB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection.
     6.11 Regulatory Approvals. TIB knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

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     6.12 Opinion of Counsel. TIB has no Knowledge of any facts that would preclude issuance of the opinion of counsel referred to in subsection 9.3(d).
ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION
     7.1 Covenants of Both Parties.
     (a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of subsections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
     (b) During the period from the date of this Agreement to the Effective Time, each of TIB and BANK shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of TIB and BANK shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of TIB and BANK shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of TIB and BANK shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.
     (c) Each Party shall have the right, without being in breach of its representations and warranties set forth in this Agreement, to supplement or amend its disclosure schedules and to add additional references to its disclosure schedules concerning the representations and warranties contained in this Agreement, with respect to any matter arising after the date of this Agreement or discovered between such date and the Effective Time. A copy of such supplemented or amended disclosure schedules shall be provided promptly to the other Party. Any such supplemented or amended disclosure schedules shall not give the other Party the right not to proceed with the consummation of the Merger unless the facts underlying such

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supplemented or amended disclosures would be reasonably likely to result in a Material Adverse Effect.
     7.2 Covenants of BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BANK covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of TIB, which consent shall not be unreasonably withheld, except in connection with the actions referenced in sub-sections (ii), (iv) or (v), in which case such consent may be withheld for any reason or no reason:
     (i) amend the Articles of Incorporation, Bylaws or other governing instruments of any BANK Company; or
     (ii) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of BANK Subsidiaries consistent with past practices (which shall include, for BANK Subsidiaries that are depository institutions, creation of deposit liabilities, qualification as a public depository, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any BANK Company of any Lien or permit any such Lien to exist; or
     (iii) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any BANK Company, except in connection with the surrender of shares of BANK Common Stock in payment of the exercise price of outstanding options to purchase BANK Common Stock or the deemed acquisition of shares upon a “cashless exercise” of any such option, or declare or pay any dividend or make any other distribution in respect of BANK’s capital stock; or
     (iv) except for this Agreement and as required upon exercise of any of the BANK Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of BANK Common Stock or any other capital stock of any BANK Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or
     (v) adjust, split, combine or reclassify any capital stock of any BANK Company or issue or authorize the issuance of any other securities with respect to or in substitution for             shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any BANK Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

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     (vi) acquire any direct or indirect equity interest in any Person, other than in connection with foreclosures in the ordinary course of business; or
     (vii) grant any increase in compensation or benefits to the employees or officers of any BANK Company, except in accordance with past practices with respect to employees; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the BANK Board prior to the date of this Agreement; enter into or amend any severance agreements with officers of any BANK Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any BANK Company; provided, however, that the foregoing shall not preclude the BANK from adjusting the compensation and benefits of any employee promoted to an additional position within the BANK; or
     (viii) enter into or amend any employment Contract between any BANK Company and any Person (unless such amendment is required by Law) that the BANK Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or
     (ix) adopt any new employee benefit plan of any BANK Company or make any material change in or to any existing employee benefit plans of any BANK Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or
     (x) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or
     (xi) (A) commence any Litigation other than in accordance with past practice, (B) settle any Litigation involving any Liability of any BANK Company for material money damages or restrictions upon the operations of any BANK Company, or, (C) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or
     (xii) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or
     (xiii) fail to file timely any report required to be filed by it with any Regulatory Authority; or
     (xiv) make any Loan or advance to any 5% stockholder, director or officer of BANK, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of BANK) of any of the foregoing, except in compliance with the provisions of FRB Regulation O, or
     (xv) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder,

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director or officer of any BANK Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of BANK or any of its Subsidiaries) of any of the foregoing; or
     (xvi) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any BANK Company or any member of the immediate family of the foregoing, or any Related Interest (Known to BANK or any of its Subsidiaries) of any of the foregoing involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals; or
     (xvii) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or
     (xviii) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries; or
     (xix) except as may be required by applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or
     (xx) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or
     (xxi) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law; and BANK shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect; or
     (xxii) make or renew any Loan except in accordance with BANK’s established policies and procedures and limits in effect as of the date of this Agreement; or
     (xxiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with BANK and BANK’s past policies; or
     (xxiv) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of BANK with a Designated Representative of TIB), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation; or

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     (xxv) except for residential real property owned by and reflected on the books of BANK as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000;
     (xxvi) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000, without providing notice of such expenditures to a Designated Representative of TIB within five (5) days after incurring such expenditures; or
     (xxvii) make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on any shares of capital stock, or directly or indirectly adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock
     7.3 Covenants of TIB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, TIB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of BANK, which consent shall not be unreasonably withheld:
     (a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or
     (b) take any action that would cause the TIB Common Stock to cease to be traded on the NASDAQ or a national securities exchange.
     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.
     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and BANK shall deliver to TIB copies of all such reports filed by BANK or its Subsidiaries promptly after the same are filed.
     7.6 Acquisition Proposals.
     (a) As of the date hereof, BANK shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter

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of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the BANK Stockholders’ Meeting, and without any breach of the terms of this Section 7.6(a), BANK receives an Acquisition Proposal from any Person that in the good faith judgment of the BANK Board (after receiving the advice of its legal and financial advisors (who shall be a nationally recognized investment banking firm)) is, or is reasonably likely to lead to the delivery of, a Superior Proposal, BANK may (x) furnish information (including non-public information) with respect to BANK to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the Confidentiality Agreement between TIB and BANK dated January 23, 2006, and (y) participate in negotiations with such Person regarding such Acquisition Proposal. Neither the BANK Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to TIB, the approval or recommendation by the BANK Board, or such committee thereof, of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit BANK or any of its Subsidiaries to enter into any Acquisition Agreement. Notwithstanding the foregoing, upon satisfaction of the notice, matching, payment and other requirements and procedures of Section 10.1(k) of this Agreement, the BANK Board may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Proposal.
     (b) BANK agrees that it and its Subsidiaries shall, and BANK shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. BANK agrees that it will notify TIB promptly (but no later than 24 hours) if, to BANK’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, BANK, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter BANK shall keep TIB informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. BANK also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.
     7.7 NASDAQ Qualification. TIB shall, prior to the Effective Time, take commercially reasonable steps to ensure that all TIB Common Stock to be issued in the Merger is designated as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the SEC.

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ARTICLE 8
ADDITIONAL AGREEMENTS
     8.1 Regulatory Matters.
     (a) TIB shall promptly prepare and file the S-4 Registration Statement with the SEC after the date hereof. BANK and its counsel, accountants and advisors shall have the right to review and comment upon the Registration Statement, and revisions made in response to such comments, a reasonable period prior to filing. TIB shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. Once the S-4 Registration Statement has been declared effective by the SEC, BANK shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, BANK will promptly inform TIB and cooperate and assist TIB in preparing such amendment or supplement and mailing the same to the stockholders of BANK. Subject to Section 10.1(k) of this Agreement, the BANK Board shall recommend that the holders of BANK Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.
     (b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement, including without limitation the Merger and the Subsidiary Merger. TIB and BANK shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to TIB or BANK, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.
     (c) TIB and BANK shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of TIB, BANK or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.
     (d) TIB and BANK shall promptly furnish each other with copies of all applications, notices, petitions and filings with all Regulatory Authorities, and all written communications

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received by TIB or BANK, as the case may be, or any of their respective Subsidiaries, Affiliates or associates from, or delivered by any of the foregoing to, any Regulatory Authority, in respect of the transactions provided for herein.
     (e) TIB will indemnify and hold harmless BANK and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse BANK, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any TIB Company.
     (f) BANK will indemnify and hold harmless TIB and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse TIB, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any BANK Company.
     8.2 Access to Information.
     (a) During the period beginning on the date of this Agreement and ending on the sooner to occur of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable notice and subject to applicable Laws relating to the exchange of information, TIB and BANK shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, access to all its properties, books, contracts, commitments and records and, during such period, each of TIB and BANK shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal

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or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.
     (b) All information furnished by TIB to BANK or its representatives pursuant hereto shall be treated as the sole property of TIB and, if the Merger shall not occur, BANK and its representatives shall return to TIB all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. BANK shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in BANK’s possession prior to the disclosure thereof by TIB; (y) was then generally known to the public; or (z) was disclosed to BANK by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.
     (c) All information furnished by BANK or its Subsidiaries to TIB or its representatives pursuant hereto shall be treated as the sole property of BANK and, if the Merger shall not occur, TIB and its representatives shall return to BANK all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. TIB shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in TIB’s possession prior to the disclosure thereof by BANK or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to TIB by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.
     (d) No investigation by any of the parties hereto or their respective representatives shall affect the representations and warranties of the Parties set forth herein.
     8.3 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of BANK and TIB shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof.
     8.4 BANK Stockholders’ Meeting. BANK shall call a meeting of its stockholders (the “BANK Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the BANK Stockholders’ Meeting, (a) BANK shall prepare with the assistance of TIB a notice of

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meeting; (b) TIB shall furnish all information concerning it that BANK may reasonably request in connection with conducting the BANK Stockholders’ Meeting; (c) TIB shall prepare and furnish to BANK, for printing, copying and distribution to BANK’s stockholders at BANK’s expense, the form of the Proxy Statement/Prospectus; (d) BANK shall furnish all information concerning it that TIB may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to Section 10.1(k) of this Agreement, the BANK Board shall recommend to its stockholders the approval of this Agreement; and (f) BANK shall use its best efforts to obtain its stockholders’ approval. The Parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement/Prospectus within 30 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to BANK’s stockholders. BANK will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement/Prospectus as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC and TIB has delivered the Proxy Statement/Prospectus to BANK in accordance with sub-section (c) above.
     8.5 Certificate of Objections. As soon as practicable (but in no event more than three (3) business days) after the BANK Stockholders’ Meeting, BANK shall deliver to TIB a certificate of the Secretary of BANK containing the names of the stockholders of BANK that both (a) gave written notice prior to the taking of the vote on this Agreement at the BANK Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”). The Certificate of Objections shall include the number of shares of BANK Common Stock held by each such stockholder and the mailing address of each such stockholder.
     8.6 Publicity. Neither TIB nor BANK shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld. Prior to issuing or publishing any press release or other public announcement or disclosure regarding the transaction contemplated by this Agreement, the releasing party shall provide a copy of the release or announcement to the other Party prior to the issuance, and shall provide a reasonable opportunity for comment. Nothing in this Section 8.6, however, shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of NASDAQ.
     8.7 Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of BANK and the BANK Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of TIB, all such costs and expenses incurred by BANK shall not exceed $100,000, exclusive of the Advisor’s Fee payable to the BANK Financial Advisor in accordance with Section 5.24, the expenses contemplated by Sections 8.12 and 9.2(f), and the adjustments contemplated by Section 8.14, of

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this Agreement. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any such fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.
     8.8 Failure to Close.
     (a) TIB expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.
     (b) BANK expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.
     8.9 Fairness Opinion. The BANK Board has engaged Allen C. Ewing & Co. (the “BANK Financial Advisor”) to act as advisor to the BANK Board during the transaction and to opine separately as to the fairness from a financial point of view of the Merger consideration to the BANK stockholders. BANK has received from the BANK Financial Advisor an opinion that, as of the date hereof, the consideration to be received by the stockholders of the BANK in the Merger is fair to the stockholders of BANK from a financial point of view.
     8.10 Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.
     8.11 Agreement of Affiliates. BANK has disclosed on Schedule 8.11 each Person whom it reasonably believes is an “affiliate” of BANK for purposes of Rule 145 under the 1933 Act. BANK shall cause each such Person to deliver to TIB not later than 30 days after the date of this Agreement a written agreement, substantially in the form of Exhibit D providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of BANK Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of TIB Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and TIB shall be entitled to place restrictive legends upon certificates for shares of TIB Common Stock issued to affiliates of BANK pursuant to this Agreement to enforce the provisions of this Section 8.11). TIB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of TIB Common Stock by such affiliates.

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     8.12 Environmental Audit; Title Policy; Survey.
     (a) At the election of TIB, BANK will procure and deliver, at TIB’s expense, with respect to each parcel of real property that any of the BANK Companies owns, leases, subleases or is obligated to purchase, at least thirty (30) days prior to the Effective Time, such environmental audits as TIB may request, which audits shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to TIB.
     (b) At the election of TIB, BANK will, at TIB’s expense, with respect to each parcel of real property that BANK owns, leases, subleases or is obligated to purchase, procure and deliver to TIB, at least thirty (30) days prior to the Effective Time, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to TIB, which policy shall be free of all material Liens and exceptions to TIB’s reasonable satisfaction.
     (c) At the election of TIB, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to subsection (b) above, BANK, at TIB’s expense, will procure and deliver to TIB at least thirty (30) days prior to the Effective Time, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to TIB, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, BANK shall deliver to TIB a complete legal description for each parcel of real estate or interest owned, leased or subleased by any BANK Company or in which any BANK Company has any ownership or leasehold interest.
     8.13 Compliance Matters. Prior to the Effective Time, BANK shall take, or cause to be taken, all commercially reasonable steps requested by TIB to cure any material deficiencies in regulatory compliance by BANK that have been reported to BANK by its independent auditors or by the Regulatory Authorities; provided, however, that TIB shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to BANK, and shall not have any liability resulting from such deficiencies or attempts to cure them.
     8.14 Conforming Accounting and Reserve Policies. At the request of TIB, BANK shall immediately prior to Closing establish and take such charge offs, reserves and accruals as TIB reasonably shall request to conform BANK’s loan, accrual, capital, reserve and other accounting policies to the policies of TIB (collectively, the “Conforming Adjustments”).
     8.15 Notice of Deadlines. Schedule 8.15 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which BANK is a party.

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     8.16 Fixed Asset Inventory. At TIB’s request, at least thirty (30) days prior to the Effective Time, BANK shall take, or shall cause to be taken, an inventory of all fixed assets of the BANK Companies to verify the presence of all items listed on their respective depreciation schedules, and BANK shall allow TIB’s representatives, at the election of TIB, to participate in or be present for such inventory and shall deliver to TIB copies of all records and reports produced in connection with such inventory.
     8.17 Directors’ and Officers’ Indemnification.
     (a) From and after the Effective Time, TIB shall indemnify, defend and hold harmless each director, officer or employee of the BANK Companies (an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the maximum extent authorized under the articles of incorporation and bylaws of BANK as in effect on the date of this Agreement, subject to the limitations and requirements of such articles of incorporation and bylaws and applicable Law, including, without limitation, Section 607.0850 of the FBCA. From and after the Effective Time, TIB shall indemnify, defend and hold harmless each Indemnified Party against all liabilities arising out of actions or omissions occurring upon or prior to the Effective time (including without limitation the transactions contemplated by this Agreement) to the extent mandated under the articles of incorporation and bylaws of the BANK as in effect on the date of this Agreement subject to the limitations of applicable Law, including, without limitation, Section 607.0850 of the FBCA.
     (b) Any Indemnified Party wishing to claim indemnification under Section 8.17(a) above upon learning of any such liability or litigation, shall promptly notify TIB thereof. In the event of any such litigation (whether arising before or after the Effective Time), (i) TIB shall have the right to assume the defense thereof, and TIB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if TIB elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between TIB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and TIB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; provided, that TIB shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such litigation; and (iii) TIB shall not be liable for any settlement effected without its prior written consent; and provided further, that TIB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner provided for herein is prohibited by applicable Law.
     (c) TIB shall use commercially reasonable efforts to cause the individuals serving as officers and directors of BANK or any BANK Companies immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by BANK (provided that TIB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that

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are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed (or omitted, as the case may be) by such officers and directors in their respective capacities as such. Notwithstanding the foregoing, TIB shall not be obligated to maintain any such policy to the extent that the premiums for the ensuing period exceeds by more than 10% the premium for the prior period. If TIB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity in such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then, in such case, proper provision shall be made so that the successors or assigns of TIB shall assume the obligations set forth in this Section 8.17. The provisions of this Section 8.17 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     8.18 Employee Matters.
     (a) From and after the Effective Time and except for any salary continuation agreements that the BANK has entered into with any of its employees, TIB shall provide the employees of the BANK Companies as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are substantially equivalent to those provided to similarly situated employees of the TIB Companies.
     (b) From and after the Effective Time, TIB shall (i) provide all Covered Employees service credit for purposes of eligibility, participation, vesting and levels of benefits (excluding benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by any of the TIB Companies in which Covered Employees are eligible to participate, for all periods of employment with any BANK Companies prior to the Effective Time, (ii) use its best efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of any of the TIB Companies to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time and, with respect to life insurance coverage, up to the Covered Employee’s current level of insurability, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of any of the TIB Companies) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of any of the TIB Companies).
     (c) From and after the Effective Time, TIB shall honor all accrued and vested benefit obligations to and contractual rights of current and former employees of any BANK Companies under the BANK benefit plans.
     (d) If, within six (6) months after the Effective Time, the employment of any employee of BANK is terminated solely as a result of the Merger (i.e., including, for example, as a result of the elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause, TIB will pay severance to each such employee in an amount equal to one week’s pay for each six (6) months of such employee’s prior employment; provided, however,

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that in no event will the total amount of severance for any single employee exceed $10,000 in the aggregate, other than payments pursuant to any change in control agreement between BANK and any of its officers in effect at the date of this Agreement.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
     9.1 Conditions to Obligations of Each Party. The respective obligations of each of TIB, TIB-SUB and BANK to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:
     (a) Stockholder Approval. The stockholders of BANK shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and BANK shall have furnished to TIB certified copies of resolutions duly adopted by its stockholders evidencing same. In addition, TIB, as the sole stockholder of TIB-SUB, shall have approved this Agreement and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments.
     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger and the Subsidiary Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger or the Subsidiary Merger.
     (c) Consents and Approvals. Each of TIB, TIB-SUB and BANK shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.
     (d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether

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temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the TIB Board or the BANK Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.
     (e) Tax Opinion. BANK and TIB shall have received a written opinion in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of BANK Common Stock for TIB Common Stock will not give rise to gain or loss to the stockholders of BANK with respect to such exchange (except to the extent of any cash received), and (iii) neither BANK nor TIB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). The firm rendering such Tax Opinion shall be entitled to rely upon representations of officers of BANK and TIB reasonably satisfactory in form and substance to such counsel.
     (f) S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC.
     9.2 Conditions to Obligations of TIB and TIB-SUB. The obligations of TIB and TIB-SUB to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by TIB pursuant to subsection 11.4(a) of this Agreement:
     (a) Representations and Warranties. The representations and warranties of BANK set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.
     (b) Performance of Obligations. Each and all of the agreements, obligations and covenants of BANK to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.
     (c) Certificates. BANK shall have delivered to TIB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to TIB’s obligations set forth in subsections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted

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by the BANK Board and the BANK stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as TIB and its counsel shall request.
     (d) Opinion of Counsel. BANK shall have delivered to TIB an opinion of Shutts & Bowen LLP, counsel to BANK, dated as of the Closing, in such form as shall be mutually agreed upon.
     (e) Net Worth and Capital Requirements. Immediately prior to the Effective Time, BANK shall have a minimum net worth of $8,430,000. For purposes of this Section 9.2(e), “net worth” shall mean, without regard to the Conforming Adjustments and the expenses relating to this Agreement and the transactions contemplated by this Agreement, the sum of the amounts set forth on the balance sheet as stockholders’ equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus, each as determined in accordance with GAAP), less any amounts due from or owed by any Subsidiary thereof; provided, however, that any unrealized gains or losses on securities classified as “available for sale” shall be disregarded for purposes of calculating “net worth.”
     (f) Annual Audit; Comfort Letter. TIB shall have received (i) the audited financial statements of the BANK as of and for the year ended December 31, 2006, which financial statements shall also contain an unqualified opinion thereon by Hacker, Johnson & Smith, P.A., and (ii) from Hacker, Johnson & Smith, P.A., independent certified public accountants, a comfort letter dated as of the Effective Time with respect to such matters relating to the financial condition of BANK as TIB may reasonably request.
     (g) Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of TIB in its sole discretion.
     (h) Matters Relating to 280G Taxes. TIB shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that BANK shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any Employment Agreements, Change in Control Agreements, BANK Benefit Plans, or similar arrangements between a BANK Company and any officers, directors, or employees thereof.
     (i) Matters Relating to Change in Ownership Agreements. (i) TIB shall have received documentation reasonably satisfactory to TIB that any change in control agreements between BANK and any of its officers shall be terminated as of the Effective Time on terms satisfactory to TIB, BANK and the officers who are parties to such agreements, pursuant to agreements in substantially the form of Exhibit E, and (ii) each of David F. Voigt and Mack Wilcox shall have entered into employment agreements with TIB and BANK, pursuant to agreements in substantially the form of Exhibit F.

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     (j) Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any BANK Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any BANK Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of TIB, restricts or impairs the conduct of such BANK Company’s business or future prospects.
     (k) Absence of Adverse Facts. There shall have been no determination by TIB in good faith that any fact, event or condition exists or has occurred that, in the judgment of TIB, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, BANK or the consummation of the transactions provided for in this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by TIB pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of TIB on a consolidated basis or (d) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.
     (l) Consents Under Agreements. BANK shall have obtained all consents or approvals of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Bank to, or the continuation by BANK or any other BANK Subsidiary of, as the case may be, any obligation, right or interest of BANK or such BANK Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of TIB, individually or in the aggregate, have a Material Adverse Effect on the Surviving Bank and BANK or the BANK Subsidiary at issue or upon consummation of the transactions provided for in this Agreement.
     (m) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of TIB, any material adverse requirement upon TIB or any TIB Subsidiary, including without limitation any requirement that TIB sell or dispose of any significant amount of the assets of BANK and its Subsidiaries, or any other TIB Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of BANK or any TIB Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

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     (n) Certification of Claims. BANK shall have delivered a certificate to TIB that BANK is not aware of any pending, threatened or potential claim against the directors or officers of BANK or under the directors and officers insurance policy or the fidelity bond coverage of BANK or any BANK Company.
     (o) Loan Portfolio. There shall not have been an increase by more than one-half (1/2) percent of BANK’s gross loans on the date of this Agreement in the aggregate volume of Loans described in Schedule 5.9(a).
     (p) Loan Allowance. Immediately prior to the Effective Time, BANK shall have a minimum allowance for loan losses, as determined in accordance with GAAP shall not be less than the greater of $644,000 or 1.125% of the total BANK loans outstanding as set forth on the balance sheet of the BANK.
     9.3 Conditions to Obligations of BANK. The obligations of BANK to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by BANK pursuant to subsection 11.4(b) of this Agreement:
     (a) Representations and Warranties. The representations and warranties of TIB set forth or referred to in this Agreement and in any certificate of document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.
     (b) Performance of Obligations. Each and all of the agreements, obligations and covenants of TIB to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.
     (c) Certificates. TIB shall have delivered to BANK (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to BANK’s obligations set forth in subsections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the TIB Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as BANK and its counsel shall request.
     (d) Opinion of Counsel. TIB shall have delivered to BANK an opinion of Smith Mackinnon, P.A., counsel to TIB, dated as of the Effective Time, in such form as shall be mutually agreed upon.

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     (e) TIB Common Stock. The TIB Common Stock to be issued in the Merger shall have been qualified as a NASDAQ “national market system security” pursuant to Section 7.7 hereof.
     (f) Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any TIB Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any TIB Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of BANK, restricts or impairs the conduct of such TIB Company’s business or future prospects. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Subsidiary Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired.
ARTICLE 10
TERMINATION
     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of BANK, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
     (a) by mutual written consent of the TIB Board and the BANK Board; or
     (b) by the TIB Board or the BANK Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or
     (c) by the TIB Board or the BANK Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or
     (d) by the TIB Board or the BANK Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of BANK fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such BANK stockholders for approval and voted upon; or

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     (e) by the TIB Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to BANK, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to BANK, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by BANK of notice in writing from TIB specifying the nature of such Material Adverse Effect and requesting that it be remedied; or
     (f) by the BANK Board, if (i) there shall have occurred any Material Adverse Effect with respect to TIB, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to TIB, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by TIB of notice in writing from BANK specifying the nature of such Material Adverse Effect and requesting that it be remedied; or
     (g) by the TIB Board or the BANK Board if the Merger shall not have been consummated by June 30, 2007, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or
     (h) by the TIB Board or the BANK Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating Party; or
     (i) by the TIB Board if the holders of in excess of ten percent (10%) of the outstanding shares of BANK Common Stock properly assert their dissenters’ rights of appraisal pursuant to the Dissenter Provisions; or
     (j) by the TIB Board if (i) the BANK Board shall have withdrawn, or adversely modified, or failed upon TIB’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the BANK Board shall have approved or recommended to the stockholders of BANK that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) BANK fails to call the BANK Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than BANK or an Affiliate of BANK) or group becomes the beneficial owner of 50% or more of the outstanding shares of BANK Common Stock; or
     (k) by the BANK Board if (i) the BANK Board authorizes BANK, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and BANK notifies TIB in writing that it intends to enter into such an agreement, (ii) TIB does not make, within 3 business days of the receipt of BANK’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the BANK Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of BANK as the Superior Proposal, and (iii) BANK makes the payment required by Section 10.2(b). BANK

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agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least the fifth business day after it has provided the notice to TIB required thereby, and (y) to notify TIB promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification.
     (l) By TIB, if it determines, upon written notice to BANK prior to the close of business five (5) business days after the Determination Date, if the Average Quoted Price shall be greater than $20.00 or by BANK if it determines, upon written notice to TIB prior to the close of business five (5) business days after the Determination Date, if the Average Quoted Price shall be less than $15.00. Notwithstanding the foregoing, TIB’s right to terminate this Agreement if the Average Quoted Price is in excess of $20.00 shall not be applicable if prior to the Effective Time TIB enters into an agreement or makes any public announcement with respect to a proposed transaction: (i) in which TIB would not be the surviving entity, (ii) as a result of which any Person or Group would become the beneficial owner of fifty percent (50%) or more of the outstanding shares of TIB Common Stock, or (iii) in connection with which TIB Common Stock would be converted into cash or some other security, in which case the Exchange Ratio shall remain fixed at 0.9730 unless the Average Quoted Price is less than $18.50, in which case the Exchange Ratio shall be determined in accordance with Section 3.1(b) of this Agreement.
     10.2 Effect of Termination.
     (a) In the event of a termination of this Agreement by either the TIB Board or the BANK Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of TIB or BANK or their respective officers or directors, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful or breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.
     (b) In the even that this Agreement is terminated (i) by the TIB Board pursuant to Section 10.1(j), (ii) by the BANK Board pursuant to Section 10.1(k), or (iii) otherwise by the BANK Board at a time when the TIB Board has grounds to terminate the Agreement pursuant to Section 10.1(j), then BANK shall, in the case of clause (i), two business days after the date of such termination or, in the case of clause (ii) or (iii), on the date of such termination, pay to TIB, by wire transfer of immediately available funds, the amount of $800,000 (the “Termination Fee”).
     (c) In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by BANK stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to BANK and thereafter this Agreement is terminated by the TIB Board or the BANK Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine months of such termination BANK enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal with that same Person, then BANK shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to TIB, by wire transfer of

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immediately available funds, the Termination Fee. For purposes of this Section 10.2(c) the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”
     (d) BANK acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, TIB would not enter into this Agreement; accordingly, if BANK fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, TIB commences a suit which results in a judgment for any of the Termination Fee, BANK shall pay TIB its costs and expenses (including attorneys’ fees) in connection with such suit.
     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the parties hereto shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
ARTICLE 11
MISCELLANEOUS
     11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:
     “Acquisition Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.
     “Acquisition Proposal,” with respect to BANK, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving BANK or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, Assets or deposits of, BANK or any of its Subsidiaries, including a plan of liquidation of BANK or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
     “Act” shall mean the Federal Deposit Insurance Act.
     “1933 Act” shall mean the Securities Act of 1933, as amended.
     “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Advisory Fee” shall have the meaning provided in Section 5.24 of this Agreement.
     “Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

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     “Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.
     “Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
     “Average Quoted Price” shall mean the price derived by the averages of the closing sales price of the shares of TIB Common Stock as reported on NASDAQ on each of the ten (10) consecutive trading days ending on the fifth business day preceding the Determination Date.
     “BANK” shall mean The Bank of Venice, a Florida state bank.
     “BANK Allowance” shall have the meaning provided for in Section 5.9(a) of this Agreement.
     “BANK Benefit Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.
     “BANK Board” shall mean the Board of Directors of BANK.
     “BANK Call Reports” shall mean (i) the Reports of Income and Condition of BANK for the years ended December 31, 2005 and 2004, as filed with the FDIC; and (ii) the Reports of Income and Condition of BANK filed by BANK with respect to periods ended subsequent to December 31, 2005.
     “BANK Certificate” shall have the meaning provided in Section 4.2 of this Agreement.
     “BANK Common Stock” shall mean the $5.00 par value voting common stock of BANK.
     “BANK Companies” shall mean, collectively, BANK and all BANK Subsidiaries.
     “BANK Contracts” shall have the meaning set forth in Section 5.15 of this Agreement.
     “BANK ERISA Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.
     “BANK Financial Advisor” shall have the meaning set forth in Section 8.9 of this Agreement.

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     “BANK Financial Statements” shall mean shall mean (i) the audited balance sheets (including related notes and schedules, if any) of BANK as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Hacker, Johnson & Smith, P.A., independent certified public accountants, and (ii) the unaudited balance sheets of BANK (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2005.
     “BANK Option” shall have the meaning provided in Section 3.1(d) of this Agreement.
     “BANK Pension Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.
     “BANK Stock Option Plans” shall mean the The Bank of Venice Officers’ and Employees’ Stock Option Plan and the The Bank of Venice Directors’ Stock Option Plan.
     “BANK Stockholders’ Meeting” shall mean the meeting of the stockholders of BANK to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.
     “BANK Subsidiaries” shall mean the Subsidiaries of BANK, which shall include the BANK Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of BANK in the future and owned by BANK at the Effective Time.
     “BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.
     “Cash Election Shares” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.
     “Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.
     “Conforming Adjustments” shall have the meaning provided in Section 8.14 of this Agreement.
     “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.
     “Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or

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other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
     “Cutoff” shall have the meaning provided in Section 4.2 of this Agreement.
     “Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.
     “Designated Representative”
     (a) with respect to BANK shall mean David F. Voigt and/or Mack Wilcox; and
     (b) with respect to TIB shall mean Edward V. Lett, and/or Stephen J. Gilhooly.
     “Determination Date” shall mean the date on which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period required by Law) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of BANK approved this Agreement to the extent that such approval is required by applicable Law, and (iii) February 28, 2007.
     “Dissenter Provisions” shall have the meaning provided in Section 3.4 of this Agreement.
     “Dissenting BANK Shares” shall have the meaning provided in Section 3.4 of this Agreement.
     “Dissenting Stockholder” shall have the meaning provided in Section 3.4 of this Agreement.
     “Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.
     “Election Deadline” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “Election Form” shall have the meaning provided in Section 3.1(c) of this Agreement.

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     “Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.
     “Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall have the meaning provided in Section 5.14(c) of this Agreement.
     “Exchange Agent” shall mean American Stock Transfer & Trust Company.
     “Exchange Ratio” shall have the meaning given such term in Section 3.1(b) hereof.
     “FBCA” shall mean the Florida Business Corporation Act, as amended.
     “FDIC” shall mean the Federal Deposit Insurance Corporation.
     “FFIC” shall mean the Florida Financial Institutions Code.
     “FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.
     “GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.
     “Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.
     “Indemnified Party” shall have the meaning provided in Section 8.17(a) of this Agreement.
     “IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

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     “Knowledge” as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.
     “Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.
     “Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
     “Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.
     “Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
     “Litigation Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.
     “Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
     “Loans” shall have the meaning set forth in Section 5.9(a) of this Agreement.
     “Mailing Date” shall have the meaning provided in Section 3.1(c) of this Agreement.

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     “Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
     “Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties.
     “Maximum Cash Amount” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “Merger” shall mean the merger of BANK with and into TIB-SUB referred to in the Preamble of this Agreement.
     “NASD” shall mean the National Association of Securities Dealers, Inc.
     “NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.
     “Net Income Per Share Amount” shall mean the amount equal to the quotient obtained by dividing (i) the net income of the BANK from July 1, 2006 until the end of the calendar month immediately preceding the latter of (x) the Effective Time or (y) February 28, 2007, calculated in accordance with GAAP (except that any expenses relating to this Agreement and the transactions contemplated by this Agreement and all Conforming Adjustments shall be excluded from such calculation), and as such calculation of net income shall be mutually agreed upon by the BANK and TIB, by (ii) the number of shares of BANK Common Stock issued and outstanding immediately prior to the Effective Time.
     “No Election Shares” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “OCC” shall mean the Office of the Comptroller of the Currency.
     “Order” shall mean any administrative decision or award, decrees, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.
     “OREO Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

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     “Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.
     “Party” shall mean either BANK or TIB, and “Parties” shall mean both BANK and TIB.
     “Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.
     “Per Share Cash Consideration” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.
     “Potential Cash Payments” shall have the meaning provided in Section 3.1(c) of this Agreement.
     “Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.18 of this Agreement.
     “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OCC, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.
     “Related Interest” shall have the meaning set forth in Section 5.15 of this Agreement.
     “S-4 Registration Statement” shall have the meaning set forth in Section 5.18 of this Agreement.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
     “Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

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     “Superior Proposal” means a bona fide written Acquisition Proposal which the BANK Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its legal and financial advisors (who shall be a nationally recognized investment banking firm, TIB agreeing that the BANK Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving BANK and not its Subsidiaries.
     “Surviving Bank” shall mean BANK as the Surviving Bank in the Merger.
     “Takeover Laws” shall have the meaning set forth in Section 5.28 of this Agreement.
     “Tax Opinion” shall have the meaning set forth in Section 9.1(e) of this Agreement.
     “Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.
     “Termination Fee” shall have the meaning set forth in Section 10.2(b) of this Agreement.
     “TIB” shall mean TIB Financial Corp., a Florida corporation.
     “TIB Board” shall mean the Board of Directors of TIB.
     “TIB Common Stock” shall mean the $0.10 par value common stock of TIB.
     “TIB Companies” shall mean, collectively, TIB and all TIB Subsidiaries.
     “TIB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of TIB as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, and (ii) the consolidated balance sheets of TIB (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2005.
     “TIB Subsidiaries” shall mean the Subsidiaries of TIB.

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     11.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.
     11.3 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Boards of Directors of each of the parties hereto; provided, however, that after approval of this Agreement by the holders of BANK Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the BANK stockholders without the further approval of the BANK stockholders.
     11.4 Waivers.
     (a) Prior to or at the Effective Time, TIB, acting through the TIB Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BANK, to waive or extend the time for the compliance or fulfillment by BANK of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of TIB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of TIB. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that TIB and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.
     (b) Prior to or at the Effective Time, BANK, acting through the BANK Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by TIB, to waive or extend the time for the compliance or fulfillment by TIB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BANK under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BANK. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that BANK and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.
     11.5 Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
     11.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at

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the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to BANK, then to:	The Bank of Venice 240 Nokomis Avenue South Venice, Florida, 34285-2321 Telecopy Number: (386) 677-9220

	Attention:	David F. Voigt Chairman and Chief Executive Officer

with a copy to:	Shutts & Bowen LLP 300 South Orange Avenue, Suite 1000 Orlando, Florida 32801 Telecopy Number: (407) 849-7206

	Attention:	Rod Jones, Esq.

If to TIB, then to:	TIB Financial Corp. 599 9th Street North Naples, Florida 34102-5624 Telecopy Number: (205) 583-3275

	Attention:	Edward V. Lett Chief Executive Officer

with a copy to:	Smith Mackinnon, PA Citrus Center, Suite 800 255 South Orange Avenue Orlando, Florida 32801 Telecopy Number: (407) 843-2448

	Attention:	John P. Greeley, Esq.
     11.7 Brokers and Finders. Except as provided in Section 5.24, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by BANK or TIB, each of BANK and TIB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.
     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

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     11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.
     11.10 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.
     11.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     11.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     11.13 Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.
     11.14 Schedules. The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

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     11.15 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.
     11.16 No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.
     11.17 Alternative Structure. Subject to BANK’s prior written consent, prior to the Effective Time, TIB may revise the structure of the Merger and related transactions in order to substitute an alternative TIB Subsidiary in the place of TIB-SUB, provided that BANK will be the Surviving Bank upon consummation of the Merger, and provided further that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the IRC, and not change the amount of consideration to be received by BANK=s stockholders, (ii) be capable of consummation in as timely a manner as the Merger, as the case may be, provided for herein, and (iii) not otherwise be prejudicial to the interests of BANK’s stockholders. In such event, this Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.
[Signature page follows.]

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

The Bank of Venice
By:	/s/ David F. Voigt
David F. Voigt
Chairman and Chief Executive Officer

TBV Interim Bank (in organization)
By:	/s/ Edward V. Lett
Edward V. Lett
President and Chief Executive Officer

TIB Financial Corp.
By:	/s/ Edward V. Lett
Edward V. Lett
President and Chief Executive Officer

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Appendix B
November 9, 2006
Board of Directors
The Bank of Venice
240 Nokomis Avenue, South
Venice, Florida 34285-2321
Members of the Board:
You have requested the opinion (“Opinion”) of Allen C. Ewing & Co. (“Ewing”) as to the fairness, from a financial point of view, to the shareholders of The Bank of Venice (the “Bank”) of Venice, Florida, in regard to the terms of the proposed acquisition of 100% of the shares of the Bank by TIB Financial Corp. (“TIB”) and TBV Interim Bank (In Organization) (“TBV”) of Naples, Florida (the “Merger”). On or after the date of the Merger, the Bank will merge with and into TBV, a subsidiary of TIB. The shareholders of the Bank will receive registered shares of TIB in a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code.
In arriving at its Opinion, Ewing relied upon the accuracy and completeness of the information provided by the Bank, which was used in the preparation of its Opinion. In preparing its Opinion, Ewing did not conduct an independent verification of such information or perform an independent appraisal of the Bank’s assets and liabilities.
Based upon Ewing’s analysis, knowledge of, and experience in the valuation of Florida banks and their securities, it is Ewing’s Opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of the Bank.
The Opinion of Ewing is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the shareholders’ meeting held in connection with the proposed Merger. Ewing has not been requested to opine as to, and the Opinion does not address, the Board’s underlying business decision to support and recommend the Merger to the shareholders.
Very truly yours,

ALLEN C. EWING & CO.

By:	/s/ Benjamin C. Bishop, Jr. Benjamin C. Bishop, Jr.

	Allen C. Ewing & Co.
50 North Laura Street, Suite 3625	MEMBER NASD/SIPC/MSRB	904.354.5573
Jacksonville, Florida 32202	JACKSONVILLE · CHARLOTTE	Fax: 904.354.7033

Appendix C
DISSENTERS PROVISSIONS
OF FLORIDA BANKING CODE
658.44 Approval by stockholders; rights of dissenters; preemptive rights.—
(1) The office shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the office, has been approved:
(a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and
(b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.
Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.
(2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:
(a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;
(b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

(c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.
Hereinafter in this section, the term “dissenting shares” means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).
(3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.
(4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.
(5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the office shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.
(6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be

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canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.
(7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.
(8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.
(9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the office, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the office, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.
History.—s. 4, ch. 28016, 1953; ss. 12, 35, ch. 69-106; s. 3, ch. 76-168; s. 1, ch. 77-457; ss. 34, 151, 152, ch. 80-260; ss. 2, 3, ch. 81-318; s. 147, ch. 83-216; ss. 29, 51, ch. 84-216; s. 1, ch. 91-307; ss. 1, 127, ch. 92-303; s. 1789, ch. 2003-261.
Note.—Former s. 661.05.

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